As filed with the Securities and Exchange Commission on December 7, 2012

Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Yew Bio-Pharm Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0100	26-1579105
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

294 Powerbilt Avenue
Las Vegas, Nevada 89148
(702) 487-6727
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Zhiguo Wang
294 Powerbilt Avenue
Las Vegas, Nevada 89148
(702) 487-6727
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Lance Jon Kimmel, Esq.
SEC Law Firm
11693 San Vicente Boulevard, Suite 357
Los Angeles, California 90049
Tel: (310) 557-3059
Fax: (310) 388-1320

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company [X]

Calculation of Registration Fee

Title of Each Class Of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share	16,500,000	$0.25	$4,125,000	$562.65

(1)	This Registration Statement covers the resale by our selling shareholders of up to 16,500,000 shares of common stock previously issued to such selling shareholders.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a), based on the last private sales price for common stock of the registrant, as there is currently no public market price for the registrant’s common stock. The last private sales price here is determined by the price per share sold in a private placement completed in September 2009 of $0.10 per share plus an arbitrary increase in value of $0.15, to account for the potential increased value of our stock as a result of such shares having increased liquidity and being registered with the SEC. The selling shareholders will sell at the fixed price of $0.25 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION ON DECEMBER 7, 2012

16,500,000 Shares of Common Stock

Yew Bio-Pharm Group, Inc.

This prospectus relates to periodic offers and sales of 16,500,000 shares of our common stock by the selling security holders.

Our common stock is presently not traded on any market or securities exchange. The 16,500,000 shares of our common stock will be sold by selling security holders at a fixed price of $0.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The offering price of $0.25 per share for the shares of common stock was determined based on the price of our common stock of $0.10 during our most recently completed private offering. We arbitrarily added an additional $0.15 over the offering price of our common stock during our most recently completed private offering to account for the potential increased value of our stock as a result of such shares having increased liquidity and being registered with the SEC and unrestricted. Such increase in value is purely speculative and not based upon any rigorous analysis.

The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, or FINRA, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders. There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained. In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are subject to reduced public company reporting requirements.

An investment in our securities is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2012

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision.

Unless otherwise noted, references in this registration statement to the “Company,” “we,” “our” or “us” means Yew Bio-Pharm Group, Inc. (or individually, YBP), a Nevada corporation; its wholly-owned subsidiaries, Yew Bio-Pharm Holdings Limited (or individually, Yew HK), a corporation organized under the laws of Hong Kong, and Heilongjiang Jinshangjing Bio-Technology Development Co., Limited (or individually, JSJ), a corporation organized in the People’s Republic of China, referred to as the PRC or China; and a deemed variable interest entity, or VIE, Harbin Yew Science and Technology Development Co., Ltd. (or individually, HDS), a corporation organized in the PRC; but such references to not include the shareholders of YBP.

Business Overview

The Company, through YBP; its wholly-owned subsidiaries Yew HK and JSJ; and its VIE, HDS; is a major grower and seller of yew trees and manufacturer of products made from yew trees in China. We also sell raw material, including the branches and leaves of yew trees, used in the manufacture of traditional Chinese medicine, or TCM. The yew raw material contains taxol, and TCM containing yew raw material has been approved in the PRC for use as a secondary treatment of certain cancers, meaning it must be administered in combination with other pharmaceutical drugs. The yew industry is regulated in the PRC because the yew tree is considered an endangered species.

We believe that our business is built upon five unique components:

•	We have entered into several land use agreements with various parties, which provide the potential for us to grow a large number of yew trees on approximately 1,017,713.5 mu (approximately 169,619 acres) over the next few decades, although we cannot currently estimate the total number of trees we will grow or the total amount of land we will put into production over such period. (Mu is a Chinese measurement of land that is equivalent to approximately 0.167 acres.)

•	We employ proprietary, patented accelerated growth technology, “Northeast Yew Asexual Reproduction Method”, or the Asexual Reproduction Method, to bring yew trees to commercialization decades faster than growing yew trees naturally.

•	Because of our more productive and faster rate of yew cultivation, we have a sufficient supply of raw material to allow us to use the branches and leaves, rather than the bark, of yew trees, to sell to customers for the purpose of making TCM. The yew industry is highly regulated in the PRC because the yew tree is considered an endangered species. By harvesting only branches and leaves of yew trees we respond to both environmental sensitivities and regulations, because cutting the bark of the yew trees will damage the trees and stop it from growing new branches.

•	We have permits from the Heilongjiang provincial government to sell our yew trees and manufacture handicrafts using yew timber. We believe that we are one of only a handful of companies in the PRC with permissions to manufacture handicrafts using yew timber.

•	The TCM raw materials and yew tree segments of our business are tax-free in the PRC.

Using patented accelerated growth technology developed by our founder and President, Zhiguo Wang, based on principles of asexual propagation and cloning, we can bring yew trees to maturity and commercialize them in as little as two-to-three years, compared to more than 50 years needed for naturally grown yew trees. Additionally, we have permits from the Heilongjiang provincial government to sell our yew trees and products made from yew trees. We believe that we are one of only a few companies in the PRC with such permission.

We operate in three business segments: TCM raw materials, yew trees and handicrafts. We sell raw materials in the form of yew tree branches and leaves to our customers, primarily an affiliate, to manufacture TCM containing taxol. We began the TCM raw materials segment in 2010.

Our TCM raw materials business became our largest operating segment in 2011 and is expected to continue to contribute an increasing percentage of net revenue in future periods.

In December 2009, another company owned directly and indirectly primarily by Mr. Wang, Heilongjiang Yew Pharmaceutical Co., Ltd., or Yew Pharmaceutical, received approval from the Heilongjiang Food and Drug Agency, or HFDA, to sell Zi Shan, a TCM to be sold under both prescription and over-the-counter drug categories. Zi Shan contains taxol, and the TCM is approved in the PRC as a secondary treatment of cancer, meaning it must be administered in combination with other pharmaceutical drugs. In February 2010, we began selling to Yew Pharmaceutical branches and leaves of yew trees, which is more environmentally responsible than using the bark of yew trees, to extract taxol.

We also derive a significant amount of our revenue from the sale of yew seedlings and trees to state-owned enterprises and private businesses for reforestation in Heilongjiang Province and Jilin Province, in northeastern China, as well as the sale of potted yew trees to retail customers. Additionally, we generate revenue from the sale of handicrafts, including furniture, made from yew timber. All of our revenue is derived from the Chinese domestic market.

For the nine months ended September 30, 2012, our TCM raw materials revenue represented approximately 59.2% of consolidated revenue (including 12.4% of consolidated revenues to related parties); sale of yew trees represented approximately 38.3% of consolidated revenue; and the sale of handicrafts represented approximately 2.5% of consolidated revenue (including 0.1% of consolidated revenues to related parties). For the nine months ended September 30, 2011, our TCM raw materials revenue represented approximately 60.2% of consolidated revenue (including 26.5% of consolidated revenues to related parties); sale of yew trees represented approximately 37.7% of consolidated revenue; and the sale of handicrafts represented approximately 2.1% of consolidated revenue. For the year ended December 31, 2011, our TCM raw materials revenue represented approximately 58.0% of consolidated revenue (including 23.3% of consolidated revenues to related parties); sale of yew trees represented approximately 40.3% of consolidated revenue; and the sale of handicrafts represented approximately 1.7% of consolidated revenue. For the year ended December 31, 2010, our TCM raw materials revenue represented approximately 55.5% of consolidated revenue (including 25.9% of consolidated revenues to related parties); sale of yew trees represented approximately 41.6% of consolidated revenue; and the sale of handicrafts represented approximately 2.9% of consolidated revenue. We expect that sales from our TCM raw materials segment will become an increasingly important source of revenue for us.

Under Article 27 of the Law of the PRC on Enterprises Income Tax and Article 15 of the provisional regulations of the PRC on Value Added Tax, we do not pay any tax, including income tax and value added tax, or VAT, in our TCM raw materials and yew tree segments. Our current VAT exemption certificate is valid from July 1, 2005 through December 31, 2016 and our current income tax exemption certificate is valid from January 1, 2008 through December 31, 2058. We pay taxes on handicrafts made from yew timber.

Zhiguo Wang, the founder of the Company and our President, does not devote all of his time to the Company’s business. We estimate that Mr. Wang devotes approximately 71% of his time, or approximately 120 hours per month, to the Company’s business. He devotes about 12% of his time, or approximately 20 hours per month, to the business of Yew Pharmaceutical and the balance of his time, or approximately 28 hours per month, to the business of other companies in which he is involved. These allocations are approximate only and are subject to change depending upon the particular projects and changing needs of the individual businesses in which he is involved.

The executive offices of HDS, our operating entity, are located in Harbin City, the capital of Heilongjiang Province in the PRC. Our four nurseries used to cultivate yew trees, and our production facilities to manufacture products made from yew trees, are located in and around Harbin. We also have a store in Harbin where we sell potted yew trees, handicrafts and furniture.

YBP was incorporated in Nevada on November 5, 2007.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed in the section titled “Risk Factors,” beginning on page 5.

Corporate Information

YBP’s executive offices are located at 294 Powerbilt Avenue, Las Vegas, Nevada 89148 and our telephone number is (702) 487-4683. Our website is www.yewchina.com. No part of our website is incorporated into this registration statement, the prospectus forming a part thereof, or any other report we file with the Securities and Exchange Commission, or the SEC, from time to time.

Implications of Being an Emerging Growth Company

We qualify as an emerging growth company as that term is used in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	A requirement to have only two years of audited financial statements and only two years of related MD&A;

•	Exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002;

•	Reduced disclosure about the emerging growth company’s executive compensation arrangements; and

•	No non-binding advisory votes on executive compensation or golden parachute arrangements.

We have already taken advantage of these reduced reporting burdens in this prospectus, which are also available to us as a smaller reporting company as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. We have elected to use the extended transition period provided above and therefore our financial statements may not be comparable to companies that comply with public company effective dates.

We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

For more details regarding this exemption, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies.”

The Offering

Shares of common stock offered by selling shareholders	16,500,000
Shares of common stock outstanding before the offering	50,000,000
Shares of common stock outstanding after the offering	50,000,000
Terms of the offering	The selling shareholders will determine when and how they will sell the securities offered in this prospectus.
Trading Market
There is currently no trading market for our common stock. We intend to apply soon for quotation on the OTC Bulletin Board. We will require the assistance of a market-maker to apply for quotation and there is no guarantee that a market-maker will agree to assist us.

Use of proceeds	We will not receive proceeds from the resale of shares by the selling shareholders.
Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” below.

RISK FACTORS

An investment in the Company is highly speculative in nature and involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Related to our Business

Our products may not achieve or maintain widespread market acceptance.

Success of our products is highly dependent on market acceptance. We believe that continued market acceptance of our products will depend on many factors, including:

•	the perceived advantages of our products over competing products and the availability and success of competing products;

•	the effectiveness of our sales and marketing efforts;

•	our product pricing and cost effectiveness;

•	the safety and efficacy of our products and the prevalence and severity of adverse side effects, if any; and

•	publicity concerning our products, product candidates or competing products.

If our products fail to achieve or maintain market acceptance, or if new products are introduced by others that are more favorably received than our products, are more cost effective or otherwise render our products obsolete, we may experience a decline in the demand for our products. If we are unable to market and sell our products successfully, our business, financial condition, results of operation and future growth would be adversely affected.

Our operating results may fluctuate and our future revenues and profitability are uncertain.

Our operating results have varied in the past and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors include the following:

•	current and changing economic and financial conditions in China;

•	market acceptance of our products;

•	The effectiveness of distribution channels for our products;

•	the impact of price changes in our products and services or our competitors’ products and services;

•	the impact of decisions by distributors to offer competing or replacement products or modify or cease their marketing practices;

•	the availability of alternatives to our products;

•	seasonal fluctuations in business activity;

•	changes in marketing expenses related to promoting and distributing our services

•	limitations on sales of yew raw materials and yew trees during certain times of the year due to the seasonal growth cycle of yew trees; and

•	potential disruptions in commerce due to catastrophic natural events or political conflict.

Our operating expenses may increase. If an increase in our expenses is not accompanied by a corresponding increase in our revenues, our net profit will decrease and our financial condition may be adversely affected.

Due to all of the above factors, our revenues and operating results are difficult to forecast. Therefore, we believe that period-to-period comparisons of our operating results will not necessarily be meaningful, and you should not rely upon them as an indication of future performance. Also, operating results may fall below our expectations and the expectations of securities analysts or investors in one or more future periods. If this were to occur, the market price of our common stock would likely decline.

Our future research and development projects may not be successful.

The successful development of TCM and pharmaceutical products can be affected by many factors. Products that appear to be promising at their early phases of research and development may fail to be commercialized for various reasons, including the failure to obtain the necessary regulatory approvals. In addition, the research and development cycle for new products for which we may obtain an approval certificate is long.

There is no assurance that our future research and development projects will be successful or completed within the anticipated time frame or budget or that we will receive the necessary approvals from relevant authorities for the production of these newly developed products, or that these newly developed products will achieve commercial success. Even if such products can be successfully commercialized, they may not achieve the level of market acceptance that we expect.

We have limited insurance coverage and may incur losses resulting from product liability claims or business interruptions.

The nature of our business exposes us to the risk of product liability claims that is inherent in the research and development, manufacturing and marketing of pharmaceutical products. These risks are greater for our products that receive regulatory approval for commercial sale. Even if a product were approved for commercial use by an appropriate governmental agency, there can be no assurance that users will not claim effects other than those intended resulted from the use of our products. While to date no material claim for personal injury resulting from allegedly defective products has been brought against us, a substantial claim or a substantial number of claims, if successful, could have a material adverse impact on our business, financial condition and results of operations.

We have a high concentration of sales to a small number of customers, one of which is an affiliate of our founder and President.

For the nine months ended September 30, 2012, Yew Pharmaceutical accounted for approximately 21% of our TCM raw materials revenue and approximately 13% of our consolidated revenue. For the year ended December 31, 2011, Yew Pharmaceutical accounted for approximately 40% of our TCM raw materials revenue and approximately 23% of our consolidated revenue. Yew Pharmaceutical is directly and indirectly owned primarily by our founder and President, Zhiguo Wang, and his wife, Guifang Qi.

The following customers accounted for 10% or more of our consolidated revenue for the nine months ended September 30, 2012:

•	Anhui Bairun Medication Company, or Anhyui Bairun, accounted for approximately 16% of our consolidated revenue

•	Shenzhen City Lianchengfa Keiji Corporation, or Shenzhen Keiji, accounted for approximately 14% of our consolidated revenue

•	Changchun Hengtai Medication Corporation, or Changchun Hengtai, accounted for approximately 14% of our consolidated revenue

•	Wuchang Hongyi Co., Ltd., or Wuchang Hongyi, accounted for approximately 13% of our consolidated revenue

•	Yew Pharmaceutical accounted for approximately 12% of our consolidated revenue

•	Shenzhen Tianyitang Company, or Shenzhen Tianyitang, accounted for approximately 11% of our consolidated revenue

For the year ended December 31, 2011, the following customers accounted for 10% or more of our consolidated revenue:

•	Yew Pharmaceutical accounted for approximately 23% of our consolidated revenue

•	Anhui Bairun accounted for approximately 29% of our consolidated revenue

•	Changchun Hengtai accounted for approximately 10% of our consolidated revenue

•	Wuchang Hongyi accounted for approximately 13% of our consolidated revenue.

The loss of any of our largest customers could have a material adverse effect on our results of operations unless and until we can replace such customers.

The concentration of sales of yew trees to a small number of large customers could subject us to loss of significant revenues in the event that we were to lose one or more of our larger customers.

Additionally, many of our customers purchase trees from us in the spring but are not able to pay their bills until after harvest in the fall. Accordingly, our accounts receivable tend to increase during the second and third quarters of the year. If we are unable to collect the amounts owed to us by our major customers, there could be a material adverse effect on our results of operations and liquidity.

We owe amounts to related parties that are unsecured and payable on demand.

We owe certain amounts to related parties, including Zishan Technology Co., Ltd., or ZTC, Yew Pharmaceutical, Zhiguo Wang and Guifang Qi, that are payable on demand. As of December 31, 2011, the aggregate amount of these payables was approximately $266,488 and at September 30, 2012, the aggregate amount of these payables was approximately $56,098. If one or more of the parties demanded payment of the amounts due to them, we would be required to use cash on hand or other assets to satisfy these obligations. While we believe that we presently have more than adequate resources to satisfy all of these obligations, there is no assurance that, in the future, the use of resources to satisfy then-current amounts owed to such parties or other related parties would not require us to modify our operations should such obligations then constitute a significant amount of our then-available resources.

We face substantial competition in connection with the marketing and sale of our products.

Our products compete with products with similar medical efficacy in similar market areas. Most of our competitors are well established, have greater financial, marketing, personnel and other resources, have been in business for longer periods of time than us, and have products that have gained wide customer acceptance in the marketplace. The TCM and pharmaceutical industries are also characterized by the frequent introduction of new products. We may be unable to compete successfully or our competitors may develop products which have greater medical efficacy or gain wider market acceptance than ours.

We may not be able to manage our expansion of operations effectively.

We anticipate significant continued expansion of our business to address growth in demand for our products, as well as to capture new market opportunities. To manage the potential growth of our operations, we will be required to improve our operational and financial systems, procedures and controls, increase manufacturing capacity and output, and expand, train and manage our growing employee base. Furthermore, we need to maintain and expand our relationships with our customers, suppliers and other third parties. In addition, the success of our growth strategy depends on a number of internal and external factors, such as the expected growth of the pharmaceutical market in the PRC and the competition from other pharmaceutical companies. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies or respond to competitive pressures.

In addition, our personnel, systems, procedures and controls may be inadequate to support our future operations. The improvements required to manage our growth will require us to make significant expenditures, expand, train and manage our employee base and allocate valuable management resources. If we fail to effectively manage our growth, our operating performance will suffer and we may lose clients, key vendors and key personnel.

We may incur substantial debt which could adversely affect our financial condition.

It is possible that we may incur substantial debt in order to expand our business, which could adversely affect our financial condition. Incurring a substantial amount of debt may require us to use a significant portion of our cash flow to pay principal and interest on such debt, which will reduce the amount available to fund working capital, capital expenditures and general corporate purposes. Our indebtedness may negatively impact our ability to operate our business and limit our ability to borrow additional funds by increasing our borrowing costs, and impact the terms, conditions and restrictions contained in possible future debt agreements, including the addition of more restrictive covenants; impact our flexibility in planning for and reacting to changes in our business as covenants and restrictions contained in possible future debt arrangements may require that we meet certain financial tests; and place restrictions on the incurrence of additional indebtedness and place us at a disadvantage compared to similar companies in our industry that have less debt.

We may not be able to raise additional capital as it is needed to fund our operations. In such an event, we may have to curtail some of our existing and planned business activities.

While we are profitable and have adequate financial resources to fund our business for at least the next 12 months, we may need additional capital in the future to expand our existing operations, including growing yew trees under the Joint Venture Agreement, which could require capital beyond our available resources from operations. We have no current plans to raise additional capital at this time. No assurance can be given that we will be able to raise any additional capital that may be needed in any public or private offering of our securities, or secure debt through banks or other lenders.

If adequate additional financing is not available on reasonable terms, we may not be able to expand our business and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our securities can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding we will, most likely, seek such funding in the United States, and the market fluctuations affect on our stock price could limit our ability to obtain equity financing.

If we cannot obtain additional funding, we may be required to: (i) limit our expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are favorable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

Our results of operations may be affected by fluctuations in availability and price of raw materials.

The raw materials we use are subject to price fluctuations due to various factors beyond our control, including, among other pertinent factors:

•	increasing market demand;

•	inflation;

•	severe climatic and environmental conditions;

•	seasonal factors, and

•	changes in governmental regulations and programs.

We also expect that our raw material prices will continue to fluctuate and be affected by inflation in the future. Changes to our raw materials prices may result in increases in production and packaging costs, and we may be unable to raise the prices of our products to offset the increase costs in the short-term or at all. As a result, our results of operations may be materially and adversely affected.

We purchase yew cuttings from third parties to grow our yew trees. The cost of yew cuttings has been rising significantly in recent years and is expected to continue.

We purchase yew cuttings from third parties to grow our yew trees. Because yew cuttings are scarce, the cost of yew cuttings has been rising approximately 20% per year in recent years and we expect this to continue for at least the next few years. Scarcity in the supply of yew cuttings or significantly increased costs for yew cuttings, or both, could have a material adverse effect on our ability to do business or our cost of doing business.

Changes in certain current favorable tax treatment we receive could adversely affect our business.

Under current PRC national laws and regulations, we do not pay any tax, including income tax, on (i) the raw materials we sell for the manufacture of TCM or (ii) the yew trees we sell for reforestation or transplanting, or on the cultivate yew trees we sell as potted yew trees. If these laws and regulations change and we become subject to tax on any of these operations, our costs of doing business would increase, which would decrease our profits and could have a material adverse effect on our results of operations and financial condition.

Developments by competitors may render our products or technologies obsolete or non-competitive.

The TCM and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. A large number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that our TCM raw materials are targeting. We face competition from TCM and pharmaceutical companies in the PRC and other countries. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel and parties for acquisitions, joint ventures or other collaborations.

We rely substantially on our founder and President. We may be adversely affected if we lose his services or the services of other key personnel or are unable to attract and retain additional personnel.

Our success is substantially dependent on the efforts of our senior management, particularly Zhiguo Wang, our founder and President. The loss of the services of Mr. Wang or other members of our senior management may significantly delay or prevent the achievement of our business objectives. If we lose the services of, or do not successfully recruit, key sales and marketing, technical and corporate personnel, the growth of our business could be substantially impaired. At present, we do not maintain key man insurance for any of our senior management.

Mr. Wang will not devote 100% of his time to the business affairs of the Company.

Zhiguo Wang, the founder of the Company and our President, does not devote all of his time to the Company’s business. As a result, he may not provide as much management and attention as would be the case if he devoted 100% of his time to our business. We estimate that Mr. Wang devotes approximately 71% of his time, or approximately 120 hours per month, to the Company’s business. He devotes about 12% of his time, or approximately 20 hours per month, to the business of Yew Pharmaceutical and the balance of his time, or approximately 28 hours per month, to the business of other companies in which he is involved. These allocations are approximate only and are subject to change depending upon the particular projects and changing needs of the individual businesses in which he is involved.

There may be conflicts of interest between management and other stockholders of the Company.

Zhiguo Wang, the founder of our company, our President and a director, is also our principal stockholder. As a result of this conflict of interest, management may have an incentive to act in a manner that is in its best interest, which could be adverse to the interests of any other stockholders of the Company. In addition, a conflict of interest may arise between Mr. Wang’s personal pecuniary interest directly, as the lessor of certain premises we rent, or indirectly through companies he controls and with whom we do business, such as Yew Pharmaceutical, Shanghai Kairun Bio-Pharmaceutical Co., Ltd., or Kairun, and ZTC, and his fiduciary duty to our stockholders.

We have engaged, and are likely to continue to engage, in certain transactions with related parties. These transactions are not negotiated on an arms’ length basis.

We have engaged in certain transactions with our founder and President, Zhiguo Wang, and his wife, Guifang Qi. These include renting office space from Mr. Wang and retail space from Madame Qi, the aggregate rental expense incurred for which was approximately $4,022 for the nine months ended September 30, 2012 and $4,171 for the year ended December 31, 2011, respectively; an agreement whereby Yew Pharmaceutical, a company controlled by Mr. Wang, purchases raw materials including yew branches and leaves of yew trees from us to manufacture TCM and with respect to which we generated approximately $602,000 or 13% of our total revenue for the nine months ended September 30, 2012 and $1.4 million or 23% of our total revenue for the year ended December 31, 2011, respectively; the purchase of yew trees from a company majority-controlled by Mr. Wang and Madame Qi, of which the total purchase amount was approximately $3,400 for the year ended December 31, 2011; and the lease of from a company majority-controlled by Mr. Wang and Madame Qi for the growing of yew trees, the lease of which was approximately $19,300 for the nine months ended September 30, 2012 and $25,000 for the year ended December 31, 2011, respectively. We are likely to continue to engage in these arrangements and may enter into new arrangements with Mr. Wang and/or Madame Qi. None of these arrangements has been negotiated as a result of arms’ length transactions. It is possible that we could have received more favorable terms had these agreements been entered into with third parties.

We may need to hire additional employees.

Our future success also depends upon our continuing ability to attract and retain highly qualified personnel. Expansion of our business and the management and operation will require additional managers and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. There can be no assurance that we will be able to attract or retain highly qualified personnel. Competition for skilled personnel in our industries is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

Reporting requirements under the Exchange Act and compliance with the Sarbanes-Oxley Act of 2002, including establishing and maintaining acceptable internal controls over financial reporting, are costly and may increase substantially.

The rules and regulations of the SEC require a public company to prepare and file periodic reports under the Exchange Act, which will require that the Company engage legal, accounting, auditing and other professional services. The engagement of such services is costly. Additionally, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires, among other things, that we design, implement and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act and the limited technically qualified personnel we have may make it difficult for us to design, implement and maintain adequate internal controls over financial reporting. In the event that we fail to maintain an effective system of internal controls or discover material weaknesses in our internal controls, we may not be able to produce reliable financial reports or report fraud, which may harm our overall financial condition and result in loss of investor confidence and a decline in our share price.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act of 2010 and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

We are working with our legal, independent accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas. However, we anticipate that the expenses that will be required in order to adequately prepare for being a public company could be material. We estimate that the aggregate cost of increased legal services; accounting and audit functions; personnel, such as a chief financial officer familiar with the obligations of public company reporting; consultants to design and implement internal controls; and financial printing alone will be a few hundred thousand dollars per year and could be several hundred thousand dollars per year. In addition, if and when we retain independent directors and/or additional members of senior management, we may incur additional expenses related to director compensation and/or premiums for directors’ and officers’ liability insurance, the costs of which we cannot estimate at this time. We may also incur additional expenses associated with investor relations and similar functions, the cost of which we also cannot estimate at this time. However, these additional expenses individually, or in the aggregate, may also be material.

In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

The increased costs associated with operating as a public company may decrease our net income or increase our net loss, and may cause us to reduce costs in other areas of our business or increase the prices of our products or services to offset the effect of such increased costs. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations.

If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, we may be subject to sanctions by regulatory authorities.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal controls over financial reporting and, beginning with our annual report for fiscal year 2013, provide a management report on the internal control over financial reporting. We are in the preliminary stages of seeking consultants to assist us with a review of our existing internal controls and the design and implementation of additional internal controls that we may determine are appropriate. If we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We will be evaluating our internal controls systems to allow management to report on, and eventually allow our independent auditors to attest to, our internal controls. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC or a stock exchange on which our securities may be listed in the future. Any such action could adversely affect our financial results or investors’ confidence in us and could cause our stock price to fall. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls that are deemed to be material weaknesses, we could be subject to sanctions or investigations by the SEC, any stock exchange on which our securities may be listed in the future, or other regulatory authorities, which would entail expenditure of additional financial and management resources and could materially adversely affect our stock price. Inferior internal controls could also cause us to fail to meet our reporting obligations or cause investors to lose confidence in our reported financial information, which could have a negative effect on our stock price.

We are an “emerging growth company” under the recently enacted JOBS Act and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We qualify as an “emerging growth company” under the recently enacted JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, among other things, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency”;

•	obtain shareholder approval of any golden parachute payments not previously approved; and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion; (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Until such time, however, because the JOBS Act has only recently been enacted, we cannot predict whether investors will find our stock less attractive because of the more limited disclosure requirements that we may be entitled to follow and other exemptions on which we are relying while we are an “emerging growth company”. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we intend to inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in Western-style management and financial reporting concepts and practices, as well as in modern banking and other control systems. We may have difficulty in hiring and retaining a sufficient number of locally-qualified employees to work in the PRC who are capable of satisfying the obligations of a U.S. public reporting company. As a result of these factors, we may experience difficulty in establishing adequate management, legal and financial controls (including internal controls over financial reporting), collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices in the PRC that meet U.S. standards as in effect from time to time.

If the Chinese regulatory bodies determine that the structure for operating our business in the PRC does not comply with Chinese regulatory restrictions on foreign investment, we could be subject to severe penalties, which may materially and adversely affect our business.

The Chinese government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new Chinese laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future Chinese laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

If we are determined to be in violation of any existing or future Chinese laws, rules or regulations or fail to obtain or maintain any of the required governmental permits or approvals, the relevant Chinese regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses of our Chinese entities;

•	discontinuing or restricting the operations of our Chinese entities;

•	imposing conditions or requirements with which YBP or our Chinese entities may not be able to comply;

•	Requiring YBP or our Chinese entities to restructure the relevant ownership structure or operations;

•	restricting or prohibiting our use of the proceeds from any offering to finance our business and operations in the PRC; or

•	imposing fines.

The imposition of any of these penalties would severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.

Special Risks Relating to Doing Business in the PRC

Because all of our operations are outside the United States, we are subject to additional significant risks.

We are subject to risks inherent in business operations outside the United States. These risks include but are not limited to geopolitical concerns, currency fluctuations, currency exchange controls, restrictions on repatriating foreign-derived profits to the United States, inflation, local regulatory compliance, punitive tariffs, unstable local tax policies, trade embargoes, import and export license requirements, trade restrictions, greater difficulty collecting accounts receivable and longer payment cycles, unfamiliarity with local laws and regulations, differing legal standards in enforcing or defending our rights in courts or otherwise, less favorable intellectual property protection than is provided in the United States, changes in labor conditions, difficulties in staffing and managing international operations, difficulties in finding personnel locally who are capable to complying with the requirements of reporting by a U.S. reporting company, risks related to shipment of raw materials and finished goods across national borders, and cultural and language differences. Foreign economies may differ favorably or unfavorably from the United States economy in growth of gross domestic product, rate of inflation, market development, rate of savings, capital investment, resource self-sufficiency and balance of payments positions, and in many other respects.

The Chinese government exerts substantial influence over business activities.

We are dependent on relationships with the local government in the provinces in which we operate in the PRC. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in the PRC may be harmed by changes in the PRC’s laws and regulations, including those relating to taxation, environmental regulations, land use rights, real property, intellectual property and other matters. We intend to continue to conduct our business in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that could require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC generally or particular regions thereof, and could have an adverse impact on our business prospects, results of operations and financial condition.

The production, sale and distribution of TCM are subject to Chinese regulation.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some changes that could have this effect are: (i) level of government involvement in the economy; (ii) control of foreign exchange; (iii) methods of allocating resources; (iv) balance of payment positions; (v) international trade restrictions; and (vi) international conflict.

We depend upon governmental laws and regulations that may be changed in ways that will harm our business.

Our business and products are subject to government regulations mandating the manufacturing of pharmaceuticals in the PRC and other countries. Changes in the laws or regulations in the PRC, or other countries we may sell into, that govern or apply to our operations could have a materially adverse effect on our business. For example, the law could change so as to prohibit the use of certain pharmaceuticals. If one of our pharmaceuticals or medical products is prohibited, this change would reduce our productivity of that product.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in the PRC may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, pharmaceutical regulations, and other matters. We believe that our operations in the PRC are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Our operations and assets in the PRC are subject to significant political and economic uncertainties.

Our operations may be adversely affected by the political environment in the PRC. The PRC has operated as a socialist and Communist state since 1949 and is controlled by the Communist Party of the PRC. In recent years, however, the government has introduced reforms aimed at creating a “socialist market economy” and policies have been implemented to allow business enterprises greater autonomy in their operations. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. These effects could substantially impair our business, profits or prospects in the PRC. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

Changes in Chinese laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

We derive virtually all of our revenues from the PRC and we are therefore susceptible to the strength of the Chinese economy.

We derive virtually all of our revenues from the sale of products within the PRC. Any significant decline in the condition of the Chinese economy could adversely affect consumer demand of our services, among other things, which in turn would have a material adverse effect on our business and financial condition.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese currency into foreign currencies and, if the Chinese currency were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations use the RMB as our primary functional currency in our operations. We are subject to the effects of exchange rate fluctuations with respect to either of these currencies. For example, the value of the RMB depends to a large extent on Chinese government policies and the PRC’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of RMB to the U.S. dollar had generally been stable and the RMB had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of RMB to the U.S. dollar. Under the new policy, RMB may fluctuate within a narrow and managed band against a basket of certain foreign currencies. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of RMB against the U.S. dollar. We can offer no assurance that RMB will be stable against the U.S. dollar or any other foreign currency.

The income statements of our operations in the PRC will be translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of RMB into foreign currency for current account items, conversion of RMB into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of SAFE, which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of RMB in the future. Because a significant amount of our future revenue may be in the form of RMB, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in RMB to fund any business activities outside of the PRC or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations.

Chinese currency is not freely convertible, which may limit our ability to obtain financing for expansion on favorable terms, and may limit our ability to pay dividends in the future.

The RMB is not a freely convertible currency at present and, based solely on our understanding of the news that is widely and publicly available, it does not appear that the RMB will become a freely convertible currency in the foreseeable future. Some, and perhaps a significant amount, of the revenue generated by our future operations in the PRC will be paid in RMB, which may need to be converted to other currencies, primarily U.S. dollars, and remitted outside the PRC from time to time. The Chinese government strictly regulates conversion of RMB into foreign currencies. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts.

SAFE regulates the conversion of RMB into foreign currencies. Effective July 1, 1996, foreign currency “current account” transactions by foreign investment enterprises are no longer subject to the approval of SAFE, but need only a ministerial review, according to the Administration of the Settlement, Sale and Payment of Foreign Exchange Provisions promulgated in 1996. “Current account” items include international commercial transactions, which occur on a regular basis, such as those relating to trade and provision of services. Distributions to joint venture parties also are considered a “current account” transaction. Other non-current account items, known as “capital account” items, remain subject to SAFE approval. Under current regulations, we believe that we can obtain foreign currency in exchange for RMB from swap centers authorized by the Chinese government. We cannot assure you that foreign currency shortages or changes in currency exchange laws and regulations by the Chinese government will not restrict us from freely converting RMB in a timely manner or at all, as needed.

HDS is subject to restrictions on making payments to us.

We are a holding company incorporated in Nevada and do not have any assets or conduct any business operations other than our investments in JSJ and Yew HK, which also do not have operations of their own. HDS is our operating entity, which we control through contractual arrangements. As a result of our holding company structure, we rely entirely on payments from HDS to us. The Chinese government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Furthermore, if Yew HK, JSJ or HDS were to incur debt on their own in the future, the instruments governing the debt may restrict their ability to make payments. If we are unable to receive all of the revenues from our operations through these contractual arrangements, we may be unable to pay dividends on our ordinary shares.

Future fluctuation in the value of the RMB may negatively affect our ability to convert our return on operations to U.S. dollars in a profitable manner.

In recent years, the value of the RMB has appreciated significantly against the U.S. dollar. Many countries, including the United States, have argued that the RMB is artificially undervalued due to the PRC’s current monetary policies and have pressured the PRC to allow the RMB to float freely in world markets. If any devaluation of the RMB were to occur in the future, our returns on our operations in the PRC, to the extent they are paid in RMB, will be negatively affected upon conversion to U.S. dollars. Conversely, although we will attempt to have certain future payments to us paid in U.S. dollars to mitigate the foregoing risk, any increase in the value of the RMB in the future would increase the cost of purchasing goods or services within the PRC when we convert U.S. dollars to RMB to pay for such items.

We may be unable to enforce our rights due to policies regarding the regulation of foreign investments in the PRC.

The PRC’s legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. The PRC’s regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our business objectives. We cannot assure you that we will be able to enforce any legal rights we may have under our contracts or otherwise. Our failure to enforce our legal rights may have a material adverse impact on our operations and financial position, as well as our ability to compete with other companies in our industry.

Inflation in the PRC may inhibit economic activity in such places and adversely affect our operations.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation which have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. Because of a strong currency, a large trade surplus, strong domestic growth and increasing wages, the PRC is currently experiencing inflationary pressures, despite the global economic crisis. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action which could inhibit economic activity in the PRC generally, and thereby adversely affect our future business operations and prospects in the PRC. Inflation in the PRC may inhibit economic activity in such places and adversely affect our operations. Inflation in the PRC may inhibit economic activity in such places and adversely affect our operations.

The Chinese legal system may have inherent uncertainties that could materially and adversely impact our ability to enforce the agreements governing our operations.

We are subject to oversight at the provincial and local levels of government. Our operations and prospects would be materially and adversely affected by the failure of the local government to honor our agreements or an adverse change in the laws governing them. In the event of a dispute, enforcement of these agreements could be difficult in the PRC. The PRC tends to issue legislation, which is followed by implementing regulations, interpretations and guidelines that can render immediate compliance difficult. Similarly, on occasion, conflicts arise between national legislation and implementation by the provinces that take time to reconcile. These factors can present difficulties in our ability to achieve compliance. Unlike the United States, the PRC has a civil law system based on written statutes in which judicial decisions have limited precedential value. The Chinese government has enacted laws and regulations to deal with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, our experience in interpreting and enforcing our rights under these laws and regulations is limited, and our future ability to enforce commercial claims or to resolve commercial disputes in the PRC is therefore unpredictable. These matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces and factors unrelated to the legal merits of a particular matter or dispute may influence their determination.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in the PRC.

Substantially all of our assets are located outside of the United States and most of our officers and directors reside outside the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws of the United States. Moreover, we have been advised that the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the Federal securities laws of the United States.

We may have limited legal recourse under Chinese law if disputes arise with third parties.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, mergers and acquisitions, intellectual property, commerce, taxation and trade. However, the PRC’s experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If any new business ventures in which we may become involved are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of any acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies and other instrumentalities of the Chinese government or those acting on its behalf, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under Chinese law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

Because Chinese law will govern almost all of our material agreements, we may not be able to enforce our legal rights internationally, which could result in a significant loss of business, business opportunities, or capital.

Chinese law will govern almost all of our material agreements. We cannot assure you that we will be able to enforce any of our material agreements or that remedies will be available outside of the PRC. The system of laws and the enforcement of existing laws in the PRC may not be as certain in implementation and interpretation as in the United States. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

National, provincial and local governments have established many regulations governing our business operations.

We are also subject to numerous national, provincial and local governmental regulations, including environmental, labor, waste management, health and safety matters and product specifications and regulatory approvals from healthcare agencies. We are subject to laws and regulations governing our relationship with our employees including: wage requirements, limitations on hours worked, working and safety conditions, citizenship requirements, work permits and travel restrictions. These local labor laws and regulations may require substantial resources for compliance. We are subject to significant government regulation with regard to property ownership and use in connection with our facilities in the PRC, import restrictions, currency restrictions and restrictions on the volume of domestic sales and other areas of regulation. These regulations can limit our ability to react to market pressures in a timely or effective way, thus causing us to lose business or miss opportunities to expand our business.

Our contractual arrangements with HDS and its shareholders may not be as effective in providing control over HDS as direct ownership of it.

Our contractual arrangements with HDS and its respective shareholders provide us with effective control over this company. As a result of these contractual arrangements, we are considered to be the primary beneficiary of HDS; we consolidate the results of operations, assets and liabilities of HDS in our financial statements. However, these contractual arrangements may not be maximally effective in providing us with control over HDS as direct ownership of these companies. If HDS or its shareholders fail to perform their respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot predict whether we will be able to obtain such approval.

In 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule. This rule requires that, if an overseas company established or controlled by PRC domestic companies or citizens intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC domestic companies or citizens, such acquisition must be submitted to the Ministry of Commerce, rather than local regulators, for approval. In addition, this regulation requires that an overseas company controlled directly or indirectly by PRC companies or citizens and holding equity interests of PRC domestic companies needs to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to listing its securities on an overseas stock exchange. On September 21, 2006, the CSRC, published a notice on its official website specifying the documents and materials required to be submitted by overseas special purpose companies seeking CSRC’s approval of their overseas listings.

While the application of the M&A Rule remains unclear, based on their understanding of current PRC laws, regulations, and the notice published on September 21, 2006, since JSJ was established by means of direct investment rather than by merger or acquisition of the equity interest or assets of any “domestic company” as defined under the M&A Rules, and no provision in the M&A Rules classifies our contractual arrangements with HDS as a type of acquisition transaction falling under the M&A Rules, we are not required to submit an application to the Ministry of Commerce of the PRC, or MOFCOM, or the CSRC for its approval for our contractual control on HDS.

If the CSRC or another PRC regulatory agency subsequently determines that the approvals from MOFCOM and/or CSRC were required our contractual control over HDS, we may need to apply for a remedial approval from the CSRC and may be subject to certain administrative punishments or other sanctions from PRC regulatory agencies. The regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of our foreign currency in our offshore bank accounts into the PRC, or take other actions that could materially and adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

The M&A Rule sets forth complex procedures for acquisitions conducted by foreign investors that could make it more difficult to pursue acquisitions.

The M&A Rule sets forth complex procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Complying with the requirements of the M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

We may be subject to penalties, including restriction on our ability to inject capital into our PRC subsidiaries and our PRC subsidiaries’ ability to distribute profits to us, if our PRC resident shareholders or beneficial owners fail to comply with relevant PRC foreign exchange rules.

In October 2005, SAFE issued a public notice requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of the PRC for the purpose of capital financing with assets or equities of PRC companies, referred to in the notice as an “offshore special purpose vehicle PRC residents that are shareholders and/or beneficial owners of offshore special purpose companies established before November 1, 2005 were required to register with the local SAFE branch before March 31, 2006. In addition, any PRC resident that is a shareholder of an offshore special purpose vehicle is required to amend its SAFE registration with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in the PRC or other material changes in share capital.

Zhiguo Wang, Guifang Qi and Xingming Han, collectively referred to as the HDS Shareholders, completed their respective registrations under SAFE Circular 75 on April 15, 2011. We have requested our other shareholders and/or beneficial owners to disclose whether they or their shareholders or beneficial owners fall within the ambit of the SAFE notice and urge those who are PRC residents to register with the local SAFE branch as required under the SAFE notice. To date, we have not received any notice from any of our other shareholders or beneficial owners that he or she is subject to the SAFE Circular 75 registration requirement. However, we cannot provide any assurance that all of our shareholders and beneficial owners who are PRC residents will comply with our request to make, obtain or update any applicable registrations or comply with other requirements required by the SAFE notice or other related rules. In case of any non-compliance on any of our PRC resident shareholders or beneficial owners, our PRC subsidiary, JSJ, and such shareholders and beneficial owners may be subject to fines and other legal sanctions.

If our previous offerings of stock to PRC residents are found to have violated PRC laws and regulations, we could be subject to fines and other legal sanctions.

We believe that our previous offerings of YBP common stock to PRC residents are not subject to regulation in the PRC, because (i) the offering was made by a non-PRC entity and (ii) it did not involve a public offering in the PRC. However, should the M&A Rule and/or the PRC Securities Law be interpreted to apply to our previous offerings of stock and were it also determined that we violated these laws and/or regulations, we could face fines of up to five times the proceeds of the offerings (other than the proceeds from the HDS Shareholders) and other penalties.

Additionally, SAFE Circular 75 could be interpreted broadly to require each PRC person who owns stock directly or indirectly in a non-PRC company to complete a registration with SAFE in respect of such stock. The HDS Shareholders have completed their respective SAFE registration. However, to our knowledge, no other PRC person has filed a SAFE registration with respect to their YBP common stock. The failure by these persons to complete a SAFE registration could subject HDS to fines of 30%, or 100% in certain extreme situations, of the proceeds of the offerings (other than the proceeds from the HDS Shareholders), and legal sanctions, including without limitation restrictions on converting foreign currency it receives from YBP into RMB.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

On December 25, 2006, the People’s Bank of China promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, which set forth the respective requirements for foreign exchange transactions by individuals (both PRC and non-PRC citizens) under either the current account or the capital account. On January 5, 2007, SAFE issued implementation rules for the Administrative Measures of Foreign Exchange Matters for Individuals which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen’s participation in the employee stock ownership plans or stock option plans of an overseas publicly listed company. On March 28, 2007, SAFE promulgated the Operation Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plan or Stock Option Plan of Overseas-Listed Company, or the Stock Option Rules. Under this rule, PRC citizens who participate in an employee stock ownership plan or a stock option plan of an overseas publicly listed company are required to register with SAFE and complete certain other procedures. For participants of an employee stock ownership plan, an overseas custodian bank should be retained by PRC agent, which could be the PRC subsidiary of such overseas publicly-listed company or other qualified entity, to hold on trusteeship all overseas assets held by such participants under the employee stock ownership plan. In the case of a stock option plan, a financial institution with stock brokerage qualification at the place where the overseas publicly listed company is listed or a qualified institution designated by the overseas publicly listed company is required to be retained to handle matters in connection with the exercise or sale of stock options for the stock option plan participants. We and our PRC citizen employees who participate in an employee stock ownership plan or a stock option plan will be subject to these regulations when our company becomes a publicly listed company in the United States. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and other legal or administrative sanctions.

Our failure to fully comply with the requirement of making employee housing fund contribution may be subject us to fines and other costs.

Pursuant to the “Housing Fund Management Regulation” issued by the State Council of the PRC in April 1999 and subsequently amended in March 2002, and other relevant regulations, for corporate employers in the PRC, both the employers and their employees are required to make contributions to a government administered housing fund. Currently we have not fully paid the employee housing funds and hence may be required to make up the unpaid amount and be subject to administrative penalties up to RMB 50,000 in addition to the unpaid contribution of approximately RMB 40,000.

Risks Related to our Stockholders and Shares of Common Stock

The offering price of our common stock should not be used as an indicator of the future market price of the securities. The offering price bears no relationship to our actual value, and may make our shares difficult to sell.

Since our common stock is not currently listed or quoted on any exchange or quotation system, the offering price of $0.25 per share for the shares of common stock is arbitrary and includes an arbitrary, speculative increase in value of $0.15 over the price of our common stock during our most recent private offering of $0.10 per share, to account for the potential increased value of our stock as a result of such shares having increased liquidity and being registered with the SEC and unrestricted. The offering price and the increase in value over the private offering price bear no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. As such, investors may be unable to sell any shares or make any profit from the investment.

We may issue more securities in one or more capital raises in the future, which will result in substantial dilution to all stockholders prior to such issuance.

YBP’s Articles of Incorporation authorizes the Company to issue an aggregate of 50,000,000 shares of common stock. Any capital raise effected by us is likely to result in the issuance of additional securities and substantial dilution in the percentage of the equity held by our then existing stockholders. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes. Our board of directors has the power to issue any or all of such authorized but unissued shares without stockholder approval.

All of our authorized common stock is issued and outstanding, and we will have to amend our Articles of Incorporation to authorize additional stock before we can complete any capital raise.

All of our authorized common stock is issued and outstanding. We will be unable to issue any additional shares of common stock in any transaction until we amend our Articles of Incorporation to increase the authorized numbers of shares of common stock. This could result in delays of a transaction, including a financing, that require us to issue any shares of our common stock, pending approval by our stockholders of an amendment to our Articles of Incorporation. We have requested that our shareholders approve, at a special shareholders’ meeting to be held on December 13, 2012, or the Special Meeting, an amendment of our Articles of Incorporation increasing our authorized capital stock from 50,000,000 shares of common stock to 140,000,000 shares of common stock and 10,000,000 shares of preferred stock.

There is currently no trading market for our common stock, and liquidity of shares of our common stock is limited.

Shares of our common stock are not registered under the securities laws of any state or other jurisdiction, and there is no public trading market for our common stock. Furthermore, no public trading market is expected to develop in the foreseeable future unless and until the Company files and obtains effectiveness of a registration statement under the Securities Act. Therefore, outstanding shares of our common stock cannot be offered, sold, pledged or otherwise transferred unless subsequently registered pursuant to, or exempt from registration under, the Securities Act and federal or applicable state securities laws or regulations. Compliance with the criteria for securing exemptions under federal securities laws and applicable state securities laws is extremely complex, especially in respect of those exemptions affording flexibility and the elimination of trading restrictions in respect of securities received in exempt transactions and subsequently disposed of without registration under the Securities Act or state securities laws.

If and when our common stock becomes trading, it is likely that it will be considered a “penny stock”, which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock may be deemed to be “penny stock” as that term is defined under the Exchange Act. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000, not including their primary residence, or an annual income exceeding $200,000 (or $300,000 jointly with their spouse).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. A broker/dealer must receive a written agreement to the transaction from the investor setting forth the identity and quantity of the penny stock to be purchased. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

The market price of our common stock is likely to be subject to significant price and volume fluctuations.

The price of our common stock may be subject to wide fluctuations due to variations in our operating results, news announcements, our limited trading volume, general market trends both domestically and internationally, currency movements, sales of common shares by our officers, directors and our principal stockholders, and sales of common shares by existing investors. Certain events, such as the issuance of common shares upon the exercise of our outstanding stock options, could also materially and adversely affect the prevailing market price of our common shares. Further, the stock markets in general have recently experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many companies and that have been unrelated or disproportionate to the operating performance of such companies. In addition, a change in sentiment by U.S. investors for PRC-based companies could have a negative impact on the stock price. These fluctuations may materially and adversely affect the market price of our common shares and the ability to resell shares at or above the price paid, or at any price.

We cannot assure you that our common stock will be quoted on the OTC Bulletin Board or eventually listed on any stock exchange.

Until our common stock is listed on the Nasdaq or another stock exchange, we expect that our common stock would be eligible to be quoted on the Over-The-Counter Bulletin Board, or the OTCBB; another over-the-counter quotation system or on the “pink sheets”, where our stockholders may find it more difficult to effect transactions in our common stock or obtain accurate quotations as to the market value of our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment. We may ultimately seek the listing of our common stock on Nasdaq or the NYSE AMEX. However, we cannot assure you that we will be able to meet the initial listing standards of either of those or any other stock exchange, or that we will be able to maintain a listing of our common stock on either of those or any other stock exchange.

In addition, we would be subject to an SEC rule that, if we failed to meet the criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by such rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or effecting transactions in our common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

We should have filed a registration statement on Form 10 with the SEC on or before April 30, 2010. Our failure to do so was a violation of Section 12(g) of the Exchange Act and could subject us to liability under federal securities laws.

Based upon our previous sales of common stock to an aggregate of more than 500 persons and our having more than $10 million in assets, we should have filed a registration statement on Form 10 with the SEC pursuant to Section 12(g) of the Exchange Act, as then in effect, on or before April 30, 2010. Our failure to do so was a violation of this provision of the Exchange Act. We could be subject to enforcement action by the Commission for our failure to make this filing in a timely manner, resulting in, among other things, fines, injunctions and/or criminal penalties for our directors and officers and others responsible for our failure to make this filing in a timely manner.

We have never paid dividends on our common stock and do not intend to do so in the foreseeable future. Moreover, our holding company structure may hinder the payments of dividends.

We have never paid dividends on our common stock and do not presently intend to pay any dividends in the foreseeable future. We anticipate that any funds available for payment of dividends will be re-invested into the Company to further our business strategy. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

YBP has no direct business operations, other than its ownership of our subsidiaries. Should we decide to pay dividends in the future, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our subsidiaries, our VIE and other holdings and investments. In addition, our subsidiaries and VIE, may, from time to time, be subject to restrictions on their ability to make distributions to us due to restrictive covenants in agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions applicable to our subsidiaries. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of the RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

The failure of our shareholders to ratify the Second Restructure could have a material adverse effect on the Company.

While we have not discovered any precedent under Nevada law for a transaction like the Second Restructure, it is possible that the Second Restructure should have been approved by YBP’s shareholders because it may be viewed as having involved the sale of all or substantially all of YBP’s assets. However, because the Company is not yet subject to the reporting obligations of the Exchange Act, YBP was unable to issue a proxy statement that complied with SEC proxy rules to its shareholders in connection with such approval. Accordingly, once the Company is subject to the reporting obligations of the Exchange Act, it intends to seek shareholder ratification of the Second Restructure and all of the transactions contemplated and effected in connection therewith.

Moreover, because the HDS Shareholders, who are also the sole directors of YBP, may be regarded as interested parties in the Second Restructure, we may be required to receive the affirmative vote of a majority of our shareholders not including the votes of the HDS Shareholders, which is sometimes referred to as the majority-of-the-minority rule. If shareholder approval of the Second Restructure is required under Nevada law, a fact of which we are not certain, and if we do not obtain the requisite shareholder vote to ratify the Second Restructure, it is possible that the validity of the Second Restructure could be challenged under Nevada law by Nevada authorities and we could face lawsuits from our shareholders. Moreover, in such event, we would face a legal dilemma in the form of a conflict of laws between the PRC and the State of Nevada, because it is probable that we would not be able to unwind the Second Restructure and restore the Company to the First Restructure since that is a violation of the laws and regulations of the PRC, which has jurisdiction over HDS and most of our assets. We do not believe that SAFE would issue its permission to unwind the Second Restructure. Therefore, if all of these assumptions coincided and given the uncertainties of litigation, the failure to obtain ratification of the Second Restructure could have a material adverse effect on the Company, its financial condition and its prospects.

We have proposed that our shareholders ratify the Second Restructure at the Special Meeting.

The HDS Shareholders currents have effective, but not absolute, control of the Company. If the Founders’ Options are approved by our stockholders and issued to the HDS Shareholders, they — and Mr. Wang by himself — will have both effective and absolute control of the Company and be able to determine the outcome of most actions by the Company and its shareholders.

Presently, the HDS Shareholders collectively own 22,805,512 shares, or 45.61%, of YBP’s common stock, not including certain additional shares they are deemed to beneficially own under applicable SEC rules. They serve as the sole directors and executive officers of the Company, other than the chief financial officer, or CFO, position. If the Founders’ Options are approved by our shareholders at the Special Meeting and issued to the HDS Shareholders, the HDS Shareholders may, upon exercise, own as many as 45,611,024 shares, or 62.65%, of YBP’s common stock. In such event, the HDS Shareholders would have both effective and absolute control of the Company, allowing them, by themselves, to elect all directors of the Company and determine the outcome of most matters placed before the shareholders for action. In fact, Mr. Wang himself could own as many as 40,206,950 shares, or 55.23%, of YBP’s common stock, meaning he could take all such actions by himself.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are “forward-looking statements”, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.

Forward-looking statements may include the words “may,” “could,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words. These forward-looking statements present our estimates and assumptions only as of the date of this report. Except for our ongoing obligation to disclose material information as required by the federal securities laws, we do not intend, and undertake no obligation, to update any forward-looking statement.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. Some of the key factors impacting these risks and uncertainties include, but are not limited to:

•	risks related to our ability to collect amounts owed to us by some of our largest customers;

•	our ability to continue to purchase yew cuttings from our various suppliers at relatively stable prices;

•	our dependence on a small number of customers for our yew raw materials, including a related party;

•	our dependence on a small number of customers for our yew trees for reforestation;

•	our ability to market successfully yew raw materials used in the manufacture of TCM;

•	industry-wide market factors and regulatory and other developments affecting our operations;

•	our ability to sustain revenues should the Chinese economy slow from its current rate of growth;

•	continued preferential tax treatment for the sale of yew trees and potted yew trees;

•	uncertainties about involvement of the Chinese government in business in the PRC generally; and

•	any change in the rate of exchange of the Chinese Renminbi, or RMB, to the U.S. dollar, which could affect currency translations of our results of operations, which are earned in RMB but reported in dollars;

•	industry-wide market factors and regulatory and other developments affecting our operations;

•	a slowdown in the Chinese economy; and

•	risks related to changes in accounting interpretations.

For a detailed description of these and other factors that could cause actual results to differ materially from those expressed in any forward-looking statement, please see the section entitled “Risk Factors,” beginning on page 5 of this Registration Statement on Form S-1.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the sale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the price of the common stock that was sold to our security holders pursuant to an exemption under Section 4(2) of the Securities Act or Regulation D or Regulation S promulgated under the Securities Act.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.

Although our common stock is not listed on a public exchange, we will be filing to obtain a quotation on the OTC Bulletin Board concurrently with the filing of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders. However, in the future if we decide to issue more shares, our existing shareholders will experience dilution.

MARKET FOR OUR SECURITIES AND RELATED SHAREHOLDER MATTERS

There is presently no established public trading market for our shares of common stock. We anticipate on applying for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders

As of November 30, 2012, we had 998 shareholders of our common stock.

Transfer Agent and Registrar

Globex Transfer, LLC is currently the transfer agent and registrar for our common stock. Its address is 780 Deltona Blvd., Suite 202, Deltona, Florida 32725 and its phone number is 813-344-4490.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs. In the future, we may adopt and establish an equity-based or other long-term incentive plan if it is in the best interest of the Company and our shareholders to do so.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are a major grower and seller of yew trees and manufacturers of products made from yew trees, including potted yew trees for display in homes and offices, and handicrafts. We also sell branches and leaves of yew trees for the manufacture of TCM containing taxol, which TCM has been approved in the PRC for use as a secondary treatment of certain cancers, meaning it must be administered in combination with other pharmaceutical drugs. The yew industry is highly regulated in the PRC because the Northeast yew tree is considered an endangered species.

For the nine months ended September 30, 2012 and 2011 and for the years ended December 31, 2011 and 2010, we operated in three reportable business segments: (1) the TCM raw materials segment, consisting of the production and sale of yew raw materials used in the manufacture of TCM; (2) the yew tree segment, consisting of the growth and sale of yew tree seedlings and mature trees, including potted miniature yew trees; and (3) the handicrafts segment, consisting of the manufacture and sale of furniture and handicrafts made of yew timber. Our reportable segments are strategic business units that offer different products. They are managed separately based on the fundamental differences in their operations. All of our operations are conducted in the PRC. We are located in Harbin, Heilongjiang Province, China.

For the three months ended September 30, 2012, revenues from the sale of TCM raw materials represented approximately 65.1% of consolidated revenue (including 32.2% of consolidated revenues to related parties); sale of yew trees represented approximately 28.9% of consolidated revenue; and the sale of handicrafts represented approximately 6.0% of consolidated revenue. For the nine months ended September 30, 2012, revenues from the sale of TCM raw materials represented approximately 59.2% of consolidated revenue (including 12.4% of consolidated revenues to related parties); sale of yew trees represented approximately 38.3% of consolidated revenue; and the sale of handicrafts represented approximately 2.5% of consolidated revenue (including 0.1% of consolidated revenues to related parties).

For the three months ended September 30, 2011, revenues from the sale of TCM raw materials represented approximately 71.3% of consolidated revenue (including 20.9% of consolidated revenues to related parties); sale of yew trees represented approximately 26.7% of consolidated revenue; and the sale of handicrafts represented approximately 2.0% of consolidated revenue. For the nine months ended September 30, 2011, revenues from the sale of TCM raw materials represented approximately 60.2% of consolidated revenue (including 26.5% of consolidated revenues to related parties); sale of yew trees represented approximately 37.7% of consolidated revenue; and the sale of handicrafts represented approximately 2.1% of consolidated revenue.

For the year ended December 31, 2011, revenues from the sale of TCM raw materials represented approximately 58.0% of consolidated revenue (including 23.3% of consolidated revenues to related parties); sale of yew trees represented approximately 40.3% of consolidated revenue; and the sale of handicrafts represented approximately 1.7% of consolidated revenue. For the year ended December 31, 2010, revenues from the sale of TCM raw materials represented approximately 55.5% of consolidated revenue (including 25.9% of consolidated revenues to related parties); sale of yew trees represented approximately 41.6% of consolidated revenue; and the sale of handicrafts represented approximately 2.9% of consolidated revenue. We expect that sales from our TCM raw materials segment will become an increasingly important source of revenue for us.

All of our revenues were generated by HDS. Other than expenses (approximately $182,000 and $98,000 for the nine months ended September 30, 2012 and 2011, respectively) and approximately $153,000 and $201,000 for the year ended December 31, 2011 and 2010, respectively) incurred primarily related to meeting its reporting requirements in the U.S., YBP has no other significant business operations. At September 30, 2012, YBP has approximately $23,000 in cash and holds the 100% equity interests in its subsidiaries Yew HK and JSJ. Yew HK itself has no business operations or assets other than holding of equity interests in JSJ. JSJ has no business operations and assets with a book value of approximately $54,000, including approximately $37,000 in cash at September 30, 2012. JSJ also holds the VIE interests in HDS through the contractual arrangements, or the Contractual Arrangements, described in Note 1 to Notes to Consolidated Financial Statements. In the event we are unable to enforce the Contractual Agreements, we may not be able to exert effective control over HDS, and our ability to conduct our business may be materially and adversely affected. If the applicable PRC authorities invalidate our Contractual Agreements for violation of PRC laws, rules and regulations, in such an event, we would lose control of the VIE resulting in its deconsolidation in financial reporting and severe loss in our marked valuation.

Critical accounting policies and estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to bad debts, inventories, recovery of long-lived assets, income taxes, and the valuation of equity transactions. We base our estimates on historical experience and on various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the financial statements.

Variable interest entities

Pursuant to ASC 810 and related subtopics related to the consolidation of variable interest entities, we are required to include in our consolidated financial statements the financial statements of VIEs. The accounting standards require a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. VIEs are those entities in which we, through contractual arrangements, bear the risk of, and enjoy the rewards normally associated with ownership of the entity, and therefore we are the primary beneficiary of the entity. HDS is considered a VIE, and we are the primary beneficiary. We entered into agreements with the HDS pursuant to which we shall receive 100% of HDS’s net income. In accordance with these agreements, HDS shall pay consulting fees equal to 100% of its net income to our wholly-owned subsidiary, JSJ and JSJ shall supply the technology and administrative services needed to service the HDS.

The accounts of HDS are consolidated in the accompanying financial statements. As VIEs, HDS’ sales are included in our total sales, its income from operations is consolidated with ours, and our net income includes all of HDS’ net income, and their assets and liabilities are included in our consolidated balance sheets. The VIEs do not have any non-controlling interest and, accordingly, we did not subtract any net income in calculating the net income attributable to us. Because of the contractual arrangements, we have pecuniary interest in HDS that require consolidation of HDS’ financial statements with our financial statements.

As required by ASC 810-10, we perform a qualitative assessment to determine whether we are the primary beneficiary of HDS which is identified as a VIE of the Company. A quality assessment begins with an understanding of the nature of the risks in the entity as well as the nature of the entity’s activities including terms of the contracts entered into by the entity, ownership interests issued by the entity and the parties involved in the design of the entity. The significant terms of the agreements between us and HDS are discussed above in the “Corporate Structure and Recapitalization — Second Restructure” section. Our assessment on the involvement with HDS reveals that we have the absolute power to direct the most significant activities that impact the economic performance of HDS. JSJ, our wholly own subsidiary, is obligated to absorb a majority of the risk of loss from HDS activities and entitles JSJ to receive a majority of HDS’s expected residual returns. In addition, HDS’s shareholders have pledged their equity interest in HDS to JSJ, irrevocably granted JSJ an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in HDS and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by JSJ. Under the accounting guidance, we are deemed to be the primary beneficiary of HDS and the results of HDS are consolidated in our consolidated financial statements for financial reporting purposes.

Accordingly, as a VIE, HDS’s sales are included in our total sales, its income from operations is consolidated with our income from operations and our net income includes all of HDS’s net income. All the equity (net assets) and profits (losses) of HDS are attributed to us. Therefore, no non-controlling interest in HDS is presented in the Company’s consolidated financial statements. As we do not have any non-controlling interest and, accordingly, did not subtract any net income in calculating the net income attributable to us. Because of the Contractual Arrangements, YBP has a pecuniary interest in HDS that requires consolidation of HDS’s financial statements with those of ours.

Additionally, pursuant to ASC 805, as YBP and HDS are under the common control of the HDS Shareholders, the Second Restructure was accounted for in a manner similar to a pooling of interests. As a result, our historical amounts in the accompanying consolidated financial statements give retrospective effect to the Second Restructure, whereby our assets and liabilities are reflected at the historical carrying values and their operations are presented as if they were consolidated for all periods presented, with our results of operations being consolidated from the date of the Second Transfer Agreement. The accounts of HDS are consolidated in the accompanying financial statements.

Accounts receivable

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection. The Company recognized the probability of the collection for each customer and believes the amount of the balance as of September 30, 2012 could be collected and accordingly, the Company did not record any allowance for doubtful accounts.

Inventories

Inventories consisted of raw materials, work-in-progress, finished goods-handicrafts, yew seedlings and other trees (consisting of larix, spruce and poplar trees). The Company classifies its inventories based on its historical and anticipated levels of sales; any inventory in excess of its normal operating cycle of one year is classified as long-term on its consolidated balance sheets. Inventories are stated at the lower of cost or market value utilizing the weighted average method. Raw materials primarily include yew timber used in the production of products such as handicrafts, furniture and other products containing yew timber. Finished goods-handicraft and yew seedlings include direct materials, direct labor and an appropriate proportion of overhead.

We estimate the amount of the excess inventories by comparing inventory on hand with the estimated sales that can be sold within our normal operating cycle of one year. Any inventory in excess of our current requirements based on historical and anticipated levels of sales is classified as long-term on our consolidated balance sheets. Our classification of long-term inventory requires us to estimate the portion of inventory that can be realized over the next 12 months.

To estimate the amount of slow-moving or obsolete inventories, we analyze movement of our products, monitor competing products and technologies and evaluate acceptance of our products. Periodically, we will identify inventories that cannot be sold at all or can only be sold at deeply discounted prices. An allowance will be established if management determines that certain inventories may not be saleable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, we will record reserves for the difference between the carrying cost and the estimated market value.

Our handicraft and yew furniture products are hand-made by traditional Chinese artisans and many are one-of-a-kind pieces that do not decrease in market value. Much of the furniture that we produce is reproductions of popular Ming and Qing Dynasty style antique furnishings with high collection value; therefore we believe that the market value will increase from time to time. Currently, we have an adequate supply rare Northeast yew timber on hand for approximately five years’ worth of production. Northeast yew trees are considered an endangered species with a relatively slow growing nature and are officially protected in the PRC. Because of the scarcity of Northeast yew timber supply, the cost to acquire new inventory of yew timber is rising. We had minimal manufacturing activities and minimal sales of exclusive and expensive handicraft and yew furniture in 2010 and 2011 and accordingly, the yew timber and certain handicrafts and yew furniture pieces are considered slow-moving. In 2010 and 2011, we concentrated on the sale of our TCM products and did not actively market our handicraft products. In August 2012, we began to increase our marketing efforts for our handicraft products. Historically, we have never sold our handicraft products below cost and we believe the current selling price which is higher than historical cost can be obtained. Additionally, we believe that we are one of only a few companies in the PRC to have received approval for the manufacture of items made from yew timber. In short, we may have difficulties finding reasonable cost Northeast yew timber suppliers if the handicraft finished goods sell out due to our market development activities.

In connection with the inventory of our Northeast yew timber, in February 2012, we engaged a third party independent appraiser and they prepared a report which indicated that the current fair value of such timber is greater than our historical cost. The appraiser was comprised of several forestry experts and approved by the Price Authentication Center of Heilongjiang Province of China, a provincial government institute.

Based on factors above, at September 30, 2012 and December 31, 2011, we did not provide any inventory allowance and reserve.

In accordance with ASC 905, “Agriculture”, our costs of growing Yew seedlings are accumulated until the time of harvest and are reported at the lower of cost or market.

Property and equipment

Property and equipment are carried at cost and are depreciated on a straight-line basis (after taking into account their respective estimated residual value) over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. We examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. The estimated useful lives are as follows:

Building	15 years
Machinery and equipment	10 years
Office equipment	3 years
Leasehold improvement	5 years
Motor vehicles	4 years

Land and yew forest use rights

All land in the PRC is owned by the PRC government and cannot be sold to any individual or company. We have recorded the amounts paid to the PRC government to acquire long-term interests to utilize land and yew forests as land and yew forest use rights. This type of arrangement is common for the use of land in the PRC. Yew trees on land containing yew tree forests will be used to supply raw materials such as branches, leaves and fruit to us that will be used to manufacture our products. We amortize these land and yew forest use rights over the term of the respective land and yew forest use right, which ranges from 45 to 50 years. The lease agreements do not have any renewal option and we have no further obligations to the lessor. We record the amortization of these land and forest use rights as part of its cost of revenues.

Revenue recognition

We generate our revenue from sales of yew seedling products, sales of yew raw materials for medical application, and sales of yew craft products. Pursuant to the guidance of ASC 605 and ASC 360, we recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured, and no significant obligations remain.

Income taxes

We are governed by the Income Tax Law of the PRC, Hong Kong and the United States. We account for income tax using the liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. We record a valuation allowance to offset deferred tax assets if based on the weight of available evidence; it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

We apply the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to our liability for income taxes. Any such adjustment could be material to our results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. Currently, we have no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

Stock-based compensation

Stock based compensation is accounted for based on the requirements of the Share-Based Payment topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award. The Accounting Standards Codification also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the period of services or the vesting period, whichever is applicable. Until the measurement date is reached, the total amount of compensation expense remains uncertain. We record compensation expense based on the fair value of the award at the reporting date. The awards to consultants and other third-parties are then revalued, or the total compensation is recalculated based on the then current fair value, at each subsequent reporting date.

Recent accounting pronouncements

In July 2012, the Financial Accounting Standards Board (FASB) amended ASC 350, “Intangibles — Goodwill and Other”. This amendment is intended to simplify how an entity tests indefinite-lived assets other than goodwill for impairment by providing entities with an option to perform a qualitative assessment to determine whether further impairment testing is necessary. The amended provisions will be effective for us beginning in the first quarter of 2014, and early adoption is permitted. This amendment impacts impairment testing steps only, and therefore adoption will not have an impact on our consolidated financial position, results of operations or cash flows.

In August 2012, the FASB issued Accounting Standards Update (“ASU”) 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and

Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The adoption of ASU 2012-03 is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

In October 2012, the FASB issued ASU 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04 (“ASU 2012-04”). The amendments in this update cover a wide range of topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

Currency exchange rates

Our functional currency is the U.S. dollar, and the functional currency of our operating subsidiaries and VIEs is the RMB. All of our sales are denominated in RMB. As a result, changes in the relative values of U.S. dollars and RMB affect our reported levels of revenues and profitability as the results of our operations are translated into U.S. dollars for reporting purposes. In particular, fluctuations in currency exchange rates could have a significant impact on our financial stability due to a mismatch among various foreign currency-denominated sales and costs. Fluctuations in exchange rates between the U.S. dollar and RMB affect our gross and net profit margins and could result in foreign exchange and operating losses.

Our exposure to foreign exchange risk primarily relates to currency gains or losses resulting from timing differences between signing of sales contracts and settling of these contracts. Furthermore, we translate monetary assets and liabilities denominated in other currencies into RMB, the functional currency of our operating subsidiaries. Our results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in our statement of shareholders’ equity. We have not used any forward contracts, currency options or borrowings to hedge our exposure to foreign currency exchange risk. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign currency losses in the future.

Our financial statements are expressed in U.S. dollars, which is the functional currency of our parent company. The functional currency of our operating subsidiaries and affiliates is RMB. To the extent we hold assets denominated in U.S. dollars, any appreciation of the RMB against the U.S. dollar could result in a charge in our statement of operations and a reduction in the value of our U.S. dollar denominated assets. On the other hand, a decline in the value of RMB against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results.

Recently Enacted JOBS Act

We qualify as an “emerging growth company” under the recently enacted JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, among other things, we will not be required to:

•	Have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	Submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency”;

•	Obtain shareholder approval of any golden parachute payments not previously approved; and

•	Disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion; (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Until such time, however, because the JOBS Act has only recently been enacted, we cannot predict whether investors will find our stock less attractive because of the more limited disclosure requirements that we may be entitled to follow and other exemptions on which we are relying while we are an “emerging growth company”. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, in dollars, and key components of our revenue for the periods indicated, in dollars. The discussion following the table is based on these results.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Years Ended December 31,
	2012	2011	2012	2011	2011	2010
Revenue — third parties	$930,557	$954,122	$4,230,631	$3,246,602	$4,564,426	$3,789,181
Revenue — related party	442,467	251,876	602,159	1,169,688	1,396,613	1,338,871
Total revenues	1,373,024	1,205,998	4,832,790	4,416,290	5,961,039	5,128,052
Cost of revenues — third parties	146,409	220,121	726,957	691,588	741,508	1,178,382
Cost of revenues — related party	84,528	41,009	109,572	297,004	384,457	459,681
Total cost of revenues	230,937	261,130	836,709	988,592	1,125,965	1,638,063
Gross profit	1,142,087	944,868	3,996,081	3,427,698	4,835,074	3,489,989
Operating expenses	262,656	230,109	637,666	576,235	788,408	909,296
Income from operations	879,431	714,759	3,358,415	2,851,463	4,046,666	2,580,693
Other income (expenses)	228	(2,454)	1,455	(13,126)	(6,355)	5,267
Net income	879,659	712,305	3,359,870	2,838,337	4,040,311	2,585,960
Other comprehensive income
Unrealized foreign currency translation gain (loss)	(59,359)	158,519	108,308	582,653	778,392	463,826
Comprehensive income	$820,300	$870,824	$3,468,178	$3,420,990	$4,818,703	$3,049,786

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 COMPARED TO THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011

Revenues

For the three months ended September 30, 2012, we had total revenues of $1,373,024, as compared to $1,205,998 for the three months ended September 30, 2011, an increase of $167,026 or 13.8%. For the nine months ended September 30, 2012, we had total revenues of $4,832,790, as compared to $4,416,290 for the nine months ended September 30, 2011, an increase of $416,500 or 9.4%. The increase in total revenue was attributable to the increase in revenue from all three of our business segments, and is summarized as follows:

	Three Months Ended September 30,
	2012	2011	Increase	Percentage Change
TCM raw materials	$893,909	$859,497	$34,412	4.0%
Yew trees	396,416	322,015	74,401	23.1%
Handicrafts	82,699	24,486	58,213	237.7%
Total	$1,373,024	$1,205,998	$167,026	13.8%

	Nine Months Ended September 30,
	2012	2011	Increase	Percentage Change
TCM raw materials	$2,860,552	$2,659,234	$201,318	7.6%
Yew trees	1,853,504	1,665,665	187,839	11.3%
Handicrafts	118,734	91,391	27,343	29.9%
Total	$4,832,790	$4,416,290	$416,500	9.4%

Sales of yew raw materials to a related party customer decreased during the first two quarters of 2012 because the related party customer had adequate inventory for its needs and we focused our attention on expanding such sales to third party customers. During the third quarter of 2012, sales of yew raw materials to the related party customer increased because the related party customer required more yew raw material as its own inventory decreased, while sales of yew raw material to third party customers decreased because such customers now had adequate inventory. Over the nine months ended September 30, 2012, the overall mix of sales of our yew raw materials consisted of sales primarily to third party customers compared to the related party customer.

Cost of Revenues

For the three months ended September 30, 2012, cost of revenues amounted to $230,937, as compared to $261,130 for the three months ended September 30, 2011, a decrease of $30,193 or 11.6%. For the nine months ended September 30, 2012, cost of revenues amounted to $836,709 as compared to $988,592 for the nine months ended September 30, 2011, a decrease of $151,883 or 15.4%. Our cost of revenues principally consists of the cost of raw materials such as wood plates and yews, amortization of land and yew forest use rights, labor, utilities, manufacturing costs, manufacturing related depreciation, machinery maintenance costs, purchasing and receiving costs, inspection costs, and other fixed costs. For the three months ended September 30, 2012, cost of revenues accounted for 16.8% of total revenues compared to 21.7% of total revenues for the three months ended September 30, 2011. For the nine months ended September 30, 2012, cost of revenues accounted for 17.3% of total revenues compared to 22.4% of total revenues for the nine months ended September 30, 2011.

Cost of revenues by product categories were as follows:

	Three Months Ended September 30,
	2012	2011	Increase (Decrease)	Percentage Change
TCM raw materials	$158,354	$161,226	$(2,872)	(1.8)%
Yew trees	21,395	88,380	(66,985)	(75.8)%
Handicrafts	51,188	11,524	39,664	344.2%
Total	$230,937	$261,130	$(30,193)	(11.6)%

	Nine Months Ended September 30,
	2012	2011	Increase (Decrease)	Percentage Change
TCM raw materials	$446,436	$640,843	$(194,407)	(30.3)%
Yew trees	320,410	287,681	32,729	11.4%
Handicrafts	69,863	60,068	9,795	16.3%
Total	$836,709	$988,592	$(151,883)	15.4%

The decrease in our cost of revenues for the three months ended September 30, 2012 was primarily a result of decreases in costs of revenue in our TCM raw materials and yew trees segments, partially offset by an increase in cost of revenue in our handicrafts segment.

The decrease in our cost of revenues for the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011 was primarily a result of decreases in costs of revenue in our TCM raw materials, partially offset by an increase in cost of revenue in our yew trees and handicrafts segments.

Gross Profit

For the three months ended September 30, 2012, gross profit was $1,142,087 as compared to $944,868 for the three months ended September 30, 2011, representing gross margins of 83.2% and 78.3%, respectively. For the nine months ended September 30, 2012, gross profit was $3,996,081 as compared to $3,427,698 for the nine months ended September 30, 2011, representing gross margins of 82.7% and 77.6%, respectively. Gross profit margins by product categories were as follows:

	Three Months Ended September 30,
	2012	2011	Increase (Decrease)
TCM raw materials	82.3%	81.2%	1.1%
Yew trees	94.6%	72.6%	22.0%
Handicrafts	38.1%	52.9%	(14.8)%
Total	83.2%	78.3%	4.9%

	Nine Months Ended September 30,
	2012	2011	Increase
TCM raw materials	84.4%	75.9%	8.5%
Yew trees	82.7%	82.7%	0.0%
Handicrafts	41.2%	34.3%	6.9%
Total	82.7%	77.6%	5.1%

The overall increase in our gross profit margin for the three months ended September 30, 2012 was primarily attributable to the increase in the TCM raw materials and yew trees segments, partially offset by a decrease in our handicrafts segment. The overall increase in our gross profit margin for the nine months ended September 30, 2012 was primarily attributable to the increase in the TCM raw materials and handicrafts segments.

For the three and nine months ended September 30, 2012, the increase in our gross margin percentage related to the sale of TCM raw materials was primarily attributable to the operational efficiency improvements as we have had longer operation experience in the TCM raw materials segment as compared to the same periods in 2011.

The increase in our gross margin percentage related to the sale of yew trees for the three months ended September 30, 2012 as compared to the three months ended September 30, 2011 is primarily attributable to the fact that the average unit selling price for our yew trees was higher, which contributed to the higher gross profit margin in 2012. For the nine months ended September 30, 2012, the gross margin percentage related to the sale of yew trees remained consistent as compared to 2011.

The decrease in our gross margin percentage related to the sale of handicrafts for the three months ended September 30, 2012 was because we sold more high value handicrafts as compared to the same period in 2011. High value handicrafts products generally have lower profit margins compared to low value handicraft products. The increase in our gross margin percentage related to the sale of handicrafts for the nine months ended September 30, 2012 as compared to the same periods in 2011 was mainly because, overall, we sold fewer high value handicrafts as a percentage of our handicrafts revenue in 2012.

Selling Expenses

Selling expenses consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Salary and related benefit	$4,016	$3,129	$11,718	$8,714
Advertising	—	61	—	9,482
Shipping and handling	303	3,568	696	10,317
Other	2,324	1,697	5,466	14,127
Total	$6,643	$8,455	$17,880	$42,640

For the three months ended September 30, 2012, selling expenses were $6,643, as compared to $8,455 for the three months ended September 30, 2011, a decrease of $1,812 or 21.4%. The decrease in our selling expenses for the three months ended September 30, 2012 was primarily attributable to the decreases in advertising and shipping and handling expenses, partially offset by the increases in salary and related benefit and other expenses. For the nine months ended September 30, 2012, selling expenses were $17,880 as compared to $42,640 for the nine months ended September 30, 2011, a decrease of $24,760 or 58.1%. The decrease in our selling expenses for the nine months ended September 30, 2012 was primarily attributable to the decreases in advertising, shipping and handling and other expenses, partially offset by an increase in salary and related benefit.

For the three months ended September 30, 2012, salary and related benefit increased by $887 as compared to the three months ended September 30, 2011. The increase was attributable to the increase in salary expenses and bonuses paid, as we had more sales staff on our sales team during the three months ended September 30, 2012 as compared to the same period in 2011. For the nine months ended September 30, 2012, salary and related benefit increased by $3,004 as compared to the nine months ended September 30, 2011, which was primarily attributable to an increase in salary expenses and bonus paid, as we had more sales staff on our sales team during the nine months ended September 2012 as compared to the corresponding period in 2011.

For the three and nine months ended September 30, 2012, we did not incur any advertising expenses, while we recorded advertising expenses of $61 and $9,482 for the three and nine months ended September 30, 2011, respectively. We primarily relied on our sales staff to promote our products and did not have any advertising activities during 2012.

For the three months ended September 30, 2012, shipping and handling expenses decreased by $3,265 as compared to the three months ended September 30, 2011. In the third quarter of 2012, the majority of the shipping fees were either paid directly or reimbursed by our customers, while in the third quarter of 2011 shipping fees were paid by us. For the nine months ended September 30, 2012, shipping and handling expenses decreased by $9,621 as compared to the nine months ended September 30, 2011. For the nine months ended September 30, 2012, a majority of the shipping fees were either paid directly by our customers or reimbursed to us by our customers, while in the nine months ended September 30, 2011 shipping fees were paid by us.

For the three months ended September 30, 2012, other miscellaneous selling expenses increased by $627 as compared to the three months ended September 30, 2011. This increase was primarily attributable to the increase in materials expenditure related to handicrafts selling activities during the three months ended September 30, 2012. For the nine months ended September 30, 2012, other miscellaneous selling expenses decreased by $8,661 as compared to the nine months ended September 30, 2011. This decrease was primarily attributable to the overall decrease in materials expenditure related to selling activities.

General and Administrative Expenses

For the three months ended September 30, 2012, general and administrative expenses amounted to $256,013, as compared to $221,654 for the three months ended September 30, 2011, an increase of $34,359 or 15.5%. For the nine months ended September 30, 2012, general and administrative expenses amounted to $619,786, as compared to $533,595 for the nine months ended September 30, 2011, an increase of $86,191 or 16.2%. General and administrative expenses consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Compensation and related benefits	$52,056	$42,568	$152,061	$124,205
Depreciation	48,634	38,153	137,624	110,336
Travel and entertainment	27,819	25,305	68,120	77,013
Professional fees	98,374	68,674	183,628	127,902
Research and development	—	694	—	15,968
Other	29,130	46,260	78,353	78,171
Total	$256,013	$221,654	$619,786	$533,595

The increase in our general and administrative expenses for the three months ended September 30, 2012, as compared to the comparable period in 2011, was primarily attributable to increases in compensation and related benefits, depreciation and professional fees, partially offset by decreases in other expenses. The increase in our general and administrative expenses for the nine months ended September 30, 2012, as compared to the corresponding period in 2011, was primarily attributable to increases in compensation and related benefits paid, depreciation expenses, and professional fees, partially offset by the decreases in travel and entertainment expenses and research and development expenses. The changes in these expenses for the three and nine months ended September 30, 2012, as compared to the three and nine months ended September 30, 2011, consisted of the following:

•	For the three months ended September 30, 2012, compensation and related benefits increased by $9,488 or 22.3% as compared to the three months ended September 30, 2011. For the nine months ended September 30, 2012, compensation and related benefits increased by $27,856 or 22.4% as compared to the nine months ended September 30, 2011. These increases were primarily attributable to an increase in salaries paid to our management and other administrative staff resulting from the expansion of our business.

•	For the three months ended September 30, 2012, depreciation increased by $10,481 or 27.5% as compared to the three months ended September 30, 2011. For the nine months ended September 30, 2012, depreciation increased by $27,288 or 24.7% as compared to the nine months ended September 30, 2011. These increases were primarily attributable to an increase in depreciable assets. Since later part of 2011, we purchased more fixed assets as a result of the expansion of our business. As such, we had more depreciable assets during the three and nine months ended September 30, 2012 as compared to the corresponding periods in 2011.

•	For the three months ended September 30, 2012, travel and entertainment increased by $2,514 or 9.9% as compared to the three months ended September 30, 2011. The increase was due to more travel activities incurred during the three months ended September 30, 2012. For the nine months ended September 30, 2012, travel and entertainment decreased by $8,893 or 11.5% as compared to the nine months ended September 30, 2011. These decreases were primarily attributable to less travel and entertainment activities incurred during the first nine months of 2012 as compared to the same period in 2011.

•	Professional fees consisted primarily of legal, accounting and other fees associated with preparing to and becoming a reporting company in the United States. For the three months ended September 30, 2012, professional fees increased by $29,700 or 43.2%, as compared to the three months ended September 30, 2011. For the nine months ended September 30, 2012, professional fees increased by $55,726 or 43.6%, as compared to the nine months ended September 30, 2011. This increase was primarily attributable to the increase in legal and accounting fees as a result of our becoming a reporting company in the United States in 2012.

•	For the three months ended September 30, 2012, other general and administrative expense decreased by $17,130 or 37.0%, as compared to the three months ended September 30, 2011. The decrease was primarily due to less office and communication expenses incurred during the three months ended September 30, 2012 as a result of our cost cutting effort. For the nine months ended September 30, 2012, other general and administrative expense remained materially consistent.

Income from Operations

For the three months ended September 30, 2012, income from operations was $879,431 as compared to $714,759 for the three months ended September 30, 2011, an increase of $164,672 or 23.0%. For the nine months ended September 30, 2012, income from operations was $3,358,415 as compared to $2,851,463 for the nine months ended September 30, 2011, an increase of $506,952 or 17.8%. These increases were primarily due to higher overall gross margins and a decrease in selling expenses incurred and offset by the increase in general and administrative expenses.

Other Income (Expenses)

For the three months ended September 30, 2012, total other income amounted to $228 as compared to total other expenses of $2,454 for the three months ended September 30, 2011. For the nine months ended September 30, 2012, total other income amounted to $1,455 as compared to total other expenses of $13,126 for the nine months ended September 30, 2011. The change in total other income (expenses) was primarily attributable to the following:

•	For the three months ended September 30, 2012, interest income amounted to $474 as compared to interest income of $263 for the three months ended September 30, 2011. For the nine months ended September 30, 2012, interest income amounted to $2,062 as compared to interest income of $1,712 for the nine months ended September 30, 2011. These increases were the result of more money being deposited in interest-bearing accounts.

•	For the three months ended September 30, 2012, other expense amounted to $246 as compared to other expense of $2,717 for the three months ended September 30, 2011. For the nine months ended September 30, 2012, other expense amounted to $607 as compared to other expense of $14,838 for the nine months ended September 30, 2011. The decrease was a result of better costs control related to non-operational expenses.

Net Income

As a result of the factors described above, our net income was $879,659 or $0.02 per share (basic and diluted), for the three months ended September 30, 2012, as compared to $712,305 or $0.02 per share (basic) and $0.01 per share (diluted), for the three months ended September 30, 2011. Our net income was $3,359,870 or $0.07 per share (basic and diluted), for the nine months ended September 30, 2012, as compared to $2,838,337 or $0.07 per share (basic) and $0.06 per share (diluted), for the nine months ended September 30, 2011.

Foreign Currency Translation Adjustment

For the three months ended September 30, 2012, we reported an unrealized loss on foreign currency translation of $59,359, as compared to unrealized gain of $158,519 for the three months ended September 30, 2011. For the nine months ended September 30, 2012, we reported an unrealized gain on foreign currency translation of $108,308, as compared to $582,653 for the nine months ended September 30, 2011. The change reflects the effect of the value of the U.S. dollar in relation to the RMB. These gains (loss) are non-cash items. As described elsewhere herein, the functional currency of our subsidiary, JSJ, and our VIE, HDS, is the RMB. The accompanying consolidated financial statements have been translated and presented in U.S. dollars using period end rates of exchange for assets and liabilities, and average rates of exchange for the period for net revenues, costs, and expenses. Net gains resulting from foreign exchange transactions, if any, are included in the consolidated statements of income.

Comprehensive Income

For the three months ended September 30, 2012, comprehensive income of $820,300 was derived from our net income of $879,659, partially offset by a foreign currency translation loss of $59,359. For the three months ended September 30, 2011, comprehensive income of $870,824 was derived from the sum of our net income of $712,305 plus a foreign currency translation gain of $158,519.

For the nine months ended September 30, 2012, comprehensive income of $3,468,178 was derived from the sum of our net income of $3,359,870 plus a foreign currency translation gain of $108,308. For the nine months ended September 30, 2011, comprehensive income of $3,420,990 was derived from the sum of our net income of $2,838,337 plus a foreign currency translation gain of $582,653.

Segment Operations

For the three and nine months ended September 30, 2012 and 2011, we operated in three reportable business segments: (1) the TCM raw materials segment, consisting of the production and sale of yew raw materials used in the manufacture of TCM; (2) the yew tree segment, consisting of the growth and sale of yew tree seedlings and mature trees, including potted miniature yew trees; and (3) the handicrafts segment, consisting of the manufacture and sale of furniture and handicrafts made of yew timber. Our reportable segments are strategic business units that offer different products. They are managed separately based on the fundamental differences in their operations. All of our operations are conducted in the PRC.

Information with respect to these reportable business segments for the three months ended September 30, 2012 and 2011 was as follows:

Three months ended September 30, 2012:

	TCM raw materials	Yew trees	Handicrafts	Total
Revenues	$451,442	$396,416	$82,699	$930,557
Revenues — related parties	442,467	—	—	442,467
Total revenues	893,909	393,416	82,699	1,373,024

Cost of revenues	73,826	21,395	51,188	146,409
Cost of revenues — related parties	84,528	—	—	84,528
Total cost of revenues	$158,354	$21,395	$51,188	$230,937

Three months ended September 30, 2011:

	TCM raw materials	Yew trees	Handicrafts	Total
Revenues	$607,621	$322,015	$24,486	$954,122
Revenues — related parties	251,876	—	—	251,876
Total revenues	859,497	322,015	24,486	1,205,998

Cost of revenues	120,217	88,380	11,524	220,121
Cost of revenues — related parties	41,009	—	—	41,009
Total cost of revenues	$161,226	$88,380	$11,524	$261,130

Information with respect to these reportable business segments for the nine months ended September 30, 2012 and 2011 is as follows:

Nine months ended September 30, 2012:

	TCM raw materials	Yew trees	Handicrafts	Total
Revenues	$2,259,996	$1,853,504	$117,131	$4,230,631
Revenues — related parties	600,556	—	1,603	602,159
Total revenues	2,860,552	1,853,504	118,734	4,832,790

Cost of revenues	337,549	320,410	68,998	726,957
Cost of revenues — related parties	108,887	—	865	109,752
Total cost of revenues	$446,436	$320,410	$69,863	$836,709

Nine months ended September 30, 2011:

	TCM raw materials	Yew trees	Handicrafts	Total
Revenues	$1,489,546	$1,665,665	$91,391	$3,246,602
Revenues — related parties	1,169,688	—	—	1,169,688
Total revenues	2,659,234	1,665,665	91,391	4,416,290

Cost of revenues	343,839	287,681	60,068	691,588
Cost of revenues — related parties	297,004	—	—	297,004
Total cost of revenues	$640,843	$287,681	$60,068	$988,592

TCM raw materials

In February 2010, we began selling yew branches and leaves that are used in the production of TCM. On January 9, 2010, we entered into a Cooperation and Development Agreement dated January 9, 2010, or the Development Agreement, with Yew Pharmaceutical, a related party, for the development, production and sale of yew-based TCM. Pursuant to the Development Agreement, we sell yew branches and leaves to Yew Pharmaceutical. Yew Pharmaceutical manufactures TCM at its own facilities in Harbin in accordance with the requirements of HFDA. Yew Pharmaceutical is also responsible for producing the finished product in accordance with the requirements of good manufacturing practices, or GMP. In this regard, Yew Pharmaceutical received a GMP certificate in November 2009, and has filed all applications with, and obtained all approvals from, the HFDA.

During the three months ended September 30, 2012, we sold 5,400 kg of TCM raw materials as compared to 5,160 kg of TCM raw materials during the three months ended September 30, 2011, a 4.7% increase in sales volume due to increased sales efforts and customer demand, while the average unit selling price remained constant. We sold TCM raw materials to Yew Pharmaceutical at a fixed price of RMB 1,000,000 (approximately $158,000) per metric ton pursuant to the Development Agreement, and we sold TCM raw materials to other customers at a price of RMB 1,100,000 (approximately $174,000) per metric ton.

During the nine months ended September 30, 2012, we sold 16,800 kg of TCM raw materials as compared to 16,420 kg of TCM raw materials during the nine months ended September 30, 2011, a 2.3% increase in sales volume due to increased sales efforts and customer demand, with a 5.1% increase in our average unit selling price. The increase in our average unit selling price was attributable to the increase in the percentage of total TCM raw materials sales made to our third party customers. We sold TCM raw materials to Yew Pharmaceutical at a fixed price of RMB 1,000,000 (approximately $158,000) per metric ton pursuant to the Development Agreement, and we sold TCM raw materials to other customers at a price of RMB 1,100,000 (approximately $174,000) per metric ton.

For the three months ended September 30, 2012 and 2011, we had revenue of $442,467 and $251,876, respectively, from the sale of TCM raw materials to Yew Pharmaceutical pursuant to the Development Agreement. As Yew Pharmaceutical did not make TCM raw materials purchases from us during the second quarter of 2012, it made more purchases in the three months ended September 30, 2012 in order to meet its production needs. For the three months ended September 30, 2012 and 2011, revenue from the sale of TCM raw materials to third parties amounted to $451,442 and $607,621, respectively, as we had less third-party customer demand and seasonal limitations on the sale of TCM raw materials as a result of the growth rate of yew trees available for cutting branches and leaves.

Sales of yew raw materials to a related party customer, Yew Pharmaceutical, decreased during the first two quarters of 2012 because Yew Pharmaceutical had adequate inventory for its needs and as we focused our attention on expanding such sales to third party customers. During the third quarter of 2012, sales of yew raw materials to Yew Pharmaceutical increased because Yew Pharmaceutical required more yew raw material as its own inventory decreased, while sales of yew raw material to third party customers decreased because such customers now had adequate inventory. Accordingly, our revenue generated from the related party revenue increased and our revenue generated from the third party customers decreased during the third quarter of 2012.

For the nine months ended September 30, 2012 and 2011, pursuant to the Development Agreement, we had revenue of $600,556 and $1,169,688, respectively, from the sale of TCM raw materials to Yew Pharmaceutical. For the nine months ended September 30, 2012 and 2011, revenue from the sale of TCM raw materials to third parties amounted to $2,259,996 and $1,489,546, respectively, as we actively developed more sales to third party customers during 2012. Over the nine months ended September 30, 2012, the overall mix of sales of our yew raw materials consisted primarily of sales to third party customers compared to sales to the related party customer.

Sales volume is summarized as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Sales volume — third parties (kg)	2,600	3,560	13,000	8,810
Sales volume — related party (kg)	2,800	1,600	3,800	7,610
Total sales volume	5,400	5,160	16,800	16,420

Additionally, in order to ensure the sustainability of our yew forests, we closely monitor the growth rate of our yew trees. The amount of TCM raw materials can be sold is limited by the seasonal growth rate of our yew trees that are available for cutting branches and leaves. Over time, as more yew trees reach maturity, these limits may be increased.

The decrease in our cost of revenues in the TCM raw materials segment for the three and nine months ended September 30, 2012 as compared to the corresponding periods of 2011 was primarily attributable to improved operational efficiencies in 2012. We have continued to find ways to improve our operational efficiencies and cost controls in the TCM raw materials segment since we first started this segment’s operations in 2010. As a result, we were able to reduce the cost of revenues as a percentage of our revenue.

Yew trees

During the three months ended September 30, 2012, we sold approximately 42,000 yew seedlings and trees as compared to approximately 51,000 yew seedlings and trees in the three months ended September 30, 2011, a decrease in volume of 17.6%. For the three months ended September 30, 2012, demand for our yew trees decreased as our customers did not have as many reforestation or landscaping projects as a result of the current slowdown in the Chinese economy. In addition, because the supply of yew trees is relatively limited while our yew forests continue to grow and reach maturity, we have become more selective in selling to customers in 2012 who are capable of paying higher prices for yew trees, thereby generating greater profit margins for us, while maintaining the sustainability of our yew trees inventory for our future revenue growth. We sold more yew trees in the potted miniature trees form as a percentage of our yew tree revenues. Potted miniature trees are higher priced than yew seedlings and customers generally purchase potted miniature trees in smaller quantities. As a result, we saw an increase in the average unit selling price of yew trees of 49.8% for the third quarter of 2012 as compared to the third quarter of 2011. The increase in our average unit selling price for yew trees was primarily attributable to the different sales revenue mix with varying unit selling prices.

During the nine months ended September 30, 2012, we sold approximately 227,000 yew seedlings and trees as compared to approximately 349,000 yew seedlings and trees in the nine months ended September 30, 2011, a decrease in volume of 35.0%. During the nine months ended September 30, 2012, demand for our yew seedling products decreased as our customers did not have as many forestation or landscaping projects as a result of the current slowdown in the Chinese economy. Additionally, we sold more yew trees in the potted miniature trees form. Potted miniature trees are generally more mature and higher priced than yew seedlings and customers generally purchase potted miniature trees in smaller quantities. As such, the sales volume decreased in the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011. However, we saw an increase in the average unit selling price of yew trees of 71.3% for the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011. The increase in our average unit selling price for yew trees was primarily attributable to the different sales revenue mix with varying unit selling price. The selling price of yew trees is dependent on the age, size and variety of the seedling or tree. For example, smaller, less developed yew seedlings or trees sell for less than more mature seedlings or trees. We sold more matured and larger yew seedlings as a percentage of total yew trees sales during the three and nine months ended September 30, 2012 as compared to the three and nine months ended September 30, 2011.

The decrease in our cost of revenues in the yew tree segment for the three months ended September 30, 2012 as compared to the comparable period of 2011 was because we sold less yew trees and the percentage of younger trees sold was higher for the three months ended September 30, 2012. The increase in our cost of revenues in the yew trees segment for the nine months ended September 30, 2012 as compared to the comparable period of 2011 was attributable to the increased cost of cultivating yew trees in 2012 and overall more mature yew trees with higher costs being sold in 2012. We sold approximately 42,000 and 227,000 yew seedlings and trees in the three and nine months ended September 30, 2012, respectively, as compared to approximately 51,000 and 349,000 yew seedlings and trees in the three and nine months ended September 30, 2011, respectively. The average cost per yew tree was approximately $0.51 and $1.41 in the three and nine months ended September 30, 2012, respectively, as compared to $1.73 and $0.82 per yew tree in the three and nine months ended September 30, 2011, respectively.

In connection with our entering into a land use agreement on July 18, 2012, or Fuye Field Agreement, we acquired more than 80,000 trees — which are not yew trees — located on that property. These trees consist of approximately 20,000 larix, 56,700 spruce and 3,700 poplar trees. Larix trees are used primarily in landscaping and we currently anticipate that we will begin selling larix trees to customers during 2013. Spruce and poplar trees are used primarily as building materials and we currently anticipate that we will begin selling these trees to customers in later periods, when these trees reach maturity in several years.

Handicrafts

During the three months ended September 30, 2012 and 2011, revenue from the sale of handicrafts made from yew timber amounted to $82,699 and $24,486, respectively, an increase of $58,213 or 237.7%. During the nine months ended September 30, 2012 and 2011, revenue from the sale of handicrafts made from yew timber amounted to $118,734 and $91,391, including sales to a related party of $1,603 and $0, respectively, an increase of $27,343 or 29.9%. We sold more yew handicrafts, including furniture, during the three and nine months ended September 30, 2012 as compared to the comparable period in 2011. We increased our sales effort in promoting our high-priced yew handicrafts in the third quarter of 2012.

In August 2012, we began to more actively market our handicraft products. Specific steps taken to market our handicraft products include:

•	We will begin to engage first tier distributors to distributor our handicraft products in provincial capital cities in 10 provinces; each first tier distributor is required to reach minimal annual sales volume of 2,000,000 RMB. First tier distributors will be able to purchase handicrafts from us at a price below the price that basic distributors pay for the handicraft products. In addition to the discounted first tier distributor pricing provided, we will also provide approximately 3%-5% commission (payable in yew seedling products) to these first tier distributors.

•	We will engage second tier distributors in smaller cities. Each second tier distributor is required to reach minimal annual sales volume of 1,000,000 RMB. These distributors will also be offered beneficial pricing off the price that basic distributors pay. We will also provide approximately 2%-3% commission (payable in yew seedling products) to the second tier distributors.

•	We have instructed our sales representative to make frequent visits to our distributors to promote our handicraft products.

The increase in our cost of revenues in the handicrafts segments for the three and nine months ended September 30, 2012 as compared to the corresponding periods of 2011 was due to increased costs incurred in connection with increased sales of handicrafts and a different product mix sold.

YEAR ENDED DECEMBER 31, 2011 COMPARED TO YEAR ENDED DECEMBER 31, 2010

Revenues

For the year ended December 31, 2011 (“fiscal 2011”), we had total revenues of $5,961,039, as compared to $5,128,052 for the year ended December 31, 2010 (“fiscal 2010”), an increase of $832,987 or 16.2%. In fiscal 2011, the increase in total revenue was attributable to the increase in revenue from our TCM raw material segment for which we began to produce and sell in June 2010 and the increase in revenue from the sale of yew trees, offset by the decrease in revenue from the sale of handicrafts, and is summarized as follows:

	Fiscal 2011	Fiscal 2010	Increase (Decrease)	Percentage Change
TCM raw materials	$3,458,093	$2,845,067	$613,026	21.5%
Yew trees	2,400,245	2,131,445	268,800	12.6%
Handicrafts	102,701	151,540	(48,839)	(32.2)%
Total	$5,961,039	$5,128,052	$832,987	16.2%

TCM raw materials

During fiscal 2011, we sold 21,170 kilogram of TCM raw materials as compared to 18,350 kilogram of TCM raw materials during fiscal 2010, a 15.4% increase in sales volume with minimal change in our average unit selling price. The increase in sales volume was primarily attributable to increased sales efforts and customer demand in fiscal 2011.

In February 2010, we began selling yew branches and leaves that are used in the production of TCM. On January 9, 2010, we entered into the Development Agreement with Yew Pharmaceutical, a related party, for the development, production and sale of yew-based TCM. Pursuant to the Development Agreement, we sell yew branches and leaves to Yew Pharmaceutical. Yew Pharmaceutical manufactures TCM at its own facilities in Harbin in accordance with the requirements of HFDA. Yew Pharmaceutical is also responsible for producing the finished product in accordance with the GMP requirements. In this regard, Yew Pharmaceutical received a GMP certificate in November 2009, and has filed all applications with, and obtained all approvals from, the HFDA. In fiscal 2011 and fiscal 2010, pursuant to the Development Agreement, we had revenue of $1,391,826 and $1,326,203, respectively, from the sale of TCM raw materials to Yew Pharmaceutical. Additionally, in fiscal 2011 and fiscal 2010, revenue from the sale of TCM raw materials to third parties amounted to $2,066,267 and $1,518,864, respectively. Sales volume is summarized as follows:

	Years Ended December 31,
	2011	2010
Sales volume — third parties (kg)	12,160	9,360
Sales volume — related party (kg)	9,010	8,990
Total sales volume	21,170	18,350

Yew trees

During fiscal 2011, we sold approximately 383,000 pieces of yew seedlings and trees as compared to approximately 953,000 pieces of yew seedlings and trees in fiscal 2010, a decrease in volume of 59.8%. The majority of the decrease in sales volume was due to an approximately 647,000 decrease in units sold for our least mature 2009 seedling product. However, we experienced an increase in the average unit selling price of yew trees of 167.4% for fiscal 2011 as compared to fiscal 2010. The increase in our average unit selling price for yew trees was primarily attributable to the different sales revenue mix with varying unit selling price. The selling price of yew trees is dependent on the age, size and variety of the seedling or tree. For example, smaller, less developed yew seedlings or trees sell for less than more mature seedlings or trees. As we had more mature seedlings and trees sold in 2011, the average unit selling price increased in 2011 accordingly.

Handicrafts

During fiscal 2011 and 2010, revenue from the sale of handicrafts made from yew timber amounted to $102,701 and $151,540, including sales to a related party of $4,787 and $12,668, respectively, a decrease of $48,839 or 32.2%.

The decrease in revenue from the sale of handicrafts was primarily attributable to the downturn in antique furniture and handicrafts market reflecting the overall impact of international economy environment, especially for higher priced items such as desks and high-end furniture, and our lack of marketing efforts. In August 2012, we began to increase our marketing efforts in this operating segment.

Cost of Revenues

For fiscal 2011, cost of revenues amounted to $1,125,965 as compared to $1,638,063 for fiscal 2010, a decrease of $512,098 or 31.3%. Our cost of revenues principally consists of the cost of raw materials such as wood plates and yews, amortization of land and yew forest use rights, labor, utilities, manufacturing costs, manufacturing related depreciation, machinery maintenance costs, purchasing and receiving costs, inspection costs, and other fixed costs. For fiscal 2011, cost of revenues accounted for 18.9% of total revenues compared to 31.9% of total revenues for fiscal 2010.

Cost of revenues by product categories were as follows:

	2011	2010	Decrease	Percentage Change
TCM raw materials	$897,154	$924,547	$(27,393)	(3.0)%
Yew trees	172,460	633,027	(460,567)	(72.8)%
Handicrafts	56,351	80,489	(24,138)	(30.0)%
Total	$1,125,965	$1,638,063	$(512,098)	(31.3)%

The decrease in our cost of revenues in the TCM raw material segment in fiscal 2011 as compared to fiscal 2010 was primarily attributable to improved operational efficiencies in fiscal 2011.

The decrease in our cost of revenues in the Yew trees segments in fiscal 2011 as compared to fiscal 2010 was attributable to the less number of yew trees sold in 2011 and the cost of cultivating yew trees being less in 2011. We sold approximately 383,000 pieces of yew seedlings and trees as compared to approximately 953,000 pieces of yew seedlings and trees in fiscal 2010. The average cost per yew tree was approximately $0.45 in 2011 as compared to $0.66 per yew tree in 2010. As a result of improved operational efficiencies, we were able to reduce our cost per yew tree in 2011.

The decrease in our cost of revenues in the Handicrafts segments in fiscal 2011 as compared to fiscal 210 was due to the decrease in revenue generated from the sale of handicrafts.

Gross Profit

For fiscal 2011, gross profit was $4,835,074 as compared to $3,489,989 for fiscal 2010, representing gross margins of 81.1% and 68.1%, respectively. Gross profit margins by product categories were as follows:

	2011	2010	Increase (Decrease)
TCM raw materials	74.1%	67.5%	6.6%
Yew trees	92.8%	70.3%	22.5%
Handicrafts	45.1%	46.9%	(1.8)%
Total	81.1%	68.1%	13.0%

The increase in our gross margin percentage related to the sale of TCM raw materials was primarily attributable operational efficiencies from the increase in our production in fiscal 2011 as compared to fiscal 2010.

The increase in our gross margin percentage related to the sale of yew trees for fiscal 2011 as compared to fiscal 2010 was because we had more mature yew seedlings and trees sold in 2011 and we had higher profit margin on those more mature yew tree products. As a result, we saw an increase in our average unit selling price and higher overall gross margin in our yew tree segment.

The decrease in our gross margin percentage related to the sale of handicrafts for fiscal 2011 as compared to fiscal 2010 was mainly due to the different sales revenue mix with different gross profit margin. During fiscal 2011, we sold more handicrafts with lower profit margin, which contributed to the decrease in gross profit margin.

Selling Expenses

	Year Ended December 31,
	2011	2010
Salary and related benefit	$12,865	$2,672
Advertising	8,604	2,571
Shipping and handling	16,166	11,316
Other	16,958	13,858
Total	$54,593	$30,417

For fiscal 2011, selling expenses were $54,593 as compared to $30,417 for fiscal 2010, an increase of $24,176 or 79.5%. Selling expenses consisted of the following:

•	For fiscal 2011, salary and related benefit increase by $10,193 which was primarily attributable to an increase in salaries paid to our sales staff due to the expansion in our sales team.

•	For fiscal 2011, advertising expenses increase by $6,033 in order to enhance our visibility.

•	For fiscal 2011, shipping and handling expenses increased by $4,850 due to the increase in our revenue and sales activities.

•	For fiscal 2011, other expenses increased by $3100 primarily due to the increase in travel and entertainment expenses.

General and Administrative Expenses

	Year Ended December 31,
	2011	2010
Compensation and related benefits	$173,571	$76,584
Depreciation	154,266	133,861
Travel and entertainment	86,408	80,679
Professional fees	195,044	453,642
Research and development	16,048	24,404
Other	108,478	109,709
Total	$733,815	$878,879

For fiscal 2011, general and administrative expenses amounted to $733,815 as compared to $878,879 for fiscal 2010, a decrease of $145,064 or 16.5%. General and administrative expenses consisted of the following:

•	For fiscal 2011, compensation and related benefits increased by $96,987 or 126.6%. The increase was primarily attributable to the increase in salaries paid to our management resulting from the expansion of our business in China. Additionally, during fiscal 2011 we hired our chief financial officer and other administrative staffs in connection with becoming a public company.

•	For fiscal 2011, depreciation increased by $20,405 or 15.2%. The increase was mainly attributable to an increase in depreciable assets.

•	Professional fees consisted of legal, accounting and other fees associated with preparing to be a public company. For fiscal 2011, professional fees decreased by $258,598 or 57.0% as compared to fiscal 2010. The decrease was primarily attributable to a decrease in legal fees of approximately $89,000, a decrease in accounting fees of approximately $93,000 and a decrease in consulting fees of approximately $77,000 related to our efforts to prepare to become a publicly listed company in the United States.

•	For fiscal 2011, research and development expenses decreased by $8,356 or 34.2%. The decrease was because we had less research and development activities incurred.

•	Travel and entertainment and other expenses remained materially consistent in fiscal 2011 as compared to fiscal 2010.

Income from Operations

For fiscal 2011, income from operations was $4,046,666 as compared to $2,580,693 for fiscal 2010, an increase of $1,465,973 or 56.8%.

Other Income (Expenses)

For fiscal 2011, total other expenses amounted to $6,355 as compared to total other income of $5,267 for fiscal 2010. The change in total other (expenses) income was primarily attributable to a loss on fixed asset disposals of $8,998 during fiscal 2011.

Net Income

As a result of the factors described above, our net income was $4,040,311, or $0.10 per basic share and $0.08 per diluted share for fiscal 2011, as compared to $2,585,960, or $0.06 per basic share and $0.05 per diluted share for fiscal 2010.

Foreign Currency Translation Adjustment

For fiscal 2011, we reported an unrealized gain on foreign currency translation of $778,392 as compared to $463,826 for fiscal 2010. The change reflects the effect of the value of the U.S. dollar in relation to RMB. These gains are non-cash items. As described elsewhere herein, the functional currency of our operating subsidiary, JSJ, and our VIE, HDS, is the RMB. The accompanying consolidated financial statements have been translated and presented in U.S. dollars using period end rates of exchange for assets and liabilities, and average rates of exchange for the period for net revenues, costs, and expenses. Net gains resulting from foreign exchange transactions, if any, are included in the consolidated statements of income.

Comprehensive Income

For fiscal 2011, comprehensive income of $4,818,703 was derived from the sum of our net income of $4,040,311 plus a foreign currency translation gain of $778,392. For fiscal 2010, comprehensive income of $3,049,786 was derived from the sum of our net income of $2,585,960 plus a foreign currency translation gain of $463,826.

Segment Operations

For the years ended December 31, 2011 and 2010, we operated in three reportable business segments: (1) the sale of yew raw materials for the production of TCM; (2) yew trees; and (3) handicrafts. Our reportable segments are strategic business units that offer different products. They are managed separately based on the fundamental differences in their operations. All of our operations are conducted in the PRC.

Information with respect to these reportable business segments for the years ended December 31, 2011 and 2010 is as follows:

Year Ended December 31, 2011

	TCM raw materials	Yew trees	Handicrafts	Total
Revenues	$2,066,267	$2,400,245	$97,914	$4,564,426
Revenues — related parties	1,391,826	—	4,787	1,396,613
Total Revenue	3,458,093	2,400,245	102,701	5,961,039
Cost of sales	515,323	172,460	53,724	741,508
Cost of sales — related parties	381,831	—	2,627	384,457
Total Cost of sales	897,154	172,460	56,351	1,125,965

Year Ended December 31, 2010

	TCM raw materials	Yew trees	Handicrafts	Total
Revenues	$1,518,864	$2,131,445	$138,872	$3,789,181
Revenues — related parties	1,326,203	—	12,668	1,338,871
Total Revenue	2,845,067	2,131,445	151,540	5,128,052
Cost of sales	471,595	633,027	73,761	1,178,383
Cost of sales — related parties	452,952	—	6,728	459,680
Total Cost of sales	924,547	633,027	80,489	1,638,063

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. At September 30, 2012 and December 31, 2011, we had cash balances of $567,798 and $732,371, respectively. These funds are primarily located in various financial institutions located in China. Our primary uses of cash have been for the purchase of yew trees, land use rights and yew forest assets. Additionally, we use cash for employee compensation, and for working capital.

In July 2012, we entered into the Fuye Field Agreement to acquire a land use right in the amount of approximately $2.4 million, payable in installments. We lease 117.5 mu (approximately 19.6 acres) located at Fuye Field, Beizhao Village, Hongxing Town, A’cheng District in Helongjiang Province, PRC. The term of the Fuye Field Agreement is 16 years, through March 2028. During the term of the Fuye Field Agreement, we have the right to develop the property for the production of yew trees. In addition, we acquired a building and more than 80,000 trees — which are not yew trees — located on the property. In connection with the Fuye Field Agreement, we paid approximately $1.5 million as of September 30, 2012 and there is an amount payable related to the Fuye Field Agreement of approximately $0.9 million as of September 30, 2012 which was included in accounts payable on the accompanying consolidated balance sheets. We presently expect to be able to make the additional payments required by the Fuye Field Agreement from cash-on-hand and net cash flow from operations.

Nine months Ended September 30, 2012 and 2011

The following table sets forth information as to the principal changes in the components of our working capital from December 31, 2011 to September 30, 2012:

			December 31, 2011 to September 30, 2012
Category	September 30, 2012	December 31, 2011	Change	Percentage change
Current assets:
Cash	$567,798	$732,371	$(164,573)	(22.5)%
Accounts receivable	530,471	—	530,471	100.0%
Inventories	899,783	710,844	188,939	26.6%
Prepaid rent — related party	67,292	—	67,292	100.0%
Prepaid expenses and other assets	14,245	433	13,812	3,189.8%
Current liabilities:
Accounts payable	915,792	1,360,611	(444,819)	(32.7)%
Accrued expenses and other payables	49,939	119,901	(69,962)	(58.3)%
Taxes payable	11,303	500	10,803	2,160.6%
Refundable common stock subscription	—	950,000	(950,000)	(100.0)%
Due to related parties	56,098	266,488	(210,390)	(78.9)%
Working capital:
Total current assets	$2,079,589	$1,443,648	$635,941	44.1%
Total current liabilities	1,033,132	2,697,500	(1,664,368)	(61.7)%
Working capital (deficiency)	$1,046,457	$(1,253,852)	$2,300,309	(183.5)%

Our working capital increased $2,300,309 to $1,046,457 at September 30, 2012, from a working capital deficiency of $(1,253,852) at December 31, 2011. This increase in working capital is primarily attributable to:

•	An increase in accounts receivable of approximately $530,000;

•	An increase in inventories of approximately $189,000;

•	An increase in prepaid rent — related parties of approximately $67,000;

•	An increase in prepaid expenses and other assets of approximately $14,000;

•	A decrease in accounts payable of approximately $445,000;

•	A decrease in accrued expenses and other payables of approximately $70,000;

•	A decrease in refundable common stock subscription of approximately $950,000;

•	A decrease in due to related parties of approximately $210,000;

offset by:

•	A decrease in cash of approximately $165,000; and

•	An increase in taxes payable of approximately $11,000.

For the nine months ended September 30, 2012, net cash flow provided by operating activities was $345,813, as compared to net cash flow provided by operating activities of $4,368,029 for the nine months ended September 30, 2011, a decrease of $4,022,216. Because the exchange rate conversion is different for the balance sheet and the statements of cash flows, the changes in assets and liabilities reflected on the statements of cash flows is not necessarily identical with the comparable changes reflected on the balance sheets.

For the nine months ended September 30, 2012, net cash flow provided by operating activities of $345,813 was primarily attributable to:

•	net income of approximately $3,360,000 adjusted for the add-back of non-cash items, such as: depreciation of approximately $159,000, and amortization of land use rights and yew forest assets of approximately $259,000, and

•	the receipt of cash from operations from changes in operating assets and liabilities of approximately $34,000,

partially offset by:

•	the use of cash from changes in operating assets and liabilities, such as: an increase in accounts receivable of approximately $531,000, an increase in inventories of approximately $2,335,000 mainly due to the acquired trees from Fuye Field Agreement, an increase in prepaid rent — related parties of approximately $67,000, a decrease in accounts payable of approximately $452,000 and a decrease in accrued expenses and other payables of approximately $67,000.

For the nine months ended September 30, 2011, net cash flow provided by operating activities of $4,368,029 was primarily attributable to:

•	net income of approximately $2,838,000 adjusted for the add-back of non-cash items, such as depreciation of approximately $128,000, amortization of land use rights and yew forest assets of approximately $213,000, loss on disposal of fixed assets of approximately $10,000; and

•	the receipt of cash from operations from changes in operating assets and liabilities, such as: a decrease in inventories of approximately $859,000, an increase in accounts payable of approximately $502,000,

•	partially offset by the use of cash from changes in operating assets and liabilities, such as a decrease in advances from customers of approximately $174,000.

Net cash flow used by investing activities was approximately $274,000 for the nine months ended September 30, 2012, as compared to net cash flow used in investing activities of approximately $5,608,000 for the nine months ended September 30, 2011. During the nine months ended September 30, 2012, we spent approximately $208,000 on purchase of property and equipment and spent approximately $66,000 on purchase of land use rights and yew forest assets. During the nine months ended September 30, 2011, we spent approximately $134,000 on purchase of property and equipment and spent approximately $5,495,000 on purchase of land use rights and yew forest assets, offset by proceeds from disposal of property and equipment of approximately $20,000.

Net cash flow used in financing activities was approximately $239,000 for the nine months ended September 30, 2012, as compared to net cash flow provided by financing activities of approximately $200,000 for the nine months ended September 30, 2011. During the nine months ended September 30, 2012, we made repayments to a related party of approximately $239,000. During the nine months ended September 30, 2011, we received proceeds from related party advances of approximately $137,000 and received proceeds from a director’s advances of approximately $63,000.

Years ended December 31, 2011 and 2010

The following table sets forth information as to the principal changes in the components of our working capital from December 31, 2010 to December 31, 2011:

			December 31, 2010 to December 31, 2011
Category	December 31, 2011	December 31, 2010	Change	Percentage Change
Current assets:
Cash	$732,371	$1,850,488	$(1,118,117)	(60.4)%
Due from related parties	—	57,131	(57,131)	(100.0)%
Inventories	710,844	972,048	(261,204)	(26.9)%
Prepaid expenses and other assets	433	2,250	(1,817)	(80.8)%
Current liabilities:
Accounts payable	1,360,611	1,810,092	(449,481)	(24.8)%
Advance from customers	—	322,151	(322,151)	(100.0)%
Accrued expenses and other payables	119,901	55,604	64,297	115.6%
Taxes payable	500	7,112	(6,612)	(93.0)%
Refundable common stock subscription	950,000	950,000	—	—
Due to related parties	266,488	141,276	125,212	88.6%
Working capital:
Total current assets	$1,443,648	$2,881,917	$(1,438,269)	(50.91)%
Total current liabilities	2,697,500	3,286,235	(588,735)	(17.9)%
Working capital deficiency	$(1,253,852)	$(404,318)	$(849,534)	(210.1)%

Our working capital deficiency increased by $436,242 to $(1,340,680) at December 31, 2011 from a working capital deficiency of $(404,318) at December 31, 2010. This increase in working capital deficiency is primarily attributable to:

•	A decrease in cash of approximately $1,118,000,

•	A decrease in inventories of approximately $347,962

•	An increase in due to related parties of approximately $125,000,

offset by:

•	A decrease in accounts payable of approximately $449,000, and

•	A decrease in advances from customers of approximately $322,000.

For fiscal 2011, net cash flow provided by operating activities was $4,370,422 as compared to $7,777,324 for fiscal 2010, a decrease of $3,406,902. Because the exchange rate conversion is different for the balance sheet and the statements of cash flows, the changes in assets and liabilities reflected on the statements of cash flows is not necessarily identical with the comparable changes reflected on the balance sheets.

For fiscal 2011, net cash flow provided by operating activities of $4,370,422 was primarily attributable to:

•	net income of approximately $4,040,000 adjusted for the add-back of non-cash items, such as: depreciation of approximately $178,000, and amortization of land use rights and yew forest assets of approximately $293,000, and

•	the receipt of cash from operations from changes in operating assets and liabilities, such as: a decrease in inventories of approximately $606,000, a decrease in due from related parties of approximately $26,000, and an increase in accrued expenses and other payable of approximately $62,000, offset primarily by:

•	the use of cash from changes in operating assets and liabilities, such as: a decrease in accounts payable of approximately $511,000 and a decrease in advances from customers of approximately $329,000.

For fiscal 2010, net cash flow provided by operating activities of $7,777,324 was primarily attributable to:

•	net income of approximately $2,586,000 adjusted for the add-back of non-cash items, such as depreciation of approximately $158,000, amortization of land use rights and yew forest assets of approximately $48,000, stock-based compensation expense of $50,000, and

•	the receipt of cash from operations from changes in operating assets and liabilities, such as: a decrease in accounts receivable of approximately $2,354,000 related to the collection of outstanding accounts receivable balances, a decrease in advance to suppliers of approximately $633,000, an increase in accounts payable of approximately $1,737,000 and an increase in advances from customers of approximately $314,000.

•	offset by the use of cash from changes in operating assets and liabilities, such as: an increase in inventories of approximately $222,000.

Net cash flow used in investing activities was $5,687,716 for fiscal 2011 as compared to net cash flow used in investing activities of $9,164,038 for fiscal 2010. During fiscal 2011, we spent approximately $192,000 on purchase of property and equipment and spent approximately $5,516,000 on purchase of land use and yew forest assets rights, offset by proceeds from disposal of property and equipment of approximately $20,000. During fiscal 2010, we spent approximately $169,000 on purchase of property and equipment and spent approximately $9,022,000 on purchase of land use and yew forest assets rights, offset by proceeds from disposal of property and equipment of approximately $27,000.

Net cash flow provided by financing activities was $88,119 for fiscal 2011 as compared to net cash flow provided by financing activities of $1,326,624 for fiscal 2010. During fiscal 2011, we received proceeds from related party advances of approximately $88,000. During fiscal 2010, we received proceeds from refundable common stock subscription of $950,000 and received proceeds from related party advances of approximately $434,000, offset by repayments made for directors’ advances of approximately $57,000.

We have historically financed our operations and capital expenditures through cash flows from operations, bank loans and advances from related parties. From March 2008 to September 2009, we received approximately $2.9 million of proceeds in the aggregate from offerings and sales of our common stock. Except for the portion used to pay for professional and other expenses in the U.S., substantial portions of the proceeds we received through selling of our common stock were retained in the PRC and used to fund our working capital requirements. As the PRC government imposes controls on PRC companies’ ability to convert RMB into foreign currencies and the remittance of currency out of China, from time to time, in order to fund our corporate activities in the U.S., our CEO Zhiguo Wang advanced funds to us in the U.S. and we repaid the amount owed to him in RMB in the PRC.

It is management’s intention to expand our operations as quickly as reasonably practicable to capitalize on the demand opportunity for our products. We regularly review our cash funding requirements and attempt to meet those requirements through a combination of cash on hand, cash provided by operations and any potential available bank borrowings. We believe that we can continue meeting our cash funding requirements for our business in this manner over at least the next twelve months. The majority of our funds are maintained in RMB in bank accounts in China. We receive all of our revenue in the PRC. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade related transactions, can be made in foreign currencies by complying with certain procedural requirements. However, approval from the SAFE or its local counterparts is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also, at its discretion, restrict access to foreign currencies for current account transactions. Approximately $24.5 million of our net assets are located in the PRC. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, and we may not be able to move funds deposited within the PRC to fund working capital requirements in the U.S. or pay dividends, which we have declared not but might declare in the future, in currencies other than the RMB, to our shareholders.

Contractual Obligations and Off-Balance Sheet Arrangements

We have certain potential commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following tables summarize our contractual obligations as of September 30, 2012, and the effect these obligations are expected to have on our liquidity and cash flows in future periods:

Contractual obligations:	Total	1 year	1–3 years	3–5 years	5+ years
Operating leases	$667,293	$36,004	$69,561	$63,924	$497,804
Land and yew forest rights (1)	895,532	105,778	789,754	—	—
Total	$1,562,825	$141,782	$859,315	$63,924	$497,804

(1)	On July 18, 2012, we entered into the Fuye Field Agreement, pursuant to which we acquired the right to use land with an area of 117.5 mu (approximately 19.6 acres), for a term of 16 years, through March 2028. We also acquired a building, and more than 80,000 trees — which are not yew trees — located on the property. During the term of the Fuye Field Agreement, we have the right to develop the property for the production of yew trees. The aggregate purchase price of RMB 15,002,300 (approximately $2,377,000) was divided into three installments. As of September 30, 2012, we made payment of RMB 9,330,000 (approximately $1.5 million) and we are required to pay RMB 670,000 (approximately $106,000) on December 25, 2012 and RMB 5,002,300 (approximately $790,000) on or before December 25, 2013.

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

OUR BUSINESS

General

The Company, through YBP; its wholly-owned subsidiaries Yew HK and JSJ; and its VIE, HDS; is a major grower and seller of yew trees and manufacturer of products made from yew trees in China. We also sell raw material, including the branches and leaves of yew trees, used in the manufacture of TCM. The yew raw material contains taxol, and TCM containing yew raw material has been approved in the PRC for use as a secondary treatment of certain cancers, meaning it must be administered in combination with other pharmaceutical drugs. The yew industry is regulated in the PRC because the yew tree is considered an endangered species.

We believe that our business is built upon five unique components:

•	We have entered into several land use agreements with various parties, which provide the potential for us to grow a large number of yew trees on large areas of land over the next few decades, although we cannot currently estimate the number of trees we will grow or the total amount of land we will put into production over such period.

•	We employ proprietary, patented accelerated growth technology, the Asexual Reproduction Method, to bring yew trees to commercialization decades faster than growing yew trees naturally.

•	Because of our more productive and faster rate of yew cultivation, we have a sufficient supply of raw material to allow us to use the branches and leaves, rather than the bark, of yew trees, to sell to customers for the purpose of making TCM. The yew industry is highly regulated in the PRC because the yew tree is considered an endangered species. By harvesting only branches and leaves of yew trees we respond to both environmental sensitivities and regulations, because cutting the bark of the yew trees will damage the trees and stop it from growing new branches.

•	We have permits from the Heilongjiang provincial government to sell our yew trees and manufacture handicrafts using yew timber. We believe that we are one of only a handful of companies in the PRC with permissions to manufacture handicrafts using yew timber.

•	The TCM raw materials and yew tree segments of our business are tax-free in the PRC.

Using patented accelerated growth technology developed by our founder and President, Zhiguo Wang, based on principles of asexual propagation and cloning, we can bring yew trees to maturity and commercialize them in as little as two-to-three years, compared to more than 50 years needed for naturally grown yew trees. Additionally, we have permits from the Heilongjiang provincial government to sell our yew trees and products made from yew trees. We believe that we are one of only a few companies in the PRC with such permission.

We operate in three business segments: TCM raw materials, yew trees and handicrafts. We sell raw materials in the form of yew tree branches and leaves to our customers, primarily an affiliate, to manufacture TCM containing taxol. We began the TCM raw materials segment in 2010.

Our TCM raw materials business became our largest operating segment in 2011 and is expected to continue to contribute an increasing percentage of net revenue in future periods.

In December 2009, another company owned directly and indirectly primarily by Mr. Wang, Yew Pharmaceutical, received approval from HFDA to sell Zi Shan, a TCM to be sold under both prescription and over-the-counter drug categories. Zi Shan contains taxol, and the TCM is approved in the PRC as a secondary treatment of cancer, meaning it must be administered in combination with other pharmaceutical drugs. In February 2010, we began selling to Yew Pharmaceutical branches and leaves of yew trees, which is more environmentally responsible than using the bark of yew trees, to extract taxol.

We also derive a significant amount of our revenue from the sale of yew seedlings and trees to state-owned enterprises and private businesses for reforestation in Heilongjiang Province and Jilin Province, in the northeastern China, as well as the sale of potted yew trees to retail customers. Additionally, we generate revenue from the sale of handicrafts, including furniture, made from yew timber. All of our revenue is derived from the Chinese domestic market.

For the nine months ended September 30, 2012, our TCM raw materials revenue represented approximately 59.2% of consolidated revenue (including 12.4% of consolidated revenues to related parties); sale of yew trees represented approximately 38.3% of consolidated revenue; and the sale of handicrafts represented approximately 2.5% of consolidated revenue (including 0.1% of consolidated revenues to related parties). For the nine months ended September 30, 2011, our TCM raw materials revenue represented approximately 60.2% of consolidated revenue (including 26.5% of consolidated revenues to related parties); sale of yew trees represented approximately 37.7% of consolidated revenue; and the sale of handicrafts represented approximately 2.1% of consolidated revenue.

For the year ended December 31, 2011, revenues from the sale of TCM raw materials represented approximately 58.0% of consolidated revenue (including 23.3% of consolidated revenues to related parties); sale of yew trees represented approximately 40.3% of consolidated revenue; and the sale of handicrafts represented approximately 1.7% of consolidated revenue. For the year ended December 31, 2010, our TCM raw materials revenue represented approximately 55.5% of consolidated revenue (including 25.9% of consolidated revenues to related parties); sale of yew trees represented approximately 41.6% of consolidated revenue; and the sale of handicrafts represented approximately 2.9% of consolidated revenue. We expect that sales from our TCM raw materials segment will become an increasingly important source of revenue for us.

Under Article 27 of the Law of the PRC on Enterprises Income Tax and Article 15 of the provisional regulations of the PRC on Value Added Tax, we do not pay any tax, including income tax and VAT, in our TCM raw materials and yew tree segments. Our current VAT exemption certificate is valid from July 1, 2005 through December 31, 2016 and our current income tax exemption certificate is valid from January 1, 2008 through December 31, 2058. We pay taxes on handicrafts made from yew timber.

Zhiguo Wang, the founder of the Company and our President, does not devote all of his time to the Company’s business. We estimate that Mr. Wang devotes approximately 71% of his time, or approximately 120 hours per month, to the Company’s business. He devotes about 12% of his time, or approximately 20 hours per month, to the business of Yew Pharmaceutical and the balance of his time, or approximately 28 hours per month, to the business of other companies in which he is involved. These allocations are approximate only and are subject to change depending upon the particular projects and changing needs of the individual businesses in which he is involved.

The executive offices of HDS, our operating entity, are located in Harbin City, the capital of Heilongjiang Province in the PRC. Our four nurseries used to cultivate yew trees, and our production facilities to manufacture products made from yew trees, are located in and around Harbin. We also have a store in Harbin where we sell potted yew trees, handicrafts and furniture.

YBP was incorporated in Nevada on November 5, 2007. YBP’s executive offices are located at 294 Powerbilt Avenue, Las Vegas, Nevada 89148 and our telephone number is (702) 487-4683. Our website is www.yewchina.com. No part of our website is incorporated into this registration statement or any other report we file with the SEC from time to time.

Industry Overview

Since 1996, we have grown Japanese yew trees (also referred to in China as Northeast yew trees), taxus cuspidata, on mountain hillsides near Harbin and cultivate them in four nurseries we operate near Harbin. We have successfully cultivated more than eight million yew nursery seedlings in four nurseries. These nurseries occupy approximately 17,596 Mu (approximately 2,933 acres) of forested land. We currently have the capacity to grow up to two million yew nursery seedlings annually. We also have an additional 1,000,000 Mu (approximately 166,667 acre) site in Wuchang, which we currently do not utilize, for future expansion of our growing operations.

Northeast yew trees grow well in the climate of Northeast China. Using our patented Asexual Reproduction Method, developed by our founder and President, Zhiguo Wang, based on principles of asexual propagation and cloning, we can bring yew trees to maturity and commercialize them in as little as two-to-three years, compared to more than 50 years of maturity period for naturally grown yew trees. We believe that utilizing the Asexual Reproduction Method addresses an imbalance between supply and demand for yew trees, both for reforestation and use in the production of cancer-fighting TCM.

The Northeast yew is a small- to medium-sized evergreen tree, typically growing from between 35 and 65 feet tall, with a trunk up to 6-1/2 feet in diameter. The bark is thin and scaly brown. The leaves are lanceolate, flat and dark green, typically between 1/2 and 1-1/2 inches long and about 0.1 inches broad, arranged in a spiral pattern on the stem. The Northeast yew tree is relatively slow growing compared to other species of yew trees, but can be very long-lived. It is estimated that a Northeast yew tree can live up to 2,000 years. The growing cycle of a Northeast yew tree is extremely long and regeneration is difficult.

Yew trees are scarce and, traditionally, it takes a long time to bring them to commercialization. It can take more than 50 years for a yew tree to mature naturally for pharmaceutical use. Our Asexual Reproduction Method shortens this period significantly. We begin with cuttings from natural yew trees, which we transplant at our nurseries. By using our Asexual Reproduction Method, the success rate of maturation is enhanced and in approximately two-to-three years the yew tree is able to be used for commercialization. We use some trees in their entirety and parts of other yew trees that we need and take the rest of the tree itself back to the forest to finish full growth to maturity in 10-15 years, creating a new generation of mature yew trees.

Because the Northeast yew trees are categorized as an endangered species and are protected in the PRC as a Level 2 preserved tree, the operation of the yew industry in the PRC is strictly regulated by the PRC Forest Law and its Implementing Regulations, Rules on Permit for Felling of Forest Trees, Regulations on Wild Plants Protection and other PRC laws and regulations. The available sources for yew trees for commercialization are scarce and costs of production are relatively high.

In accordance with the Notification about Key Points of Forestry Policies from National Forestry Bureau Registered (2007) No.173, or the Notification, issued on August 10, 2007 jointly by the National Forestry Bureau, the National Development and Reform Commission, the Finance Ministry, the Commerce Department, the State Administration of Taxation, the China Banking Regulatory Commission, and China Security Regulatory Commission, the Chinese government encourages the development of technologies promoting the cultivation of rare trees and plant-based pharmaceuticals; encourages the cultivation of fast growing timber species, especially rare and large diameter timber; and accelerates the reorganization and integration of existing wood-based panels, furniture, wood products manufacturing enterprises. The Notification also provides that the forestry industry shall enjoy state preferential taxation policies. According to the provisions of the relevant tax laws and regulations on enterprises engaged in agriculture and forestry projects, the enterprise income tax can be reduced or eliminated.

The Ministry of Science and Technology of the PRC implemented the Spark Program, or the Spark Program, in 1986. The major task of the Spark Program is to rejuvenate the rural economy by relying on science and technology and popularizing advanced and applicable scientific and technological findings in the rural areas. To encourage the Spark Program, the Chinese government set up the National Spark Prize in 1987, including Spark Science and Technology Prize, Spark Talent Training Prize, Spark Management Prize, Spark Outstanding Youth Prize and Spark Demonstrating Enterprise Prize. In 2001 the project of cultivation of yew trees has been recognized by the Ministry of Science and Technology of PRC as the Spark Program.

We have entered into several land use agreements with various parties, which provide the potential for us to grow a large number of yew trees on approximately 1,017,713.5 mu (approximately 169,619 acres) over the next few decades, although we cannot currently estimate the total number of trees we will grow or the total amount of land we will put into production over such period. Among these land use agreements, on March 21, 2004, we entered into a Joint-Stock Construct Rare Plant Northeast Yew Contract, or the Joint Venture Agreement, with the Heilongjiang Province Wuchang City Forestry Bureau, or the Wuchang Forestry Bureau, pursuant to which the Wuchang Forestry Bureau has given us access to 1,000,000 mu (approximately 166,667 acres) of forest land located in Wuchang City to develop yew tree forests and produce yew seedlings. Pursuant to the Joint Venture Agreement, we have permission to plant yew trees on this land from 2004 through 2034. Under the Joint Venture Agreement, any profits from the planting of yew trees and other agriculture shall be distributed 80% to the Company and 20% to the Wuchang Forestry Bureau. We have not yet cultivated this land or generated any revenue under the Joint Venture Agreement. Because of the profit-

sharing feature of this agreement, we presently intend to focus on cultivating yew trees on other land subject to existing and possibly future land use agreements as our priority for at least the next few years.

Our business is sustainable and environmentally responsible. We accelerate the growth of yew trees utilizing our Asexual Reproduction Method, more than replenishing the number of yew trees we cultivate and put into production. We harvest yew trees twice a year. We do not use the bark of yew trees in production, which would kill the yew tree; instead, we use the branches and leaves of the yew tree.

Traditional Chinese Medicine

There is a long-established, scientifically recognized relationship between the Pacific yew, taxus brevifolia, and similar species of yew (including the Northeast yew), and certain cancer drugs, most notably paclitaxel, also known as taxol. Paclitaxel is a broad-spectrum mitotic inhibitor used in cancer chemotherapy. It was discovered in a U.S. National Cancer Institute program at the Research Triangle Institute in 1967 when Monroe E. Wall and Mansukh C. Wani isolated it from the bark of the Pacific yew tree and named it taxol. Taxol is found in the root, stem, leaf, seed and bark of the taxus family of trees, including the Pacific and Northeast yews. It was developed commercially by Bristol-Myers Squibb under the brand name Taxol®. The PRC State Food and Drug Administration, or the SFDA, approved a new drug certification for taxol in 1995.

The improvement on the extraction and isolation technology of the biological properties of taxol made it a breakthrough in the treatment of cancer in the 1990s, providing a non-intrusive alternative to the more radical techniques of radiotherapy and surgery. Taxol is used to treat patients with lung, ovarian, breast, head and neck cancer, and advanced forms of Kaposi’s sarcoma.

Taxol, derived from certain species of yew tree including the Northeast yew tree, is a taxane drug and mitotic inhibitor that is used to treat cancer. All cells grow by a process called mitosis (cell division). Taxol targets rapidly growing cancer cells, sticks to them while they are trying to divide and prevents them from completing the division process. Since the cancer cells cannot divide into new cells, they cannot grow and the cancer cannot metastasize. Taxol may suppress tumor growth through regulating microtubule stabilization, inducing apoptosis and adjusting immunologic mechanism. Taxol can promote the polymerization of microtubule and inhibit their degradation, through which taxol can block cell division in the G2/M stage and induce apoptosis of tumor cells.

Taxol is a clear, colorless fluid that is given intravenously as a chemotherapy injection or as an infusion pumped from a dose bag. Taxol can be administered as high-dose chemotherapy, once every two or three weeks, or in low doses on a weekly basis. In the treatment of certain soft tissue cancers, such as breast cancer, taxol is given for early stage and metastatic breast cancer after combination anthracycline and cytoxan therapy and is also given as neoadjuvant treatment to shrink a tumor before surgery. Taxol can also be used together with a drug called Cisplatin to treat advanced ovarian cancer and non-small cell lung cancer, or NSCLC. The U.S. Food and Drug Administration has approved taxol as the primary and secondary treatment for NSCLC. There are other generally accepted protocols for the use of taxol as a cancer drug alone or in combination with other drugs depending upon the diagnosis, staging and type of cancer, as well as a patient’s medical history, tolerances and allergies, among other relevant factors.

The Chinese Herbal Medicine Standard (manual) of Heilogjiang Province (2011 version), edited by the HFDA, states that the Northeast yew has a secondary effect on treating cancer, meaning that while it has an impact on treating cancer, yew tree extract by itself (as distinguished from processed taxol) cannot be used as a stand-alone treatment of cancer. While the TCM raw material we sell contains taxol naturally, the companies to whom we sell such raw materials do not extract taxol from our TCM raw materials to produce pharmaceutical taxol.

Certain species of yew trees are the only natural source of taxol. Initially, taxol was extracted from the bark of the yew tree, but harvesting the bark usually kills the tree. Moreover, taxol is extracted from the bark of yew trees in extremely small amounts, often requiring the destruction of several yew trees to extract enough taxol to treat a single patient. Accordingly, taxol extracted from the yew is both very expensive and environmentally harmful. Because of environmental concerns about the adverse impact on forests in the Pacific Northwest in the United States, by the 1990s taxol ceased being derived from the bark of the Pacific yew. Alternative ways to develop taxol from renewable resources is ongoing. These include taxol-producing fungi from the yew tree and using other parts of the yew tree that may contain taxol.

We believe using yew trees that have been grown using our Asexual Reproduction Method significantly shortens the maturity cycle of naturally-grown yew trees and allows earlier commercialization of yew trees as a source of taxol. We further believes that using the branches and leaves of yew trees in large quantities, as we do, provides the key to solving the need for additional sources of taxol while not further endangering the PRC’s natural supply of yew trees, which themselves were over-forested in previous decades since the discovery of taxol.

The founder and President of our company, Zhiguo Wang, with the support of the Ministry of Forest and Science, and the Technology Department of Heilongjiang Province, successfully completed a project from 1984 to 1995 for asexual reproduction of the Northeast yew, and developed the first artificial cloned yew forest in the world. Tests conducted by the Ministry of Education’s Key Laboratory of Forest Plant Ecology in Northeast Forestry University have shown that the growing cycle of a cloned yew is significantly shorter than that of a natural yew and the concentration is taxol is higher. In 1995, this project received the Second Scientific and Technological Progress Award of Heilongjiang Province.

In December 2009, Yew Pharmaceutical received authorization from HFDA approving the sale of a yew-based TCM as a secondary treatment of cancer and certain other disorders, including uric disorders, certain liver diseases and menstrual discomfort. This TCM, sold under the brand name Zi Shan, has been approved to be sold under both prescription and over-the-counter drug categories. We also believe that Zi Shan may provide general beneficial effects on overall health. According to the Quintessence of Materia Medica, published in August 2006 by the Chinese Academy of Medical Sciences — Institute of Medicinal Plants, the Northeast yew plays a role as a diuretic, detumescence and in restoring menstrual flow. The approval from HFDA allows Yew Pharmaceutical to sell Zi Shan throughout the PRC.

In November 2010, Yew Pharmaceutical applied to the SFDA to approve an upgrade of Zi Shan from provincial to national standard, which we believe will enhance its general market acceptance and therefore could create additional demand for the raw materials we sell to Yew Pharmaceutical. As of the date of this registration statement, the application is pending.

We entered into the Development Agreement with Yew Pharmaceutical, a related party, for the development, production and sale of yew-based TCM. Under the Development Agreement, we sell yew branches and leaves to Yew Pharmaceutical. Yew Pharmaceutical manufactures TCM at its own facilities in Harbin in accordance with the requirements of HFDA. Yew Pharmaceutical is also responsible for producing the finished product in accordance with GMP requirements (in this regard, it received a GMP certificate in November 2009), and filing all applications with and obtaining all approvals from the HFDA.

Yew Pharmaceutical is the primary purchaser of the raw materials we sell in our TCM raw materials business. Pursuant to the Development Agreement, Yew Pharmaceutical pays us RMB 1,000,000 per ton of raw material, whereas the current market price for such raw material is approximately RMB 1,100,000 per ton. The term of the Development Agreement is ten years, terminating on January 9, 2020. We began selling raw material in the form of branches and leaves of yew trees to Yew Pharmaceutical commencing in February 2010.

Yew Pharmaceutical is owned 95% by Heilongjiang Hongdoushan Ecology Forest Co., Ltd, a Chinese company, or HEFS, which itself is owned 63% by our founder, President and one of our directors, Zhiguo Wang, and 34% by his wife, Guifang Qi, who is also one of our directors. The remaining 5% is owned directly by Madame Qi. See “Certain Relationships and Related Transactions, and Director Independence”.

Yew Pharmaceutical is the exclusive manufacturer of Zi Shan in the PRC. Zi Shan is sold in sachets in HFDA-approved dosages of two grams per sachet. It is consumed as a tea twice a day for therapeutic purposes or once a day for general health benefits. Approximately 30% of Zi Shan sales to date are in Heilongjiang Province and approximately 70% of such sales are from other provinces.

Starting in June 2010, other pharmaceutical companies started purchasing yew raw materials from us to manufacture and sell TCM similar to Zi Shan in other provinces.

Yew Trees

We have developed a detailed process of yew tree breeding. We start growing yew trees from seedlings that we purchase from various third parties, including certain affiliates. These seedlings come from naturally-grown mature yew trees. Because yew trees are protected, yew seedlings are scarce. Prices have been rising for yew seedlings by approximately 20% per year in recent years and we expect that to continue for at least the next few years. Our largest supplier of yew seedlings is a company that is directly and indirectly owned primarily by Mr. Wang and Madame Qi. See “Suppliers” below and “Certain Relationships and Related Transactions, and Director Independence”.

We cultivate the yew seedlings at our nurseries for at least three to four years. Most of the land we lease from various parties for the growth of yew trees is location in and around Harbin. We have entered into several land use agreements with various parties, which provide the potential for us to grow a large number of yew trees on large areas of land over the next few decades, although we cannot currently estimate the number of trees we will grow or the total amount of land we will put into production over such period. Among these land use agreements, pursuant to the Joint Venture Agreement, we have been granted permission to grow yew trees on up to 1,000,000 mu (approximately 166,667 acres) and to share profits 80% to the Company and 20% to the Wuchang Forestry Bureau. In addition, we have been provided two areas to use as nurseries for the cultivation of yew seedlings in the aggregate amount of 1,400 mu (approximately 233 acres). See “Properties”.

When the yew trees are mature enough for transplanting, we prepare survey and design specifications for an afforestation plan. Once this has been prepared and approved, we clean and divide the reproducing area, clearing brushwood and weeds, and mark off breeding areas of between five and eight meters in width and less than one meter in length. We typically plant stock in the spring, when the defrosted soil is a depth of at least 15 centimeters.

The cut materials are then dried for a period of 18-20 hours at a temperature of between 55°C and 60°C, with the temperature monitored every three hours. After the drying process, the moisture content of the plant material should not exceed 8.0%. We then use a crusher to grind the plant material into a powder. The powder is mixed before being put into sealed plastic bags. The sealed plastic bags are put into outer shipping material and the package undergoes a final inspection before being ready for shipment.

By using our patented Asexual Reproduction Method, developed by our founder and President, Zhiguo Wang, we are able to accelerate the commercial viability of a yew tree, so that it is able to be used for commercialization starting in approximately three years, compared to more than 50 years for naturally grown yew trees. For example, the branches and leaves from an accelerated growth yew tree can be used in the production of TCM in three to five years, and a cutting from an accelerated growth yew tree will develop into a small yew tree that can be sold as a potted tree starting in approximately three years. We are authorized sell cuttings of cloned yew trees without a government permit.

We sell yew trees primarily to state-owned enterprises and private businesses for reforestation in Heilongjiang Province and Jilin Province, in Northeast China. Historically, we have sold the majority of our yew trees to a small number of larger customers. However, even though we have a number of long-term customers, we do not enter into long-term agreements for the sale of our yew trees. Because our profit margin is smaller for larger customers due to volume price discounts, we are making efforts to increase sales to smaller customers. Our business relating to the sale of yew trees is seasonal. March to May, November and December are our strongest months.

After a period of three-to-seven years under cultivation, we also transplant some yew trees into decorative ceramic pots and sell these to retail customers for display in homes and offices. The Chinese people believe that in addition to its aesthetic qualities, yew trees help cleanse the air and reduce pollution. Accordingly, yew trees are purchased by individuals for personal use in their home or office and are often given as gifts. Yew trees can be found at landmarks around the world, including the White House and Lincoln Memorial.

We purchase high quality ceramic pots from third parties into which the yew trees are transplanted. We believe that there is a readily available supply of high-quality ceramic pots at relatively low and stable prices.

Because of the limited supply of yew trees and restrictions on the commercial use of yew trees, combined with the high quality of the ceramic pots we purchase from third-party sources, primarily in South China, used for the transplanted trees, the potted yew trees that we sell are highly prized and we charge premium retail prices by Chinese standards. Retail prices of potted yew trees vary based on the age, shape and other desirable qualities of the tree, and range from approximately RMB 280 to approximately RMB 3,080.

In connection with our entering into the Fuye Field Agreement in July 2012, we acquired more than 80,000 trees — which are not yew trees — located on that property. These trees consist of approximately 20,000 larix, 56,700 spruce and 3,700 poplar trees. Larix trees are used primarily in landscaping and we currently anticipate that we will begin selling larix trees to customers during 2013. Spruce and poplar trees are used primarily as building materials and we currently anticipate that we will begin selling these trees to customers in later periods, when these trees reach maturity in several years.

Handicrafts

Yew wood is of medium strength, making it possible to fashion products from the yew tree without undue effort or expense requiring special equipment. To create our current inventory of handicrafts, including furniture, historically we employed between 15 and 20 artisans from throughout the PRC, principally from Fujian Province and Jiangxi Province in southern China, annually from summer through late fall, to manufacture handicrafts made from yew timber at our production facility near Harbin. Since we currently have an adequate inventory of handicrafts, we now manufacture additional handicrafts only when orders are placed. We had minimal manufacturing activities in 2010 and 2011.

We begin the process of manufacturing handicrafts by selecting yew timber with greater variation in molding, which is indicative of a more attractive grain to the wood. The selected timber is then placed in a drying chamber and steam is injected to accelerate water evaporation until moisture content is only 3%. Depending upon the size and thickness of the timber, this process can take as long as one week.

The process of designing the item to be created begins with rough basing, based on geometrical form to summarize the overall artistic idea. During the entire process of carving the timber it is important to minimize knife scarring. Our crafted pieces typically go through a dying process; this not only can address certain small imperfections in the wood but is also done to aesthetically enhance the finished piece. After waiting at least twelve hours following dyeing, the carved item is then polished with sandpapers of different roughness and finally finishing cloths.

All of our products are hand-made, using yew tree timber of different maturities. Much of the furniture that we produce is reproductions of popular Ming and Qing Dynasty styles. We have acquired an inventory of yew timber from various parties over a number of years and have an adequate supply on hand for approximately five more years’ worth of production. Because of the scarcity of yew timber needed to produce handicrafts, it is very expensive to acquire new inventory of yew timber and supplies are extremely limited, if available at all. Accordingly, we plan to reduce and eventually eliminate our handicraft segment over the next several years.

Pursuant to the Department of Forestry of Heilongjiang Province (2003) Document No.188, issued by Department of Forestry of Heilongjiang Province on October 25, 2003, we have been granted rights to develop comprehensively and use Northeast yew resources. We believe that we are one of only a few companies in the PRC to have received approval for the manufacture of items made from yew timber.

Because of the limited supply of yew timber and restrictions on the commercial use of yew trees, combined with the high quality of artisans we employ, the handicrafts and furniture we manufacture are highly prized and we charge premium retail prices to our customers. Examples of retail prices for some of our products are as follows:

•	a pair of yew chopsticks sells for approximately RMB198;

•	a fountain pen sells for approximately RMB 2480;

•	sculptures can sell for tens of thousands of RMB; and

•	large pieces of furniture can sell for more than RMB 100,000.

Suppliers

We obtain yew seedlings from several sources. Prior to January 1, 2011, our largest supplier was ZTC, a related party. We believe that we pay market rate for the seedlings and cuttings we purchase from our suppliers. Mr. Wang and Madame Qi own approximately 39.4% and 30.7%, respectively, of ZTC. See “Certain Relationships and Related Transactions, and Director Independence”. We do not plan on making significant purchases from ZTC in the future.

None of the agreements we have with our suppliers are long-term contracts, meaning they can be canceled at any time. We believe that the supply of yew seedlings is readily available and if we lost one of our suppliers, we could readily find a replacement.

Sales and Marketing

We primarily serve the Chinese domestic market. The sale of yew trees for reforestation in Heilongjiang Province and Jilin Province is to both state-owned enterprises and private businesses.

We sell yew trees to a relatively small number of customers. For the nine months ended September 30, 2012, the following customers accounted for 10% or more of our consolidated revenue:

•	Anhui Bairun accounted for approximately 16% of our consolidated revenue

•	Shenzhen Keiji accounted for approximately 14% of our consolidated revenue

•	Changchun Hengtai accounted for approximately 14% of our consolidated revenue

•	Wuchang Hongyi Co., Ltd. accounted for approximately 13% of our consolidated revenue

•	Yew Pharmaceutical accounted for approximately 12% of our consolidated revenue

•	Shenzhen Tianyitang accounted for approximately 11% of our consolidated revenue

For the year ended December 31, 2011, the following customers accounted for 10% or more of our consolidated revenue:

•	Anhui Bairun accounted for approximately 29% of our consolidated revenue

•	Yew Pharmaceutical accounted for approximately 23% of our consolidated revenue

•	Wuchang Hongyi accounted for approximately 13% of our consolidated revenue

•	Changchun Hengtai accounted for approximately 10% of our consolidated revenue.

Yew Pharmaceutical is the manufacturer of Zi Shan and other pharmaceutical products, and is owned, directly and indirectly, primarily by Zhiguo Wang and Guifang Qi. Anhui Baiyun and Changchun Hengchai are large pharmaceutical distribution companies engage in producing and distributing western and TCM pharmaceutical products. Wuchang Hongyi is a mid-size mining company engaged in iron ore mining and the iron ore fine processing business. Wuchang Hongyi purchases yew seedlings and trees from us for forestation in mining areas.

While we generally do not enter into written agreements for the purchasers of our yew trees and other products, we have entered into written agreements for the sale of yew seedlings, cuttings, branches, raw materials for medicinal use and handicrafts with some of our larger customers.

The sale of furniture and handicrafts from our cultivated yew trees, as well as the sale of potted yew trees for display in homes and offices, is to the Chinese domestic market. Our retail store for the sale of potted yew trees, handicrafts and furniture is located in Harbin.

Retail prices for potted yew trees are high by Chinese standards, but have remained stable. We provide the potted yew trees that we sell, from our nurseries. the supply of ceramic pots that we purchase from third-parties suppliers that we use to transplant cultivated yew trees is good and prices are stable.

The sale of handicrafts is not seasonal. Our store in Harbin has inventory of a range of handicrafts and furniture, for sale and can also take orders for products custom-made to the specifications of our customers.

Prices and delivery time for custom pieces vary depending upon the item and time of year, since our artisans work primarily during the warmer months from April to September.

We also sell our products through a network of distributors throughout the PRC. Generally, we appoint one distributor in a given province for all of our products. Anhui Bairun and Changchun Hengtai are both distributors accounting for more than 10% of our revenue. We believe that if one or both of these distributors ceased purchasing our products, we would be able to find other large distributors because yew products are unique and in high demand.

Beginning in August 2010, we began the direct sale of handicrafts, including furniture, through the Internet, to supplement the sale of handicrafts in our store in Harbin and through distributors.

In August 2012, we began to more actively market our handicraft products. Specific steps taken to market our handicraft products include:

•	We will begin to engage first tier distributors to distributor our handicraft products in provincial capital cities in 10 provinces; each first tier distributor is required to reach minimal annual sales volume of 2,000,000 RMB. First tier distributors will be able to purchase handicrafts from us at a price below the price that basic distributors pay for the handicraft products. In addition to the discounted first tier distributor pricing provided, we will also provide approximately 3%-5% commission (payable in yew seedling products) to these first tier distributors.

•	We will engage second tier distributors in smaller cities. Each second tier distributor is required to reach minimal annual sales volume of 1,000,000 RMB. These distributors will also be offered beneficial pricing off the price that basic distributors pay. We will also provide approximately 2%-3% commission (payable in yew seedling products) to the second tier distributors.

•	We have instructed our sales representatives to make frequent visits to our distributors to promote our handicraft products.

Zi Shan is marketed and sold exclusively through Yew Pharmaceutical, under the Development Agreement. Yew Pharmaceutical is also our major purchaser of yew raw material used in the production of TCM. Yew Pharmaceutical is owned directly and indirectly primarily by Mr. Wang and Madame Qi.

Other TCM that is produced by manufacturers who buy yew raw material from us is marketed and sold by them to third party users, including hospitals.

Intellectual Property

We believe that we are able to cultivate and grow yew trees successfully and faster by using our patented Asexual Reproduction Method, based on principles of asexual propagation and cloning, developed by our founder and President, Zhiguo Wang. Our patented Asexual Reproduction Method functions through cell replication with identical genes, sometimes referred to as cloning, of Northeast Yew with only a single parent present.

Mr. Wang first studied yew cloning techniques in 1982, for the purpose of addressing the long reproduction time, low reproduction rates and weak survival rates for yew trees in general. With the support of the Ministry of Forest and Science, and the Technology Department of Heilongjiang Province, Mr. Wang successfully completed a project from 1984 to 1995 for asexual cultivation and cloning technology of the yew, and developed the first artificial cloned yew forest in the world. Tests conducted by the Ministry of Education’s Key Laboratory of Forest Plant Ecology in Northeast Forestry University have shown that the growing cycle of a cultivated yew is significantly shorter than that of a natural yew and the concentration is taxol is higher.

We have been issued two patents related to our advanced growth technology:

•	“Yew Tree Plant Extracts, Methods for Extracting the Plant Extracts and Application”, or the Yew Extract Method, was granted by the State Intellectual Property Office, or SIPO, to HDS on August 16, 2011. This patent had previously been held by Heilongjiang Yew Pharmaceutical Co., Ltd. This patent is valid for 20 years, from June 23, 2004 through June 22, 2024.

•	“Northeast Yew Asexual Reproduction Method”, or the Asexual Reproduction Method, was granted by SIPO to HDS on September 21, 2011. This patent is valid for 20 years, from September 30, 2010 through September 29, 2030.

We believe that our patented Asexual Reproduction Method has three unique advantages:

•	The Asexual Reproduction Method addresses the low rooting rate problem and accelerates the seedling rate and the maturity period for Northeast yew. It increases the rooting rate to over 80% and the seedling rate to over 85% for Northeast yew. It can bring the Northeast yew to maturity and ready for commercialization for medical use in as little as two-to-three years, compared to more than 50 years for naturally growing yew trees.

•	Large colonies can form to out-compete other organisms for nutrients. The active ingredients in the offspring were relatively stable with little difference.

•	There is high chance of survival of the offspring with little variation.

Our patented Yew Extract Method is an extraction process to extract anti-cancer active ingredients from yew branches and leaves for use in anti-cancer drugs. It utilizes Northeast yew branches and leaves as new medicinal parts to obtain anti-cancer ingredients. The Yew Extract Method has high yield rate and low costs. According to the Shanghai Institute of Pharmaceutical Industry, the anti-cancer effect of the ingredients obtained through Yew Extract Method is no less than that of taxol. Clinical research studies show the ingredients obtained through the Yew Extract Method has also low side effects. The Yew Extract Method increases the sustainability and enhances the utilization rates for yew trees in medical use from 1/5000 (in obtaining taxol) to 1/200. The Yew Extract Method has not yet been used for commercial purposes. We are currently studying the possibility of commercializing the Yew Extract Method for medical uses.

We do not currently own any trade names, trademarks or service marks the loss of which would be materially adverse to our business.

Research and Development

We entered into a Technology Development Service Agreement dated January 1, 2010, or the Technology Agreement, with Kairun. Under the Technology Agreement, Kairun provides us with testing and technologies regarding utilization of yew trees to extract taxol and develop higher concentration of taxol in the yew trees we grow and cultivate. For these services, we have agreed to pay Kairun a one-time fee in the amount of RMB 200,000 after the technologies developed by Kairun are tested and approved by us. We retain all intellectual property rights in connection with the technologies developed by Kairun. Kairun may not provide similar services to any other party without our prior written consent.

The initial term of the Technology Agreement was two years. Kairun informed us that it is taking longer than originally expected to develop the technologies and conduct the tests under the Technology Agreement. Accordingly, in February 2012, we entered into a supplemental agreement with Kairun, extending the term of the Technology Agreement indefinitely until project results specified in the original Technology Agreement are achieved. Kairun is owned directly and indirectly primarily by Mr. Wang and Madame Qi. See “Certain Relationships and Related Transactions, and Director Independence”.

We incurred $24,404 and $16,048 of research and development expenses in 2010 and 2011, respectively, and we did not incur research and development expenses for the nine months ended September 30, 2012.

Competition

We believe that we face little competition within the PRC for the growth and cultivation of yew trees because of the amount of space needed for proper cultivation of yew trees, the long period to maturity of the yew tree, the difficulties of propagation, the scarcity of yews and the regulation of the yew industry in the PRC. Because of the need for governmental approval to grow, cultivate and commercialize yew trees, we believe that there are high barriers to entry to our industry.

Most of our competitors are smaller companies that do not have cloning technology and therefore have to engage in substantially longer growing cycles to commercialize yew trees. Our main competitors in the growth of yew trees and cultivation of yew cuttings include Zhejiang Changshan Mandiya Yew Science and Technology Limited Company, located in Zhejiang, China; and Luo Yang Madia Yew Science and Technology Development Limited Company, or Luo Yang, located in Henan, China. For example, Luo Yang has only approximately 300 mu (approximately 50 acres) of yew seedlings under cultivation.

There is significant competition for the sale of furniture, handicrafts and potted trees in the PRC. This is a highly fragmented industry in the PRC with innumerable competitors and little, if any, concentration of market share locally, regionally or nationally. Many of our competitors are probably larger than we are and can devote more resources than we can to the manufacture, distribution and sale of furniture, handicrafts and potted trees. Additionally, many of our competitors sell furniture and handicrafts, not made of yew trees, at prices considerably lower than the premium prices at which we sell our products. However, we believe that there is relatively little competition within the Chinese domestic market for our premium-priced yew products, primarily because of the scarcity of yew trees and the regulation of the yew industry in the PRC. We believe that we are the only business in the PRC that has been given permission to produce furniture and handicrafts from yew timber.

While we do not manufacture TCM or any taxol-based product ourselves, we could be seen as indirectly competing with companies that do manufacture taxol-based medicine. We face potential competition from many providers of TCM for many ailments. With respect to TCM specifically for use as a secondary treatment for cancer, we may be seen to compete with companies such as Fujian Leephick Pharmaceutical Limited Company, or Fujian Leephick, located in Wuping, China, and Qi Ao Chinese Medicine Tablet Co., Ltd., or Qi Ao, located in Anguo City, Hebei Province, China. Fujian Leephick is a fairly new company that we believe is only in an early stage of its research and development. Qi Ao can be differentiated from our company in that Qi Ao does not cultivate yew trees and requires third party supply of raw materials to produce TCM, whereas we produce the raw materials and sell them to our affiliate under the Development Agreement for the production of TCM, thereby providing a reliable supply of raw materials combined with the financial assurance of being paid up-front rather than being paid depending upon the timing and amount of sales to purchasers of the TCM.

Ningbo Green-Health Pharmaceutical Company Co., Ltd. is a leading manufacturer of food and drugs with substantially greater financial and other resources than ours. However, taxol-based medicine is only one of Ningbo’s products and they do not produce any other yew-based products other than taxol-based medicine.

Plant and Equipment

The machinery and other equipment that we use in making our products are manufactured, for the most part, in the PRC. We conduct our own maintenance of our machinery and equipment. Replacement parts are relatively easy to obtain without delays as and when required, and are not subject to significant price fluctuations.

Government Regulations

Certain parts of our business are regulated under national, provincial and local laws in the PRC. The following information summarizes certain major regulations that apply to us.

Regulations at the national, provincial and local levels in the PRC are subject to change. To date, compliance with governmental regulations has not had a material impact on our earnings or competitive position, but, because of the evolving nature of such regulations, we are unable to predict the impact such regulation may have in the foreseeable future.

The growing and cultivation of yew trees and manufacturing products from yew trees, is regulated by Forest Law and its Implementing Regulations, Rules on Permit for Felling of Forest Trees, Regulations on Wild Plants Protection and other PRC laws and regulations. HDS received approval issued by the Department of Forestry of Heilongjiang Province (Document No. 188) on October 25, 2003, allowing it to sell yew trees and manufacture handicrafts using yew timber. There is no cost to the Company to maintain this approval. This approval has no expiration date.

As a foreign-invested enterprise, JSJ is subject to the Foreign-Invested Enterprise Law (1986), as amended, and the Regulations of Implementation of the Foreign Investment Enterprise Law (1990), as amended, both of which provide for incorporation, corporate governance, operation, business and other aspects of a foreign-invested enterprise.

PRC resident shareholders of the Company are required to complete foreign exchange registration with SAFE. In October 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or SAFE Circular 75, which became effective as of November 1, 2005, and was further supplemented by two implementation notices issued by the SAFE on November 24, 2005, May 29, 2007 and July1, 2011, respectively. SAFE Circular 75 states that PRC residents, whether natural or legal persons, must register with the relevant local SAFE branch prior to establishing or taking control of an offshore entity established for the purpose of overseas equity financing involving onshore assets or equity interests held by them.

In 2006, six PRC regulatory agencies jointly adopted the M&A Rule. The M&A Rule requires that, if an overseas company established or controlled by PRC domestic companies or citizens intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC domestic companies or citizens, such acquisition must be submitted to the Ministry of Commerce, rather than local regulators, for approval. In addition, this regulation requires that an overseas company controlled directly or indirectly by PRC companies or citizens and holding equity interests of PRC domestic companies needs to obtain the approval of the CSRC prior to listing its securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its official website specifying the documents and materials required to be submitted by overseas special purpose companies seeking CSRC’s approval of their overseas listings.

Environmental Issues

Our operations are subject to various pollution control regulations with respect to noise, water and air pollution and the disposal of waste and hazardous materials. We are also subject to periodic inspections by local environmental protection authorities. Our operating facilities have received certifications from the relevant PRC government agencies in charge of environmental protection indicating that the operations are in compliance with the relevant PRC environmental laws and regulations.

We believe that we are in substantial compliance with all environmental laws and regulations applicable to our business. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

Corporate Structure and Recapitalization

First Restructure

HDS was incorporated under the laws of the PRC on August 22, 1996. On April 17, 2003, HDS was privatized when the original shareholder of HDS, the State Forest Fire Control Research and Development Fund Heilongjiang Management Team, transferred its shares in HDS to a company controlled by Zhiguo Wang and his wife, Guifang Qi.

On November 28, 2003, the registered capital of HDS was increased from RMB 500,000 to RMB 30,000,000 and the number of shareholders of HDS increased to 35, including 34 individual shareholders and one entity shareholder. On June 28, 2008, 29 individual shareholders of HDS transferred their shares in HDS to Mr. Wang and one individual shareholder transferred its shares in HDS to Xingming Han, and there was an increase of the registered capital of HDS from RMB 30,000,000 to RMB 45,000,000, the balance of which was paid by Mr. Wang in the amount of RMB 10,500,000 and HEFS in the amount of RMB 4,500,000.

Until February 23, 2010, HDS was owned by Zhiguo Wang (62.81%), his wife Guifang Qi (18.53%), Xingming Han (4.82%), a PRC individual named Yingjun Jiang (3.22%) and HEFS (10.62%). Mr. Wang, Madame Qi, Mr. Han, Mr. Jiang and HEFS are collectively referred to as the Original Shareholders. Mr. Wang is the President and a director of the Company. Madame Qi is the wife of Mr. Wang and an officer and director of the Company. Mr. Han is an officer and director of the Company. HEFS is owned primarily by Mr. Wang and Madame Qi.

YBP was incorporated under the laws of Nevada on November 13, 2007. On October 29, 2009, YBP established a wholly-owned subsidiary, JSJ, incorporated in the PRC, as part of a reorganization of the Company, or the First Restructure.

Also on October 29, 2009, the Harbin Economic Cooperation and Promotion Bureau, or HECPB, approved JSJ to become a wholly-owned foreign enterprise, or WOFE, of YBP. HECPB is a governmental department of the City of Harbin with responsibility for business and economic cooperation and development in the city. According to the website of HECPB, it was established by the People’s Government of Harbin in 2004 and is in charge of issuing approvals and related documents to foreign companies with investments in Harbin. HECPB may be regarded as a municipal counterpart to and acting under grant of authority from MOFCOM, which has the ultimate authority with respect to matters pertaining to businesses operating in the PRC, including foreign ownership of businesses and WOFEs.

Pursuant to the First Restructure, on February 23, 2010, the Company, through JSJ, entered into an Equity Transfer Agreement, referred to collectively as the First Transfer Agreements, with each of the Original Shareholders. Pursuant to the First Transfer Agreements, the terms of which are substantially identical to each other, the Original Shareholders transferred all of their respective ownership in HDS to JSJ for an aggregate RMB 45,000,000, which amount represents the amount of the then registered capital of HDS. As a result of this transaction, HDS became a wholly-owned subsidiary of JSJ.

JSJ and the Original Shareholders also entered into a Supplemental Agreement dated February 26, 2010, or the First Supplemental Agreement, pursuant to which JSJ had the right to put the shares of HDS back to the Original Shareholders for the original purchase price of an aggregate RMB 45,000,000, in the event that the transaction did not close or PRC governmental approval was not received, within six months following the execution of the First Transfer Agreements.

As a result of the First Restructure, as described above, the organization of the Company looked as follows:

On May 10, 2010, JSJ, Mr. Wang, Mr. Jiang and HEFS entered into a Debtor’s and Creditors’ Rights Agreement, or the Creditors’ Agreement, pursuant to which Mr. Jiang and HEFS assigned their rights, including the right to be paid for the HDS shares transferred by them to JSJ, under their respective First

Transfer Agreements, to Mr. Wang, and Mr. Wang assumed the obligations of Mr. Jiang and HEFS under their respective First Transfer Agreements.

Before, during and after the First Restructure, Mr. Wang, Madame Qi and Mr. Han served as the sole directors and principal executive officers of the Company, other than the position of CFO.

Second Restructure

In October 2010, the Company determined, in consultation with its professional advisors, that the First Restructure did not meet certain technical PRC legal requirements and that the Company would need to be further reorganized, or the Second Restructure. Accordingly, on October 28, 2010, JSJ and each of the HDS Shareholders entered into new Equity Transfer Agreement, referred to collectively as the Second Transfer Agreements, the terms of which are substantially identical to each other, pursuant to which 100% of the common stock of HDS was transferred by JSJ back to the HDS Shareholders for aggregate consideration of RMB 45,000,000. Since the consideration of RMB 45,000,000 due to the HDS Shareholders in the First Restructure had not yet been paid, pursuant to a Supplemental Agreement to the Second Equity Transfer Agreements dated February 16, 2011, the aggregate RMB 45,000,000 amount payable by the HDS Shareholders to JSJ for the return of their HDS common stock in respect of the Second Restructure, was offset against JSJ’s liability to the HDS Shareholders in the same aggregate amount in respect of the First Transfer Agreements, which amount had not yet been paid by JSJ.

As discussed above, Mr. Jiang and HEFS had assigned to Mr. Wang their respective rights and obligations vis-a-vis JSJ resulting from the First Restructure, pursuant to the First Supplemental Agreement and the Creditors’ Agreement, since as of such time Mr. Jiang and HEFS had not yet been paid for the transfer of their interests in HDS to JSJ in the First Restructure in the amount of 3.22% and 10.62% of HDS’s equity interest, respectively. Therefore, in the Second Restructure, pursuant to the Second Transfer Agreements, JSJ transferred to Mr. Wang not only his previous shareholdings in HDS before the First Restructure (representing 62.81% of HDS’s total equity), but also an additional 13.84% of the equity in HDS as a result of Mr. Wang’s being assigned Mr. Jiang’s 3.22% equity interest in HDS and HEFS’s 10.62% equity interest in HDS.

After the foregoing transactions were completed, the HDS Shareholders then owned 100% of the shares of HDS in the following percentages:

Mr. Wang	76.65%
Madame Qi	18.53%
Mr. Han	4.82%

On November 5, 2010, JSJ entered into a series of contractual arrangements, or the Contractual Arrangements, with HDS and/or the HDS Shareholders, as described below:

•	Exclusive Business Cooperation Agreement. Pursuant to the Exclusive Business Cooperation Agreement between JSJ and HDS, or the Business Cooperation Agreement, JSJ has the exclusive right to provide to HDS general business operation services, including advice and strategic planning, as well as consulting services related to technology, research and development, human resources, marketing and other services deemed necessary, or collectively referred to as the Services. Under the Business Cooperation Agreement, JSJ has exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of the Business Cooperation Agreement, including but not limited to copyrights, patents, patent applications, software and trade secrets. HDS shall pay to JSJ a monthly consulting service fee, or the Service Fee, in RMB that is equal to 100% of the monthly net income of HDS. Upon the prior written consent by JSJ, the rate of Service Fee may be adjusted pursuant to the operational needs of HDS. Within 30 days after the end of each month, HDS shall (a) deliver to JSJ the management accounts and operating statistics of HDS for such month, including the net income of HDS during such month, or the Monthly Net Income, and (b) pay 80% of such Monthly Net Income to JSJ, each such payment referred to as a Monthly Payment. Within ninety (90) days after the end of each fiscal year, HDS shall (a) deliver to JSJ financial statements of HDS for such fiscal year, which shall be audited and certified by an independent certified public accountant approved by JSJ, and (b) pay an amount to JSJ equal to the shortfall, if any, of the aggregate net income of HDS for such fiscal year, as shown in such audited financial statements, as compared to the aggregate amount of the Monthly Payments paid by HDS to JSJ in such fiscal year. HDS also granted an irrevocable and exclusive option to JSJ to purchase any and all of the assets of HDS, to the extent permitted under PRC law, at the lowest price permitted by PRC law. Unless earlier terminated in accordance with the provisions of the Business Cooperation Agreement or other agreements separately executed between JSJ and HDS, the Business Cooperation Agreement is for a term of ten years and expires on November 5, 2020; however, the term of the Business Cooperation Agreement may be extended if confirmed in writing by JSJ prior to the expiration of the term thereof. The period of the extended term shall be determined exclusively by JSJ and HDS shall accept such extended term unconditionally. Unless JSJ commits gross negligence, or a fraudulent act, against HDS, HDS shall not terminate the Business Cooperation Agreement prior to the expiration of the term, including any extended term. Notwithstanding the foregoing, JSJ shall have the right to terminate the Business Cooperation Agreement at any time upon giving 30 days’ prior written notice to HDS.

•	Exclusive Option Agreement. Under an Exclusive Option Agreement among JSJ, HDS and each HDS Shareholder, individually referred to as an Option Agreement, the terms of which are substantively identical to each other, each HDS Shareholder has granted JSJ or its designee the irrevocable and exclusive right to purchase, to the extent permitted under PRC law, all or any part of the HDS Shareholder’s equity interests in HDS, or the Equity Interest Purchase Option, for RMB 10. If an appraisal is required by PRC laws at the time when and if JSJ exercises the Equity Interest Purchase Option, the parties shall negotiate in good faith and, based upon the appraisal, make a necessary adjustment to the purchase price so that it complies with any and all then applicable PRC laws. Without the consent of JSJ, the HDS Shareholders shall not sell, transfer, mortgage or dispose of their respective shares of HDS stock. Additionally, without the prior consent of JSJ, the HDS Shareholders shall not in any manner supplement, change or amend the articles of association and bylaws of HDS, increase or decrease its registered capital, change the structure of its registered capital in any other manner, or engage in any transactions that could materially affect HDS’ assets, liabilities, rights or operations, including, without limitation, the incurrence or assumption of any indebtedness except incurred in the ordinary course of business, execute any major contract over RMB 500,000, sell or purchase any assets or rights, incur of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. The term of each Option Agreement is ten years commencing on November 5, 2020 and may be extended at the sole election of JSJ.

•	Equity Interest Pledge Agreement. In order to guarantee HDS’s performance of its obligations under the Business Cooperation Agreement, each HDS Shareholder, JSJ and HDS entered into an Equity Interest Pledge Agreement, individually referred to as a Pledge Agreement, the terms of which are substantially similar to each other. Pursuant to the Pledge Agreement, each HDS Shareholder pledged all of his or her equity interest in HDS to JSJ. If HDS or the HDS Shareholders breach their respective contractual obligations and such breach is not remedied to the satisfaction of JSJ within 20 days after the giving of notice of breach, JSJ, as pledgee, will be entitled to exercise certain rights, including the right to foreclose upon and sell the pledged equity interests. During the term of the Pledge Agreement, the HDS Shareholder shall not transfer his or her equity interest in HDS or place or otherwise permit any other security interest of other encumbrance to be placed on such equity interest. Upon the full payment of the Service Fee under the Business Cooperation Agreement and upon the termination of HDS’s obligations thereunder, the Pledge Agreement shall be terminated.

•	Power of Attorney. Under a Power of Attorney executed by each HDS Shareholder, individually referred to as a Power of Attorney, the terms of which are substantially similar to each other, JSJ has been granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the HDS Shareholder, to act on behalf of the HDS Shareholder as his or her exclusive agent and attorney with respect to all matters concerning the HDS Shareholder’s equity interests in HDS, including without limitation, the right to: 1) attend shareholders’ meetings of HDS; 2) exercise all the HDS Shareholder’s rights, including voting rights under PRC laws and HDS’s Articles of Association, including but not limited to the sale or transfer or pledge or disposition of the HDS Shareholder’s equity interests in HDS in whole or in part; and 3) designate and appoint on behalf of the HDS Shareholder the legal representative, executive director, supervisor, manager and other senior management of HDS.

On November 29, 2010, YBP established a wholly-owned subsidiary, Yew HK, a limited liability company incorporated under the laws of Hong Kong. On January 26, 2011, YBP transferred its ownership in JSJ to Yew HK. As a result of the Second Restructure, HDS is considered a VIE, and YBP, as the sole shareholder of Yew HK and the ultimate parent company, is the controlling entity of HDS.

On April 15, 2011, Mr. Wang, Madame Qi and Mr. Han completed an updated registration with the State Administration of Foreign Exchange, or SAFE, pursuant to the requirements under SAFE Circular 75.

As a result of the Second Restructure, as described above, the organization of the Company now looks as follows:

As of November 30, 2012, the HDS Shareholders collectively owned 22,805,512 shares, or approximately 45.61%, of YBP’s common stock, or the HDS Shareholders’ Stock. Before, during and after the Second Restructure, the HDS Shareholders served as the sole directors and principal executive officers of the Company, other than the position of CFO.

While we have not discovered any precedent under Nevada law for a transaction like the Second Restructure, it is possible that the Second Restructure should have been approved by YBP’s shareholders because it may be viewed as having involved the sale of all or substantially all of YBP’s assets in that the stock of HDS was transferred from a wholly-owned subsidiary, JSJ, to the HDS Shareholders. However, because the Company is not yet subject to the reporting obligations of the Exchange Act, YBP was unable to issue a proxy statement that complied with SEC proxy rules to its shareholders in connection with such approval. Accordingly, now that the Company is subject to the reporting obligations of the Exchange Act, it intends to seek shareholder ratification of the Second Restructure and all of the transactions contemplated and effected in connection therewith at the Special Meeting, to be held on December 13, 2012. While we believe that it is unclear if the Second Restructure requires shareholder approval under Nevada law, we also believe that if the Second Restructure is ratified by our shareholders, any possible concerns about the manner by which the Second Restructure was approved under Nevada law will be alleviated, since we believe that the Nevada Corporations Law allows for shareholder ratification after-the-fact of transactions requiring shareholder approval. See “Certain Relationships and Related Transactions, and Director Independence”.

Recapitalization

Generally, the founders of a corporation in the United States receive shares of stock in consideration of the tangible and intangible assets contributed by them to the enterprise. Since the consideration for those shares is the transfer of assets, including intellectual property, and business know-how, sometimes referred to as “sweat equity”, no cash payment for such shares occurs.

However, unfamiliar with the usual way that founders acquire equity interests in corporations in the United States, the HDS Shareholders both contributed assets to the Company and actually purchased their HDS Shareholders’ Stock between March 2008 and September 2009, for cash, in a series of four different offerings of YBP common stock during that period, at prices ranging between $0.02 and $0.10 per share, for an aggregate purchase price of $966,501.

As a result of the Contractual Arrangements of the Second Restructure, in which all of the profits of HDS will be paid under the terms of the Business Cooperation Agreement to JSJ, which is an indirect wholly-owned subsidiary of YBP, combined with the actual purchase by the HDS Shareholders of the HDS Shareholders’ Stock for cash, it could be viewed that Mr. Wang, Madame Qi and Mr. Han have, in effect, paid for their HDS Shareholders’ Stock twice.

Accordingly, it is the intention of the Company to rectify this situation by issuing a stock purchase option, each referred to as a Founder’s Option and collectively referred to as the Founders’ Options, to each of Mr. Wang, Madame Qi and Mr. Han in an amount equal to the number of shares of YBP common stock that each of them currently owns. The terms of each Founder’s Option will be identical to each other except for the name of the optionee and the number of shares of YBP common stock subject to each such Founder’s Option. Those terms include:

•	The issuance of the Founders’ Options will be subject to pre-issuance approval by our shareholders, which approval is being sought at the Special Meeting;

•	Each Founder’s Option will be fully vested upon issuance;

•	Each Founder’s Option may be exercised only upon the approval by the YBP shareholders of an amendment to YBP’s Articles of Incorporation increasing the number of shares of authorized common stock and the filing of a Certificate of Amendment to the YBP Articles of Incorporation with the Secretary of State of Nevada;

•	Each Founder’s Option will be exercisable for a period of five years;

•	Each Founder’s Option will have a per share exercise price equal to the fair market value of a shares of YBP common stock on the date of grant; and

•	Each Founder’s Option will have a cashless exercise feature, pursuant to which, at the optionee’s election, he or she may choose to deliver previously-owned shares of YBP common stock in payment of the exercise price or not pay the exercise price of the Founder’s Option and receive instead a reduced number of shares of YBP common stock reflecting the value of the number of shares of YBP common stock equal to the difference, if any, between the aggregate fair market value of the shares issuable upon exercise of the Founder’s Option and the exercise price of the Founder’s Option.

The number of shares of YBP common stock subject to each Founder’s Option is as follows:

Number of Optionee	Number of Shares Subject to Founder’s Option
Zhioguo Wang	20,103,475
Guifang Qi	2,488,737
Xingming Han	213,300

The terms of the Founders’ Options have not been determined as a result of arm’s-length negotiations. The Board of Directors of YBP, which consists of the same persons who are the HDS Shareholders and the grantees of the Founders’ Options, intends to seek shareholder approval of the issuance of the Founders’ Options once the Company is subject to the reporting obligations of the Exchange Act.

To the extent that the Founders’ Options are exercised, assuming they are approved by the YBP shareholders and granted as described above, the number of shares of YBP common stock then held by each HDS Shareholder could as much as double, which would be highly dilutive to the other existing YBP shareholders. The following chart shows the maximum effect of this dilution assuming full exercise of each Founder’s Option for cash:

Shareholder	Number Shares Presently Held	Percentage of Issued Shares Presently Held	Number Shares Held Assuming Exercise of All Founders’ Options	Percentage of Issued Shares Following Exercise of All Founders’ Options
Zhiguo Wang	20,103,475	40.21%	40,206,950	55.23%
Guifang Qi	2,488,737	4.98%	4,977,474	6.84%
Xingming Han	213,300	0.43%	426,600	0.59%
All HDS Shareholders as a group (3 persons)	22,805,512	45.61%	45,611,024	62.65%
All other existing shareholders	27,194,488	54.39%	27,194,488	37.35%
Total	50,000,000	100.00%	72,805,512	100.00%

See “Certain Relationships and Related Transactions, and Director Independence”.

Employees

As of September 30, 2012, we had approximately 80 employees, of whom approximately 41 were full-time employees and approximately 39 were part-time employees. Of these employees, all full-time employees and all but two part-time employees were employed in the PRC. Our employees belong to a trade union. We believe that we maintain good labor relations with our employees.

We believe that we are current in making required social insurance payments for our employees. However, we have not paid into a housing fund for our employees, as required under relevant PRC laws and regulations. The unpaid amount is approximately RMB 40,000 at December 31, 2011 and RMB 60,000at September 30, 2012 and there is an additional penalty of up to RMB 50,000 that we are required to pay for our failure to make this contribution in a timely manner.

About Harbin

Harbin is the capital of Heilongjiang Province in Northeast China, an area sometimes referred to in the West as Manchuria. The city lies in southern Heilongjiang Province, on the southeastern edge of the Songnen Plain and the southern bank of the Songhua River. Harbin is the tenth largest city in the PRC, with a population of approximately 9.9 million people. It serves as a key political, economic, scientific, cultural, communications and transportation hub in Northeastern China. Harbin is one of the largest railway hubs in Northeast China, with five major railways (Jingha, Binsui, Binzhou, Binbei and Labin) meeting here.

Harbin enjoys a diversified economy, including light industry, textile, medicine, foodstuff, automobile, metallurgy, electronics, building materials and chemicals. The Harbin International Economic and Trade Fair has been held annually since 1990 and is one of the largest foreign trade fairs authorized by the Chinese government. The fair attracts exhibitors and visitors from throughout Asia, including Japan and Korea, and other important regional countries, including Russia.

Harbin has a continental climate with hot, humid summers and extremely cold, dry and sunny winters. Both spring and fall are short transition seasons. Average annual precipitation is low, at 20.6 inches, and is heavily concentrated from May to September. Harbin’s climate is favorable for growing yew trees.

The modern city of Harbin originated in 1898 from a small village, with the start of the construction of the Chinese Eastern Railway by Russia, an extension of the Trans-Siberian Railway, shortcutting substantially the distance to Vladivostok and creating a link to the Chinese port city of Dalian and the Russian Naval Base at Port Arthur.

With the establishment of the Japanese puppet state of Manchukuo, Japanese troops occupied Harbin on February 4, 1932. The Soviet Army took the city on August 20, 1945 and transferred the city’s administration to the Chinese People’s Liberation Army in April 1946.

Properties

Office and Retail Space

The principal executive offices of YBP are located at 294 Powerbilt Avenue, Las Vegas, Nevada, a property owned by the Company’s President, Zhiguo Wang, which he provides rent-free to the Company. However, we pay utilities, property insurance, real estate tax, association dues and certain other expenses on the property to third parties, which, in 2011, aggregated approximately $9,830. See “Certain Relationships and Related Transactions, and Director Independence”. None of YBP, Yew HK or JSJ owns or rents any properties.

HDS leases office space in the Xiangfang District of Harbin from the Company’s President, Zhiguo Wang, under a 15-year lease commencing January 1, 2010 and expiring December 31, 2025. We pay rent in the amount of RMB 15,000 per year. We believe that the rent is at or below market for the space we are occupying. See “Certain Relationships and Related Transactions, and Director Independence”.

HDS leases approximately 40 square meters of usable retail space in the Nangang District of Harbin from Guifang Qi, a director of the Company and the wife of Zhiguo Wang. Pursuant to a Lease Contract dated December 3, 2008, the premises were provided rent-free for the first year of the three-year lease. Beginning December 3, 2009, we paid rent in the amount of RMB 12,000 per year for the second and third years of the lease term. We entered into the current lease on these premises on November 15, 2011. The term of the new three-year lease is from December 1, 2011 through December 1, 2014. We pay rent in the amount of RMB 1,300 per month (RMB 15,600 per year), payable annually on or before May 30 of each year of the term. We believe that the rent is at or below market for the space we are occupying. See “Certain Relationships and Related Transactions, and Director Independence”.

HDS leases approximately 3,886 square meters of office space in Beichuan Village from Heilongjiang Pingshan Yew Comprehensive Development Co., Ltd., or Pingshan, under a 23-year lease commencing March 20, 2002 and expiring March 19, 2025. We pay rate an annual rate of RMB 25,000 for each year of the terms as follows: RMB 250,000 on or before December 31, 2012 for the first ten years of the term; RMB 125,000 on or before December 31, 2017 for the next five years of the term; and a final payment of RMB 175,000 on or before the end of the term for the remaining seven years of the term. We made the first payment covering the first ten years of rent in the amount of RMB 250,000 in February 2012.

Land Use and Similar Agreements

There is no private ownership of land in the PRC. Land is owned by the government and the government grants land use rights for specified terms. Therefore, we have entered into several long-term agreements to use land and/or cultivate yew trees on such land, as summarized in the following table:

Date of Agreement	Transferor (Lessor)	Location	Land Use Area	Term
March 21, 2004	Wuchang City Forestry Bureau	Wuchang City	1,000,000 mu	30 years

March 22, 2004	Changshan Niu	Beichuan Village, Pingshan Town	125 mu	50 years

April 4, 2004	Pingshan Town Government (Beichuan Village Committee)	Beichuan Village, Pingshan Town	400 mu(1)	50 years

March 25, 2005	ZTC	Lalin Town, Wuchang City	361 mu	30 years

January 18, 2008	Shukun Jiang and Shubao Jiang	Pinshan Dalazi Mountain	290 mu	50 years

March 4, 2010	Heilongjiang Pingshan Yew Comprehensive Development Co., Ltd.	Pingfangdian	15,865 mu	45 years

July 18, 2012	Huazhong Liu	Beizhao Village, Hongxing Town, A’cheng District	117.5 mu	16 years

(1)	This agreement provides for 400 mu, which is the total usable area subject to the agreement. A survey completed after the agreement was entered into concluded that a total of 955 mu is covered by the agreement, to which the parties have agreed.

On March 21, 2004, we entered into the Joint Venture Agreement with the Wuchang Forestry Bureau, pursuant to which the Wuchang Forestry Bureau has given us access to 1,000,000 mu (approximately 166,667 acres) of forest land located in Wuchang City to develop yew tree forests and produce yew seedlings. The Wuchang Forestry Bureau has also granted us land to use for two nurseries, of 400 mu (approximately 67 acres) and 1400 mu (approximately 233 acres), respectively, to cultivate yew tree seedlings. Pursuant to the Joint Venture Agreement, we have permission to plant yew trees on this land from 2004 to 2034. Any profits from the planting of yew trees and other agriculture shall be distributed 80% to the Company and 20% to the Wuchang Forestry Bureau. We have not yet cultivated this land or generated any revenue under the Joint Venture Agreement.

Under an agreement dated March 22, 2004, we lease from one individual 125 mu (approximately 21 acres) of land in Beichuan Village, Pingshan Town, A’cheng City, Heilongjiang Province. We made a one-time payment to the lessor in the amount RMB 552,500 under this lease, which has a term of 50 years.

Under an agreement dated April 4, 2004, we lease from Pingshan Town Government (Beichuan Village Committee) 400 mu (approximately 67 acres) of barren hill and uncultivated land in Beichuan Village, Heilongjiang Province, for a term of 50 years. We made a one-time payment of RMB 1,003,000 under this agreement. Based on surveying undertaken jointly between HDS and the Beichuan Village Committee, we have agreed that the land subject to this agreement actually comprises 955 mu (approximately 159 acres), although only 400 mu is usable land. At the end of the 50-year term of this agreement, we will retain the right to use the land without making further payments.

Under an agreement dated March 25, 2005 with ZTC, we lease 361 mu (approximately 60 acres) of land in Lalin Town, Wuchang City, Heilongjiang Province, for nursery land used to cultivate yew stock. This agreement is for a term of 30 years expiring on March 24, 2035, after which term the right of land use shall be transferred to us. Under this agreement, we pay RMB 162,450 per year, with a lump sum payment of RMB 812,250 representing the first five years of the lease on or before December 31, 2010. We made a payment in the amount of RMB 1,000,000 in March 2012. Thereafter, we are required to pay each next five years’ rent in advance. Mr. Wang and Madame Qi are the principal owners of ZTC. See “Certain Relationships and Related Transactions, and Director Independence”.

Under an agreement dated January 18, 2008, we lease from two individuals approximately 290 mu (approximately 48 acres) and the building thereon, on the north side of Dabeilazi Mountain located in Pingshan Town, Heilongjiang Province. We paid RMB 2,370,000 for the use of the land, the yew trees thereon and the buildings thereon. We own the trees and buildings and lease the land. The lease has a term of 50 years. At the end of the 50-year term of this agreement, we will retain the right to use the land without making further payments.

Under an agreement dated March 4, 2010, we lease from Pingshan 15,865 mu (approximately 2,644 acres) of land in Beichuan Village, Pingshan Town, A’Cheng District, for a term of 45 years expiring on March 4, 2055, and purchased all the yews situated thereon. We are required to make total payments of RMB 80,152,900 to Pingshan. The total payment has been divided into three installments, each installment representing a parcel of land. In 2010, we made payments in two installments aggregating RMB 42,434,000 (approximately $6,300,000), for a parcel of 10,720 mu and all the yew trees and seedlings situated thereon and had a balance due of RMB 37,718,900 as of December 31, 2010, of which amount RMB 26,314,300 (approximately $4,100,000) related to the final parcel of 5,145 mu. Subsequent to December 31, 2010, we acquired the remaining 5,145 mu and made payments aggregating RMB 31,579,600 (approximately $4,700,000), leaving a balance of RMB 6,139,300 (approximately $1,000,000).

On July 18, 2012, we entered into the Fuye Field Agreement with an individual in the PRC. Pursuant to the Fuye Field Agreement, HDS will lease 117.5 mu (approximately 19.6 acres) located at Fuye Field, Beizhao Village, Hongxing Town, A’cheng District in Helongjiang Province, PRC. The term of the agreement is 16 years, through March 2028. During the term of the Fuye Field Agreement, HDS has the right to develop the property for the production of yew trees. In addition, HDS has acquired a building and more than 80,000 trees — which are not yew trees — located on the property. These trees consist of approximately 20,000 larix, 56,700 spruce and 3,700 poplar trees.

Payments to be made by the Company under the Fuye Field Agreement total RMB 15,002,300, payable as follows:

•	RMB 6,300,000 upon receipt by HDS of all related supporting documents and materials on the ownership and land use right of the property

•	RMB 3,700,000 on December 25, 2012

•	RMB 5,002,300 on or before December 25, 2013.

The Company prepaid the first installment of RMB 6,300,000 on or about June 20, 2012 and presently expects to be able to make the additional payments required by the Fuye Field Agreement from cash-on-hand and net cash flow from operations.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Our directors and executive officers and additional information concerning them are as follows:

Name	Age	Position
Zhiguo Wang	50	Chief Executive Officer, President, Secretary and Chairman of the Board
Adam Wasserman	48	Chief Financial Officer
Guifang Qi	50	Treasurer-YBP and Director
Xingming Han	47	General Manager-HDS and Director

Zhiguo Wang has been the President and a director of YBP since the company was incorporated in November 2007, and has been the Secretary of YBP since January 2010. Mr. Wang founded our company in 1996 and has served as Chairman of the Board and General Manager of HDS since its inception. Since August 2007, Mr. Wang has served as executive director of the China National Forest Industry Association. In January 2007, he was elected to the first board of directors by the Heilongjiang Province Pharmaceutical Professional Association. In August 2007, he was elected Executive Director of the China National Forest Industry Association. In December 2010, Mr. Wang was elected vice chairman of the Heilongjiang Province Forestry Industry Association. Mr. Wang is also involved in the management of other businesses, including Yew Pharmaceutical, Kairun and ZTC. He currently devotes approximately 71% of his time, or 120 hours per month, on average, to the Company’s business. Mr. Wang graduated from Northeast Forestry University, located in Harbin, for both his undergraduate and graduate degrees. Mr. Wang is the husband of Guifang Qi.

Adam Wasserman has been our chief financial officer since September 2011. He is chief executive officer for CFO Oncall, Inc. and CFO Oncall Asia, Inc., collectively referred to as CFO Oncall, in which he owns 80% and 60% of such businesses, respectively. CFO Oncall provides chief financial officer services to various companies. Currently, Mr. Wasserman also serves as the Chief Financial Officer of Oriental Dragon Corp since June 2010, and Apps Genius Corp since January 2011 and other U.S listed public companies. Mr. Wasserman also served as Chief Financial Officer for Gold Horse International, Inc. from July 2007 to September 2011, Cleantech Solutions International, Inc. in 2007 and 2008, Transax International Limited from May 2005 to December 2011, and other companies all under the terms of consulting agreements with CFO Oncall. Mr. Wasserman holds a Bachelor of Science from the State University of New York at Albany. He is a member of The American Institute of Certified Public Accountants, is a director, treasurer and an executive board member of Gold Coast Venture Capital Association and is a director of CD International Enterprises, Inc. since January 2010.

Guifang Qi has been the Treasurer of YBP since May 2010 and a director of YBP since December 2010. Since 1997, she has also served as Vice General Manager of HDS in charge of purchasing and suppliers. Madame Qi graduated from Mudanjiang Forestry School, located in Mudanjiang, Heilongjiang Province, where she majored in forestry. Madame Qi is the wife of Zhiguo Wang.

Xingming Han has been a director of YBP since May 2010. From 2000 to 2009, he has also served as Vice General Manager of HDS, and since 2009 as the General Manager of HDS, in charge of manufacturing. He also served as the General Manager of Yew Pharmaceutical from 2008 to 2010. Mr. Han graduated from Harbin Architectural Engineering College in Harbin. In December 2006, he received the qualification of China Senior Business Manager.

During the past ten years, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company, including any allegations (not subsequently reversed, suspended or vacated), permanent or temporary injunction, or any other order of any federal or state authority or self-regulatory organization, relating to activities in any phase of the securities, commodities, banking, savings and loan, or insurance businesses in connection with the purchase or sale of any security or commodity, or involving mail or wire fraud in any business. None of our directors presently serves as a director of any other public companies.

Each of our director’s primary qualification to serve as such involves his or her extensive experience with different aspects of yew tree technology, cultivation, engineering and/or project management.

Mr. Wang is the founder of the Company, and formally educated and trained as an Engineer in Forestry and a Senior Engineer of Pharmaceutical Engineering. His specific experience, qualifications, attributes and skills that led to the conclusion that he should serve as a director of the Company include the following. From 1984 to 1995, Mr. Wang developed and created the first artificial yew forest in the world, for which he received the Second Scientific and Technological Progress Award for Heilongjiang Province in 1995. In 2002, Mr. Wang took part in, and took charge of, the research and development of Dakesu, which was a project in the scientific and technological development program of Ministry of Science and Technology under the PRC’s Tenth Five-Year Plan. In 2005, Mr. Wang took part in, and took charge of, the pre-clinical research of the new anti-cerebral ischemia marine vaccine “Maitong” which was a project of the 863 Program under the PRC’s Tenth Five-Year Plan. On January 18, 2006, this project passed the check and acceptance of the Ministry of Science and Technology. In 2006, Mr. Wang took part in, and took charge of, clinical research of the sea cucumber polysaccharide vaccine, which was also an 863 Program under the PRC’s Eleventh Five-Year Plan”. In 2006, the extract from plants of taxus species and the extracting method and the application of the extract (taxus injection solution) researched and developed by Mr. Wang received a patent issued by SIPO.

Mr. Wang has received numerous awards for his work in yew tree development, cultivation and cloning, and related fields. Among them, in 2002, he received the gold award of Century Cup in Academic Exchange Conference about China’s Entry Into WTO, High and New Pharmaceutical Technology and Chinese Traditional Medicine Development. On December 28, 2007, he was granted “Contribution Award of Guangcai Program and Land Forestation” by Ministry of Forestry, All-China Federation of Industry and Commerce and China Society for Promotion of Guangcai Program.

The specific experience, qualifications, attributes and skills that led to the conclusion that Madame Qi should serve as a director of the Company include her background as a technician in the Weihe Forestry Administration, located in Heilongjiang Province, the province where the Company’s operations are located. Additionally, Madame Qi was an integral part of an asexual cultivation and cloning technology of the yew trees project from 1984 to 1995. She was in charge of project organization and implementation, and as well as documenting the auditing and result analysis of the project, giving her specific experience in the Company’s patent technologies, in-depth knowledge of yew tree production technology and yew tree production costs controls.

The specific experience, qualifications, attributes and skills that led to the conclusion that Mr. Han should serve as a director of the Company include his education in civil engineering and prior experience at Harbin Shangzhi Yimiaonpo Construction Company, or Yimiaonpo, where his responsibilities included engineer, vice general manager and project manager. During his tenure at Yimiaonpo, Mr. Han was in charge of overall construction project progress, project safety, and quality and cost controls. Mr. Han was responsible for establishing the national revitalizing Northeast old industrial base for breeding and industrializing yew forest for medical use project in 2005 and he successfully led the project to pass national inspections. Mr. Han has developed, organized and implemented a number of yew tree related projects at Harbin city and Heilongjiang provincial levels, which projects have passed governmental inspections.

Involvement in Certain Legal Proceedings

None of our directors and officers has not been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. There have been no events under any bankruptcy act, no criminal proceedings, no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten years.

EXECUTIVE COMPENSATION

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal years ended December 31, 2011, 2010 and 2009. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Zhiguo Wang President,	2011	15,757	—	—	—	—	—	—	15,757
Chief Executive Officer	2010	11,507	—	—	—	—	—	—	11,507
	2009	9,648	—	—	—	—	—	—	9,648

Adam Wasserman (1)	2011	40,000	—	—	—	—	—	—	40,000
Chief Financial Officer	2010	—	—	—	—	—	—	—	—
	2009	—	—	—	—	—	—	—	—

Guifang Qi	2011	11,586	—	—	—	—	—	—	11,586
Treasurer, YBP and Vice	2010	9,146	—	—	—	—	—	—	9,146
General Manager, HDS	2009	7,894	—	—	—	—	—	—	7,894

Xingming Han	2011	15,757	—	—	—	—	—	—	15,757
General Manager, HDS	2010	11,212	—	—	—	—	—	—	11,212
	2009	6,856	—	—	—	—	—	—	6,856

Li Zhao (2)	2011	901	—	—	—	—	—	—	901
Chief Financial Officer	2010	4,426	—	—	—	—	—	—	4,426
	2009	4,385	—	—	—	—	—	—	4,385

Shiyi Li (3)	2011	2,188	—	—	—	—	—	—	2,188
Chief Financial Officer	2010	N/A	—	—	—	—	—	—	N/A
	2009	N/A	—	—	—	—	—	—	N/A

(1)	Mr. Wasserman has served as CFO since September 1, 2011.

(2)	Ms. Zhao served as CFO from January 1, 2009 to March 10, 2011.

(3)	Shiyi Li served as CFO from March 10, 2011 to September 1, 2011.

Employment Agreements

We have entered into employment agreements with our Chinese executive officers in the form and with the provisions specified by the Harbin Labor and Social Security Bureau. The provisions of these agreements are not negotiable and do not vary other than providing the term, title and salary of the individual employee.

We had an employment agreement with Mr. Wang, pursuant to which he is employed in the capacity of Chief Executive Officer, for a term of three years, commencing May 9, 2009 and terminating on May 8, 2012. His contractually-provided compensation was RMB 7,000 per month for the entire term, although management increased his salary to RMB 10,000 per month from July 2011 through May 8, 2012. We entered into a new employment agreement with Mr. Wang for a three-year term, commencing May 10, 2012 and terminating on May 9, 2015. Mr. Wang’s compensation under the new agreement is RMB 10,000 per month.

We had an employment agreement with Mr. Han, pursuant to which he is employed in the capacity of General Manager, for a term of three years, commencing April 9, 2009 and terminating on April 8, 2012. His contractually-provided compensation was RMB 7,000 per month for the entire term, although management increased his salary to RMB 10,000 per month from July 2011 through April 8, 2012. We entered into a new employment agreement with Mr. Han for a three-year term, commencing April 10, 2012 and terminating on April 9, 2015. Mr. Han’s compensation under the new agreement is RMB 10,000 per month.

We had an employment agreement with Madame Qi, pursuant to which she is employed in the capacity of Vice General Manager, for a term of three years, commencing April 9, 2009 and terminating on April 8, 2012. Her contractually-provided compensation was RMB 4,500 per month for the entire term, although management increased her salary to RMB 7,000 per month from July 2011 through April 8, 2012. We entered into a new employment agreement with Madame Qi for a three-year term, commencing April 10, 2012 and terminating on April 9, 2015. Madame Qi’s compensation under the new agreement is RMB 5,000 per month.

Effective September 1, 2011, Mr. Wasserman, through CFO Oncall Asia, Inc. entered into an agreement, or the Wasserman Agreement, with us providing for his appointment as our Chief Financial Officer of the Company for a period of one year. Pursuant to the Wasserman Agreement, Mr. Wasserman will receive a salary of $96,000 per year, payable in equal monthly installments. Mr. Wasserman’s compensation is paid to CFO Oncall Asia, Inc., of which he serves as Chief Executive Officer and in which he is the majority shareholder.

Outstanding Equity Awards at Fiscal Year-End

There are no outstanding equity awards to any of our named executive officers.

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company. We are proposing that our shareholders approve an equity incentive plan and the issuance of the Founders’ Options at the Special Meeting.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our board of directors.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with any of our directors or executive officers, and we are not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

Board of Directors and Director Compensation

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the board of directors. We do not currently have any independent directors. Our directors do not receive compensation for serving in such capacity.

Corporate Governance

We do not have standing audit, compensation and corporate governance committees, or committees performing similar functions. We have not adopted a code of ethics. We anticipate that as we become more familiar with the obligations of U.S. public companies, we will implement appropriate corporate governance structures to comply with SEC and/or stock exchange requirements. We intend to comply with all corporate governance requirements applicable to us at this time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under the Development Agreement, we sell yew branches and leaves to Yew Pharmaceutical and Yew Pharmaceutical manufactures taxol-based TCM in accordance with the requirements of the HFDA. Yew Pharmaceutical produces the TCM at its own facilities in Harbin and is responsible for producing the finished product medicine in accordance with the requirements of good manufacturing practices, filing all applications and obtaining all approvals from the HFDA. Yew Pharmaceutical is also the exclusive distributor of this TCM, Zi Shan. Under the Development Agreement, Yew Pharmaceutical pays us RMB 1,000,000 per ton of raw material. This amount is below the current market rate of approximately RMB 1,100,000 per ton of raw material. Given the 10-year term of the Development Agreement and our belief that the fair market value for yew raw material will continue to rise, the difference between fair market value and the contractually-set price at which we sell yew raw material to Yew Pharmaceutical is expected to increase, especially in later years of the term of the Development Agreement. As the purchaser of raw material for the production of TCM, Yew Pharmaceutical is also the primary customer in our TCM raw materials segment and a major customer of the Company as a whole. Yew Pharmaceutical is owned directly and indirectly primarily by Mr. Wang and Madame Qi. Under the Technology Agreement we entered into with Kairun, Kairun provides us with testing and technologies regarding utilization of yew trees to extract taxol and develop higher concentration of taxol in the yew trees we grow and cultivate. For these services, we have agreed to pay Kairun RMB 200,000 after the technologies developed by Kairun are tested and approved by us. We retain all intellectual property rights in connection with the technologies developed by Kairun. Kairun may not provide similar services to any other party without our prior written consent.

The initial term of the Technology Agreement was two years. Kairun informed us that it is taking longer than originally expected to develop the technologies and conduct the tests under the Technology Agreement. Accordingly, in February 2012, we entered into a supplemental agreement with Kairun, extending the term of the Technology Agreement indefinitely until project results specified in the original Technology Agreement are achieved. Kairun is owned directly and indirectly primarily by Mr. Wang and Madame Qi.

The principal executive offices of YBP are located at 294 Powerbilt Avenue, Las Vegas, Nevada, a property owned by the Company’s President, Zhiguo Wang, which he provides rent-free to the Company. However, we pay utilities, property insurance, real estate tax, association dues and certain other expenses on the property to third parties, which, in 2011, aggregated approximately $9,830, which we believe approximates the fair market value of rent that we would have paid for similar office space.

HDS leases office space in Xiangfang District, Harbin from the Company’s President, Zhiguo Wang, under a 15-year lease commencing January 1, 2010 and expiring December 31, 2025. We pay rent in the amount of RMB 15,000 per year. We believe that the rent is at or below market for the space we are occupying.

HDS occupies approximately 40 square meters of usable retail space in the Nangang District of Harbin from Guifang Qi, a director of the Company and the wife of Zhiguo Wang. Pursuant to a Lease Contract dated December 3, 2008, the premises were provided rent-free for the first year of the three-year lease. Beginning December 3, 2009, we paid rent in the amount of RMB 12,000 per year for the second and third years of the lease term. We entered into the current lease on this property on November 15, 2011. The term of the new three-year lease is from December 1, 2011 through December 1, 2014. We pay rent in the amount of RMB 1,300 per month (RMB 15,600 per year), payable annually on or before May 30 of each year of the term. We believe that the rent is at or below market for the space we are occupying.

Under an agreement dated March 25, 2005 with ZTC, we lease 361 mu (approximately 60 acres) of land in Lalin Town, Wuchang City, Heilongjiang Province, for nursery land used to cultivate yew stock. This agreement is for a term of 30 years expiring on March 24, 2035. Under this agreement, we pay RMB 162,450 per year, with a lump sum payment of RMB 812,250 representing the first five years of the lease on or before December 31, 2010. We made a payment in the amount of RMB 1,000,000 in March 2012. Thereafter, we are required to pay each next five years’ rent in advance. Mr. Wang and Madame Qi own approximately 39.4% and 30.7%, respectively, of ZTC.

Prior to January 1, 2011, ZTC was also the major supplier of yew seedlings that we purchased for cultivation in our business. We do not plan on making significant purchases from ZTC in the future.

We have received advanced from, and in the past we have provided advances to, certain of our directors, officers and/or related parties, as follows:

	Due to related parties
Name of related party	September 30, 2012	December 31, 2011
Zhiguo Wang	$54,409	$31,357
Yew Pharmaceutical	—	62,847
Madame Qi	1,689	—
ZTC	—	172,284
Total	$56,098	$266,488

These advances are unsecured and payable on demand.

The First Restructure and the Second Restructure involved transactions between the Company and the HDS Shareholders, who are also all of our directors and three of our executive officers. These transactions were not negotiated at arm’s length. While we have not discovered any precedent under Nevada law for a transaction like the Second Restructure, it is possible that the Second Restructure should have been approved by YBP’s shareholders because it may be viewed as having involved the sale of all or substantially all of YBP’s assets in that the stock of HDS was transferred from a wholly-owned subsidiary, JSJ, to the HDS Shareholders. However, because the Company is not yet subject to the reporting obligations of the Exchange Act, YBP was unable to issue a proxy statement to its shareholders in connection with such approval. Accordingly, once the Company is subject to the reporting obligations of the Exchange Act, it intends to seek shareholder ratification of the Second Restructure and all of the transactions contemplated and effected in connection therewith.

The terms of the Founders’ Options, which are proposed to be issued to the HDS Shareholders, have not been determined as a result of arm’s-length negotiations. The Board of Directors of YBP, which consists of the same persons who are the HDS Shareholders and the grantees of the Founders’ Options, intends to seek shareholder approval of the issuance of the Founders’ Options once the Company is subject to the reporting obligations of the Exchange Act.

None of our directors is independent at this time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 30, 2012, the number of shares of our common stock owned of record and beneficially by all directors, executive officers and persons who beneficially own more than 5% of the outstanding shares of our common stock:

Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Directors and Executive Officers:
Zhiguo Wang (2)(3)(5) No.234, Gexin Street Nangang District, Harbin City People’s Republic of China	24,558,349	49.12%

Guifang Qi (2)(4)(5) No.234, Gexin Street Nangang District, Harbin City People’s Republic of China	24,558,349	49.12%

Xingming Han(5) Door 3, Floor 7, Unit 2, vice No.23 Tongzhan Street Xiangfang District, Harbin City People’s Republic of China	213,300	*

Adam Wasserman 1643 Royal Grove Way Weston, FL 33327	0	0%

All Directors and Executive Officers as a group (4 persons) (5)	24,771,649	49.54%

*	less than 1%

(1)	Percentages are calculated on the basis of 50,000,000 shares of YBP common stock outstanding as of November 30, 2012.

(2)	Zhiguo Wang and Guifang Qi are husband and wife.

(3)	Consists of (i) 20,103,475 shares held by Mr. Wang; (ii) 2,488,737 shares held by Madame Qi; and (iii) 1,966,137 shares held by an immediate family member living in Mr. Wang’s and Madame Qi’s residence and as to which Mr. Wang disclaims beneficial ownership.

(4)	Consists of (i) 2,488,737 shares held by Madame Qi; (ii) 20,103,475 shares held by Mr. Wang; and (iii) 1,966,137 shares held by an immediate family member living in Mr. Wang’s and Madame Qi’s residence and as to which Madame Qi disclaims beneficial ownership.

(5)	Does not include any shares of YBP common stock issuable upon the exercise of the Founders’ Options, assuming they are approved at the Special Meeting and subsequently granted by the Board of Directors. See “Business — Corporate Structure and Recapitalization”.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This description of our securities is a summary only of certain provisions contained in our Articles of Incorporation and is qualified in its entirety by reference to the complete terms contained therein.

YBP’s Articles of Incorporation authorize the Company to issue 50,000,000 shares of common stock. As of November 30, 2012, all 50,000,000 shares of our common stock were issued and outstanding. We are asking our shareholders to approve at the Special Meeting an amendment to YBP’s Articles of Incorporation increasing our capital stock to 140,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. Holders of common stock do not have cumulative or preemptive rights.

Preferred Stock

As of the date of this registration statement, we are not authorized to issue any shares of preferred stock, we have not issued any such shares and we are not registering any such securities herein.

Debt Securities

As of the date of this registration statement, we have not issued any debt securities and we are not registering any such securities herein.

Warrants

As of the date of this registration statement, we have not issued any warrants, options or other securities which are convertible into or exercisable for shares of our common stock or preferred stock and we are not registering any such securities herein.

SELLING SHAREHOLDERS

We are registering a total of 16,500,000 shares of common stock, consisting of shares of our common stock issued in one or more of the private placement transactions in which we engaged between March 2008 and September 2009, which amount includes 3,868,540 shares held by our management.

The following table sets forth the names of the selling security holders, the number of shares of common stock beneficially owned by each of the selling stockholders as of November 30, 2012 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percentage (2)		Number	Percentage (2)
Tie Zhi Cheng	474	*	474	0	*
Guangqing Yang	498	*	498	0	*
Qingsheng Liu	498	*	498	0	*
Yong An Zhao	498	*	498	0	*
Yong Qiang Han	498	*	498	0	*
Zhen Da Zhou	498	*	498	0	*
Bing Ying Wang	790	*	790	0	*
Guixiang Zhang	790	*	790	0	*
Jing Yan Shao	790	*	790	0	*
Jing Yue Peng	790	*	790	0	*
Ning Shu Yang	790	*	790	0	*
Liping Liu	830	*	830	0	*
Liping Sun	830	*	830	0	*
Jin Dong Wang	878	*	878	0	*
Gui Mei Zhang	965	*	965	0	*
Hong Xu Ji	965	*	965	0	*
Meng Lan Yuan	965	*	965	0	*
Min Luo	965	*	965	0	*
Ning Zhang	965	*	965	0	*
Peiye Ma	965	*	965	0	*
Qing Yuan Jiang	965	*	965	0	*
Ri Qiang Lu	965	*	965	0	*
Rui Sun	965	*	965	0	*
Shijie Guo	965	*	965	0	*
Wei Dong Zhang	965	*	965	0	*
Wei Na	965	*	965	0	*
Yan Ling Zhao	965	*	965	0	*
Yan Zuo	965	*	965	0	*
Yong Wang	965	*	965	0	*
Yongfa Guo	965	*	965	0	*
Zhong Wei Wang	965	*	965	0	*
Zu Bin Sun	965	*	965	0	*
Honghai Sun	995	*	995	0	*
Jianru Shao	995	*	995	0	*
Weidong Song	995	*	995	0	*
Shi Ying Yang	1,024	*	1,024	0	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percentage (2)		Number	Percentage (2)
Zhi Ling Shan	1,024	*	1,024	0	*
Li Zhang	1,043	*	1,043	0	*
Fajun Lian	1,493	*	1,493	0	*
Hong Xia Li	1,493	*	1,493	0	*
Li Zhang	1,493	*	1,493	0	*
Qingbin Zhu	1,493	*	1,493	0	*
Qiyuan Zhao	1,493	*	1,493	0	*
Shu Qin Zhang	1,493	*	1,493	0	*
Xiaorong E	1,493	*	1,493	0	*
Jun Yang	1,536	*	1,536	0	*
Li Zhu Zhai	1,536	*	1,536	0	*
Xi Bin Wang	1,536	*	1,536	0	*
Xing Kui Li	1,536	*	1,536	0	*
Feng Ying Zhao	1,564	*	1,564	0	*
Meng Li Wang	1,564	*	1,564	0	*
Shuang Jun Cao	1,564	*	1,564	0	*
Fengzhen Yang	1,580	*	1,580	0	*
Jian Xie	1,580	*	1,580	0	*
Li Sun	1,580	*	1,580	0	*
Liu Dan Li	1,580	*	1,580	0	*
Ming Yang Liu	1,580	*	1,580	0	*
Wei Quan Zhou	1,580	*	1,580	0	*
Xiu Lian Zhang	1,580	*	1,580	0	*
Yajie Liu	1,580	*	1,580	0	*
Ying Cao	1,580	*	1,580	0	*
Yuming Li	1,580	*	1,580	0	*
Zhanhua Chen	1,580	*	1,580	0	*
Zhenwen Li	1,580	*	1,580	0	*
Hongman Yu	1,659	*	1,659	0	*
Jihai Song	1,659	*	1,659	0	*
Jun Meng	1,659	*	1,659	0	*
Lanying Wang	1,659	*	1,659	0	*
Shuchun Zhang	1,659	*	1,659	0	*
Shujian Sun	1,659	*	1,659	0	*
Shuxiang Sun	1,659	*	1,659	0	*
Wen Xin Chen	1,659	*	1,659	0	*
Yandong Song	1,659	*	1,659	0	*
Yukun Liu	1,659	*	1,659	0	*
Zhaohui Geng	1,659	*	1,659	0	*
Guang Hua Xie	1,706	*	1,706	0	*
Gui Min Zhao	1,706	*	1,706	0	*
Qiang Jia	1,706	*	1,706	0	*
Cui Ping Yin	1,722	*	1,722	0	*
Huaibin Huang	1,738	*	1,738	0	*
Hui Mei Shang	1,738	*	1,738	0	*
Jun Li Liu	1,738	*	1,738	0	*
Li Hua Zhou	1,738	*	1,738	0	*
Ling Lu	1,738	*	1,738	0	*
Ling Ma	1,738	*	1,738	0	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percentage (2)		Number	Percentage (2)
Shu Mei Zhang	1,738	*	1,738	0	*
Tie Li Wang	1,738	*	1,738	0	*
Wen Li Xu	1,738	*	1,738	0	*
Xiaowei Wang	1,738	*	1,738	0	*
Yurong Cao	1,738	*	1,738	0	*
Zhigang Feng	1,738	*	1,738	0	*
Ning Xin	1,755	*	1,755	0	*
Changjiang Yang	1,930	*	1,930	0	*
Chunrong Yang	1,930	*	1,930	0	*
Cheng Yu Wang	1,931	*	1,931	0	*
Dacheng Wang	1,931	*	1,931	0	*
Fu Wei Zhang	1,931	*	1,931	0	*
Gui Ying Ma	1,931	*	1,931	0	*
Guiling Zhang	1,931	*	1,931	0	*
Guoqiang Xie	1,931	*	1,931	0	*
Hong Ying Wang	1,931	*	1,931	0	*
Hui Jun Han	1,931	*	1,931	0	*
Jin Zhi Wang	1,931	*	1,931	0	*
Juan Du	1,931	*	1,931	0	*
Li Dong	1,931	*	1,931	0	*
Li Liu	1,931	*	1,931	0	*
Lihong Zou	1,931	*	1,931	0	*
Ming Kai Ren	1,931	*	1,931	0	*
Rui Xiang Han	1,931	*	1,931	0	*
Shu Ran Miao	1,931	*	1,931	0	*
Xiufen Li	1,931	*	1,931	0	*
Zhao Ge Wang	1,931	*	1,931	0	*
Gui Lan Zhang	1,991	*	1,991	0	*
Lin Li	1,991	*	1,991	0	*
Ying Pan	1,991	*	1,991	0	*
Xiang De Yu	2,074	*	2,074	0	*
Tao Yang	2,086	*	2,086	0	*
Bin Chen	2,370	*	2,370	0	*
Chang Qing Li	2,370	*	2,370	0	*
Dong Wei Wang	2,370	*	2,370	0	*
Gongwei Yang	2,370	*	2,370	0	*
Gui Rong Wang	2,370	*	2,370	0	*
Hao Qi Chen	2,370	*	2,370	0	*
Hui Lin Qiao	2,370	*	2,370	0	*
Jun Wang	2,370	*	2,370	0	*
Jun Wu	2,370	*	2,370	0	*
Lan Ying Wang	2,370	*	2,370	0	*
Lei Bao	2,370	*	2,370	0	*
Li Ping Zhang	2,370	*	2,370	0	*
Qiuhong Ma	2,370	*	2,370	0	*
Quan An Cao	2,370	*	2,370	0	*
Shi Xiang Jia	2,370	*	2,370	0	*
Shu Hua Qu	2,370	*	2,370	0	*
Shufang Sun	2,370	*	2,370	0	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percentage (2)		Number	Percentage (2)
Tong Xu	2,370	*	2,370	0	*
Wen Long Yang	2,370	*	2,370	0	*
Wen Qing Liu	2,370	*	2,370	0	*
Xiang Zhe Zheng	2,370	*	2,370	0	*
Xianhua Hua	2,370	*	2,370	0	*
Xiao Dong Wang	2,370	*	2,370	0	*
Xiao Hong Yang	2,370	*	2,370	0	*
Xiu Ling Wang	2,370	*	2,370	0	*
Xu Gui Xie	2,370	*	2,370	0	*
Yu Ming He	2,370	*	2,370	0	*
Yu Qin Liu	2,370	*	2,370	0	*
Yumei Wang	2,370	*	2,370	0	*
Gui Zhi Yang	2,413	*	2,413	0	*
Yong Hai Yu	2,413	*	2,413	0	*
Cheng Hui Tang	2,489	*	2,489	0	*
Jun Li	2,489	*	2,489	0	*
Li Yan Hua	2,489	*	2,489	0	*
Shu Min Gao	2,489	*	2,489	0	*
Zhende Zhang	2,489	*	2,489	0	*
Zhi Ping Xiao	2,489	*	2,489	0	*
Guo Zhen Dai	2,545	*	2,545	0	*
Dian Jin Luan	2,560	*	2,560	0	*
Jian Zhang	2,560	*	2,560	0	*
Huan Qin Liu	2,607	*	2,607	0	*
Jin Song	2,607	*	2,607	0	*
Lifang Zhu	2,607	*	2,607	0	*
Shu Jie Jiang	2,607	*	2,607	0	*
Yan Han	2,607	*	2,607	0	*
Zhiguo Liu	2,607	*	2,607	0	*
Shi Guo Liang	2,752	*	2,752	0	*
Chun Hui Jia	2,765	*	2,765	0	*
Shu Qing Sun	2,852	*	2,852	0	*
Gui Mei Shi	2,896	*	2,896	0	*
Hua Li	2,896	*	2,896	0	*
Hui Jiang	2,896	*	2,896	0	*
Hui Zhu	2,896	*	2,896	0	*
Huiying Liu	2,896	*	2,896	0	*
Jia Zhi Wang	2,896	*	2,896	0	*
Jingshu Lv	2,896	*	2,896	0	*
Li Bin Du	2,896	*	2,896	0	*
Li Juan Xia	2,896	*	2,896	0	*
Li Ping Yang	2,896	*	2,896	0	*
Li Tang	2,896	*	2,896	0	*
Qing Ren Li	2,896	*	2,896	0	*
Rui Yue	2,896	*	2,896	0	*
Wen Xian Dong	2,896	*	2,896	0	*
Xianzhang Sun	2,896	*	2,896	0	*
Xin Yun Wang	2,896	*	2,896	0	*
Yan Ping Qu	2,896	*	2,896	0	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percentage (2)		Number	Percentage (2)
Yi Tao Lang	2,896	*	2,896	0	*
Yu Qin Wang	2,896	*	2,896	0	*
Yu Zhang Yue	2,896	*	2,896	0	*
Zhengguang Shao	2,896	*	2,896	0	*
Zhenmei Qu	2,896	*	2,896	0	*
Zhiqiang Wang	2,896	*	2,896	0	*
Zhiwei Tian	2,896	*	2,896	0	*
Feng Hu Ma	2,986	*	2,986	0	*
Xi Qin Wang	3,072	*	3,072	0	*
Lin Juan Xu	3,128	*	3,128	0	*
Xiaoli Xu	3,160	*	3,160	0	*
Xiuzhi Zhao	3,160	*	3,160	0	*
Congge Tang	3,318	*	3,318	0	*
Dingli Sun	3,318	*	3,318	0	*
Fenglan Guan	3,318	*	3,318	0	*
Guiying Song	3,318	*	3,318	0	*
Guizhi Yin	3,318	*	3,318	0	*
Hongnan Yu	3,318	*	3,318	0	*
Jihua Zhang	3,318	*	3,318	0	*
Jinxia Lu	3,318	*	3,318	0	*
Jirong Zhang	3,318	*	3,318	0	*
Lihua Zhang	3,318	*	3,318	0	*
Linglin Chen	3,318	*	3,318	0	*
Shuying Zhang	3,318	*	3,318	0	*
Xiuhua Cao	3,318	*	3,318	0	*
Xiujuan Li	3,318	*	3,318	0	*
Ying Sun	3,318	*	3,318	0	*
Hong Kuai Feng	3,413	*	3,413	0	*
Zhan Xiang Zhang	3,413	*	3,413	0	*
Fu Yu	3,476	*	3,476	0	*
Guang Fa Zhang	3,476	*	3,476	0	*
Gui Qin Zhang	3,476	*	3,476	0	*
Hua Geng	3,476	*	3,476	0	*
Jian Fu Zhang	3,476	*	3,476	0	*
Jing Li	3,476	*	3,476	0	*
Li Ming Hu	3,476	*	3,476	0	*
Liqiu Wang	3,476	*	3,476	0	*
Min Feng Zhang	3,476	*	3,476	0	*
Xuejun Li	3,476	*	3,476	0	*
Xueru Cai	3,476	*	3,476	0	*
Yanjie Yu	3,476	*	3,476	0	*
Zhong Shan Yang	3,583	*	3,583	0	*
Jing Zhi Yu	3,862	*	3,862	0	*
Changjun Wang	3,950	*	3,950	0	*
Dongyu Wang	3,950	*	3,950	0	*
Feng Yan Gai	3,950	*	3,950	0	*
Fenglan Liu	3,950	*	3,950	0	*
Hong Yun Jiang	3,950	*	3,950	0	*
Jian Jun Yang	3,950	*	3,950	0	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percentage (2)		Number	Percentage (2)
Jie Zhao	3,950	*	3,950	0	*
Jing Hai Li	3,950	*	3,950	0	*
Jingzhi Peng	3,950	*	3,950	0	*
Jun Yang	3,950	*	3,950	0	*
Lianyu Wang	3,950	*	3,950	0	*
Qiang Miao	3,950	*	3,950	0	*
Suping Zhu	3,950	*	3,950	0	*
Xiang Dong Yu	3,950	*	3,950	0	*
Xiu Qiu Wang	3,950	*	3,950	0	*
Xun Zhou	3,950	*	3,950	0	*
Ya Lin Jiang	3,950	*	3,950	0	*
Ya Qin Wang	3,950	*	3,950	0	*
Yun Zhen Zuo	3,950	*	3,950	0	*
Zhong Hua Fu	3,950	*	3,950	0	*
Ying Chen	3,982	*	3,982	0	*
Qiulan Bian	4,029	*	4,029	0	*
Yaqin Zhao	4,108	*	4,108	0	*
Jianbo He	4,213	*	4,213	0	*
Hong Jun Fu	4,227	*	4,227	0	*
Ya Wen Gao	4,266	*	4,266	0	*
Ji Chao Wang	4,345	*	4,345	0	*
Jin Qi Jiang	4,345	*	4,345	0	*
Lihua Sun	4,345	*	4,345	0	*
Shao Chen Song	4,345	*	4,345	0	*
Xu Zhang	4,345	*	4,345	0	*
Xuemei Zheng	4,345	*	4,345	0	*
Chang Hai Li	4,388	*	4,388	0	*
Zhaojie Zhang	4,441	*	4,441	0	*
Ming Cai Ye	4,608	*	4,608	0	*
Deyi Sun	4,740	*	4,740	0	*
Ji Xiang Wang	4,740	*	4,740	0	*
Jialan Huang	4,740	*	4,740	0	*
Shuqing Zhang	4,740	*	4,740	0	*
Wei Xie	4,740	*	4,740	0	*
Yuying Li	4,826	*	4,826	0	*
Guo Hui Wang	4,827	*	4,827	0	*
Jian Chun Qi	4,827	*	4,827	0	*
Shu Ran Zheng	4,827	*	4,827	0	*
Yanli Ma	4,827	*	4,827	0	*
Bing Yan Cui	4,828	*	4,828	0	*
Chunzhu Yang	4,828	*	4,828	0	*
Daowei Zhou	4,828	*	4,828	0	*
De Xiang Sun	4,828	*	4,828	0	*
Fan Lu Bai	4,828	*	4,828	0	*
Feng Qin Hao	4,828	*	4,828	0	*
Gui Jie Zhang	4,828	*	4,828	0	*
Guiying Zhou	4,828	*	4,828	0	*
Guo Wei	4,828	*	4,828	0	*
Hong Wei Zhang	4,828	*	4,828	0	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percentage (2)		Number	Percentage (2)
Hui Dan Lu	4,828	*	4,828	0	*
Jiang Li	4,828	*	4,828	0	*
Jie Zhang	4,828	*	4,828	0	*
Jin Guo Zhang	4,828	*	4,828	0	*
Jin Song Wu	4,828	*	4,828	0	*
Jing Yang	4,828	*	4,828	0	*
Jingwu Zhang	4,828	*	4,828	0	*
Jun Hui Liu	4,828	*	4,828	0	*
Lanxiang Li	4,828	*	4,828	0	*
Li Ping Yang	4,828	*	4,828	0	*
Li Yu	4,828	*	4,828	0	*
Lijun Zhao	4,828	*	4,828	0	*
Mei Ying Xin	4,828	*	4,828	0	*
Mingwen Zhao	4,828	*	4,828	0	*
Ping Zhao	4,828	*	4,828	0	*
Qing Zhi Liu	4,828	*	4,828	0	*
Ru Xiao	4,828	*	4,828	0	*
Ruihua Sun	4,828	*	4,828	0	*
Shang Wei Hu	4,828	*	4,828	0	*
Shou Feng Du	4,828	*	4,828	0	*
Shuyuan Lu	4,828	*	4,828	0	*
Tiejun Liang	4,828	*	4,828	0	*
Ting Xiang Lv	4,828	*	4,828	0	*
Wan He Qin	4,828	*	4,828	0	*
Wen Chen Zhang	4,828	*	4,828	0	*
Wen Peng	4,828	*	4,828	0	*
Xiang Li Ma	4,828	*	4,828	0	*
Xiao Xiang Lan	4,828	*	4,828	0	*
Xin Liu	4,828	*	4,828	0	*
Xing Wei Jiang	4,828	*	4,828	0	*
Xirong Zhao	4,828	*	4,828	0	*
Xiuyan Ben	4,828	*	4,828	0	*
Yan Fei Sun	4,828	*	4,828	0	*
Yan Hong Gao	4,828	*	4,828	0	*
Yang Liu	4,828	*	4,828	0	*
Yanlin Zhang	4,828	*	4,828	0	*
Yongping Hu	4,828	*	4,828	0	*
Yu Ping Xu	4,828	*	4,828	0	*
Yu Qin He	4,828	*	4,828	0	*
Yu Rong Su	4,828	*	4,828	0	*
Yulan Yan	4,828	*	4,828	0	*
Yun Bai	4,828	*	4,828	0	*
Yuqin Ye	4,828	*	4,828	0	*
Zhanlin Zhang	4,828	*	4,828	0	*
Zhi An Tao	4,828	*	4,828	0	*
Zhi Ling Wang	4,828	*	4,828	0	*
Zhimin Li	4,828	*	4,828	0	*
Zhiying Zhang	4,828	*	4,828	0	*
Zu En Hu	4,828	*	4,828	0	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percentage (2)		Number	Percentage (2)
Hong Li	4,898	*	4,898	0	*
Chang Yu Zhang	4,977	*	4,977	0	*
Chunbo Zhao	4,977	*	4,977	0	*
Jie Ming	4,977	*	4,977	0	*
Jumei Sun	4,977	*	4,977	0	*
Laibin Zhao	4,977	*	4,977	0	*
Lihong Tian	4,977	*	4,977	0	*
Wei Qiang Ji	4,977	*	4,977	0	*
Wenli Zhao	4,977	*	4,977	0	*
Xikui Qiao	4,977	*	4,977	0	*
Xiu Lian Sun	4,977	*	4,977	0	*
Yanju Zhao	4,977	*	4,977	0	*
Ying Huang	4,977	*	4,977	0	*
Yong Wei Han	4,977	*	4,977	0	*
Yongxia Zhu	4,977	*	4,977	0	*
Zhengze Huang	4,977	*	4,977	0	*
Zhi Min Liu	4,977	*	4,977	0	*
Zhiling Li	4,977	*	4,977	0	*
Dewei Zhao	5,000	*	5,000	0	*
Jianyi Yang	5,000	*	5,000	0	*
Ping Han	5,000	*	5,000	0	*
Shi Yi Li	5,000	*	5,000	0	*
Wei Cao	5,000	*	5,000	0	*
Xiaofeng Li	5,000	*	5,000	0	*
Xue Wang	5,000	*	5,000	0	*
Ling Shan Kong	5,119	*	5,119	0	*
Qiao Lian Wang	5,119	*	5,119	0	*
Dongmei Liu	5,214	*	5,214	0	*
Feng Hong Liang	5,214	*	5,214	0	*
He An Wang	5,214	*	5,214	0	*
Jing Zhao	5,214	*	5,214	0	*
Ku Chen	5,214	*	5,214	0	*
Lan Rong Zou	5,214	*	5,214	0	*
Ping Li	5,214	*	5,214	0	*
Xiao Dong Liu	5,214	*	5,214	0	*
Jun Lv	5,530	*	5,530	0	*
Zhiyuan Sun	5,530	*	5,530	0	*
Hui Li	5,609	*	5,609	0	*
Shuqin Zhang	5,609	*	5,609	0	*
Lianshan Chen	5,688	*	5,688	0	*
Chunying Yang	5,793	*	5,793	0	*
Sheng Jiang Liu	5,793	*	5,793	0	*
Shukun Mao	5,793	*	5,793	0	*
Xueshen Xu	5,793	*	5,793	0	*
Qing Guo Wang	6,070	*	6,070	0	*
Kaimei Tan	6,083	*	6,083	0	*
Yi Fei Lin	6,083	*	6,083	0	*
Feng Jun Xi	6,276	*	6,276	0	*
Rong Guo Li	6,320	*	6,320	0	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percentage (2)		Number	Percentage (2)
Yan Hua Li	6,320	*	6,320	0	*
Yong Zheng	6,350	*	6,350	0	*
Songling Li	6,372	*	6,372	0	*
Yueying Yu	6,478	*	6,478	0	*
Shu Qin Han	6,510	*	6,510	0	*
Xiaoxia Xie	6,636	*	6,636	0	*
Feng Xian Zhao	6,758	*	6,758	0	*
Feng Ying Tang	6,758	*	6,758	0	*
Qing Sheng Li	6,758	*	6,758	0	*
Xiu Rong Liu	6,758	*	6,758	0	*
Anrong Wang	6,952	*	6,952	0	*
Guishan Wang	6,952	*	6,952	0	*
Xiuyun Zhang	6,952	*	6,952	0	*
Lifen Li	7,110	*	7,110	0	*
Bao Yu Xu	7,338	*	7,338	0	*
Bingyou Feng	7,466	*	7,466	0	*
Feng Qing Yu	7,466	*	7,466	0	*
Huimin Tian	7,466	*	7,466	0	*
Jiafang Xu	7,466	*	7,466	0	*
Tong Chen	7,466	*	7,466	0	*
Xueqiu Yu	7,466	*	7,466	0	*
Guangren Zhang	7,724	*	7,724	0	*
Honghua Zhen	7,724	*	7,724	0	*
Li Feng	7,724	*	7,724	0	*
Li Zhao	7,724	*	7,724	0	*
Xi Ling Tong	7,724	*	7,724	0	*
Lai Fa Wang	7,821	*	7,821	0	*
Yan Song Zhao	7,899	*	7,899	0	*
Chongbin Xiu	7,900	*	7,900	0	*
Deling Wang	7,900	*	7,900	0	*
Fenghua Li	7,900	*	7,900	0	*
Fengqin Li	7,900	*	7,900	0	*
Guanghua Liang	7,900	*	7,900	0	*
Guihua Yu	7,900	*	7,900	0	*
Guiqin Liu	7,900	*	7,900	0	*
Haiquan Yang	7,900	*	7,900	0	*
Haitao Yang	7,900	*	7,900	0	*
Hong Li	7,900	*	7,900	0	*
Huawei Mao	7,900	*	7,900	0	*
Li Zhao	7,900	*	7,900	0	*
Liping Xu	7,900	*	7,900	0	*
Liyuan Sun	7,900	*	7,900	0	*
Shouxin Ye	7,900	*	7,900	0	*
Shubin Cheng	7,900	*	7,900	0	*
Shuqing Wang	7,900	*	7,900	0	*
Wan Zhu Liu	7,900	*	7,900	0	*
Xiao Dong Liu	7,900	*	7,900	0	*
Xuehua Wang	7,900	*	7,900	0	*
Ya Bin Yu	7,900	*	7,900	0	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percentage (2)		Number	Percentage (2)
Yanping Dong	7,900	*	7,900	0	*
Yanxi Wu	7,900	*	7,900	0	*
Ying Fu	7,900	*	7,900	0	*
Yongxin Hao	7,900	*	7,900	0	*
Yu Qin Shan	7,900	*	7,900	0	*
Zhenfeng Wang	7,900	*	7,900	0	*
Zhenjia Liu	7,900	*	7,900	0	*
Zhizhong Tao	7,900	*	7,900	0	*
Zun Li Gao	7,900	*	7,900	0	*
Qinghua Wu	7,917	*	7,917	0	*
Yan Jin	8,110	*	8,110	0	*
Jingzhi Sun	8,137	*	8,137	0	*
Fenglan Gao	8,295	*	8,295	0	*
Kunjun Xu	8,295	*	8,295	0	*
Wanyou Li	8,295	*	8,295	0	*
Wenming Guo	8,295	*	8,295	0	*
Xiaojie Wang	8,295	*	8,295	0	*
Tonghua Li	8,496	*	8,496	0	*
Shu Fen Lu	8,532	*	8,532	0	*
Su Zhen Wang	8,532	*	8,532	0	*
Xueqin Wang	8,532	*	8,532	0	*
Guan Wang	8,688	*	8,688	0	*
Bai Gang He	8,690	*	8,690	0	*
Bao Xiang Yu	8,690	*	8,690	0	*
Baoli Wang	8,690	*	8,690	0	*
Chang Jiang Xia	8,690	*	8,690	0	*
Changhai Guo	8,690	*	8,690	0	*
Cheng Lin Sun	8,690	*	8,690	0	*
Gui Zhi Sang	8,690	*	8,690	0	*
Hongju Liu	8,690	*	8,690	0	*
Hongyin Wu	8,690	*	8,690	0	*
Hui Tang	8,690	*	8,690	0	*
Hui Zhang	8,690	*	8,690	0	*
Jing Shen	8,690	*	8,690	0	*
Jinwen Fan	8,690	*	8,690	0	*
Jinxi Zheng	8,690	*	8,690	0	*
Jun Li	8,690	*	8,690	0	*
Lan Hu	8,690	*	8,690	0	*
Lijun Meng	8,690	*	8,690	0	*
Ling Wang	8,690	*	8,690	0	*
Luxia Ma	8,690	*	8,690	0	*
Mingdong Zhang	8,690	*	8,690	0	*
Nong Hua Tang	8,690	*	8,690	0	*
Qi Sun	8,690	*	8,690	0	*
Shou Zhi Wei	8,690	*	8,690	0	*
Shu You Gou	8,690	*	8,690	0	*
Shuyuan Li	8,690	*	8,690	0	*
Songzhi Ding	8,690	*	8,690	0	*
Tong Tong	8,690	*	8,690	0	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percentage (2)		Number	Percentage (2)
Wei Ze Sun	8,690	*	8,690	0	*
Weiqi Wang	8,690	*	8,690	0	*
Wenying Liu	8,690	*	8,690	0	*
Xia Jiang	8,690	*	8,690	0	*
Xiu Ping Du	8,690	*	8,690	0	*
Xiu Yan Li	8,690	*	8,690	0	*
Xiufeng Shao	8,690	*	8,690	0	*
Xiuhua Li	8,690	*	8,690	0	*
Xiuhua Zhu	8,690	*	8,690	0	*
Xiuying Liu	8,690	*	8,690	0	*
Xuehai Li	8,690	*	8,690	0	*
Yan Feng Ji	8,690	*	8,690	0	*
Yan Qing Su	8,690	*	8,690	0	*
Yanlai Zhang	8,690	*	8,690	0	*
Yao Gang Zhou	8,690	*	8,690	0	*
Yaru Shang	8,690	*	8,690	0	*
Youcheng Yan	8,690	*	8,690	0	*
Yu Hua Mei	8,690	*	8,690	0	*
Yu Yan Zhao	8,690	*	8,690	0	*
Yun Lan Feng	8,690	*	8,690	0	*
Zhancai Gao	8,690	*	8,690	0	*
Zhao Yuan Liu	8,690	*	8,690	0	*
Zhao’an Wan	8,690	*	8,690	0	*
Hang Xu	8,703	*	8,703	0	*
Dexiang Yin	8,883	*	8,883	0	*
Lijun Sun	8,895	*	8,895	0	*
Shumei Di	8,927	*	8,927	0	*
Qing Zhong Zhang	9,069	*	9,069	0	*
Yong Lai Liu	9,211	*	9,211	0	*
Yongtian Liu	9,211	*	9,211	0	*
Qiu Ling Dong	9,322	*	9,322	0	*
Hong Li	9,654	*	9,654	0	*
Chang Li Dong	9,655	*	9,655	0	*
Changchun Li	9,655	*	9,655	0	*
Chun Yan Bai	9,655	*	9,655	0	*
Cui Ping Wang	9,655	*	9,655	0	*
Dong Ming Ge	9,655	*	9,655	0	*
Fei Yu	9,655	*	9,655	0	*
Feng Juan Liu	9,655	*	9,655	0	*
Feng Lan Sun	9,655	*	9,655	0	*
Feng Yun Zhang	9,655	*	9,655	0	*
Fuzhen Liu	9,655	*	9,655	0	*
Guangbo Jiang	9,655	*	9,655	0	*
Guo Yu Li	9,655	*	9,655	0	*
Hai Quan Cao	9,655	*	9,655	0	*
Hong Yan Gong	9,655	*	9,655	0	*
Lei Yu	9,655	*	9,655	0	*
Lei Zhang	9,655	*	9,655	0	*
Ming Xun Han	9,655	*	9,655	0	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percentage (2)		Number	Percentage (2)
Rong Hua Yan	9,655	*	9,655	0	*
Shuang Yan Liu	9,655	*	9,655	0	*
Shumei Shan	9,655	*	9,655	0	*
Wei Dong	9,655	*	9,655	0	*
Wei Xue Shan	9,655	*	9,655	0	*
Xiu Qin Zhang	9,655	*	9,655	0	*
Xiu Ying Yu	9,655	*	9,655	0	*
Yan Ju Liu	9,655	*	9,655	0	*
Yan Jun Gao	9,655	*	9,655	0	*
Ye Tian	9,655	*	9,655	0	*
Yun Xia Jiang	9,655	*	9,655	0	*
Yuqin Shang	9,655	*	9,655	0	*
Zhen Hua Yuan	9,655	*	9,655	0	*
Lijuan Qi	9,656	*	9,656	0	*
Yuhua Liu	9,717	*	9,717	0	*
Ting Shan Yan	9,948	*	9,948	0	*
Gui Yan Yin	9,954	*	9,954	0	*
Hong Zeng Sun	9,954	*	9,954	0	*
Airong Wang	10,000	*	10,000	0	*
Bainian Li	10,000	*	10,000	0	*
Baoguo Cui	10,000	*	10,000	0	*
Fei Su	10,000	*	10,000	0	*
Guangzhong Li	10,000	*	10,000	0	*
Jianguo Tan	10,000	*	10,000	0	*
Jixu Wen	10,000	*	10,000	0	*
Lianfa Sun	10,000	*	10,000	0	*
Senjian Gao	10,000	*	10,000	0	*
Shibo Zhang	10,000	*	10,000	0	*
Shufang Men	10,000	*	10,000	0	*
Tiejun Zou	10,000	*	10,000	0	*
Weili Wang	10,000	*	10,000	0	*
Xiaojun Shen	10,000	*	10,000	0	*
Xiaozhong Liu	10,000	*	10,000	0	*
Xiuying Ma	10,000	*	10,000	0	*
Youpeng Wang	10,000	*	10,000	0	*
Yulan Zhang	10,000	*	10,000	0	*
Zhiming Zhang	10,000	*	10,000	0	*
Zhiwei Liu	10,000	*	10,000	0	*
Yanjun Liu	10,042	*	10,042	0	*
Yaxiang Wang	10,153	*	10,153	0	*
Yan Cai Zhang	10,390	*	10,390	0	*
Hui Wang	10,428	*	10,428	0	*
Ben Ming Zang	10,524	*	10,524	0	*
Limin Zhang	10,949	*	10,949	0	*
Chang Hui Ma	10,972	*	10,972	0	*
Jinhui Chen	11,115	*	11,115	0	*
Shu Jun Cui	11,142	*	11,142	0	*
Hongtao Zhang	11,447	*	11,447	0	*
Qing Chun Wang	11,566	*	11,566	0	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percentage (2)		Number	Percentage (2)
Ping Lin	11,586	*	11,586	0	*
Shu Fen Wan	11,586	*	11,586	0	*
Wei Liu	11,586	*	11,586	0	*
Ze Chu	11,586	*	11,586	0	*
Bin Qin	11,850	*	11,850	0	*
Junying Zhu	11,850	*	11,850	0	*
Liping Zhang	11,850	*	11,850	0	*
Minghai Zhang	11,850	*	11,850	0	*
Xue Feng Bai	11,850	*	11,850	0	*
Liping Xu	12,166	*	12,166	0	*
Shu Yu Li	12,166	*	12,166	0	*
Yu Xiang Li	12,166	*	12,166	0	*
Yaqin Fan	12,288	*	12,288	0	*
Yuanchang Liu	12,340	*	12,340	0	*
Jinping Xia	12,443	*	12,443	0	*
Lei Wang	12,443	*	12,443	0	*
Qing Zhi Hu	12,443	*	12,443	0	*
Xiling Yu	12,443	*	12,443	0	*
Zhi Ping Li	12,443	*	12,443	0	*
Kebin Ma	12,552	*	12,552	0	*
Bao Shan Li	13,035	*	13,035	0	*
Haijie Zhou	13,035	*	13,035	0	*
Lian Min Tan	13,035	*	13,035	0	*
Minghui Jiang	13,051	*	13,051	0	*
Xiu Qin Wan	13,114	*	13,114	0	*
Huijian Xue	13,193	*	13,193	0	*
Yuqin Chen	13,272	*	13,272	0	*
Yan Qiu Yu	13,383	*	13,383	0	*
Jian Sheng Yan	13,518	*	13,518	0	*
Ying Xue	13,518	*	13,518	0	*
Chun Yu Zhou	13,667	*	13,667	0	*
Rui Shan Zhang	13,890	*	13,890	0	*
Hua Chen Wang	13,904	*	13,904	0	*
Qiu Yan Zhu	14,482	*	14,482	0	*
Duowen Wang	14,483	*	14,483	0	*
Gui Fen Qiu	14,483	*	14,483	0	*
Guoshun Jiang	14,483	*	14,483	0	*
Hong Da Xu	14,483	*	14,483	0	*
Hongzhu Qi	14,483	*	14,483	0	*
Li Luan	14,483	*	14,483	0	*
Tong Bin Xie	14,483	*	14,483	0	*
Xiao Li Xu	14,483	*	14,483	0	*
Xiaofei Hou	14,483	*	14,483	0	*
Xue Zhi Liang	14,483	*	14,483	0	*
Yu Fen Zhang	14,483	*	14,483	0	*
Yu Ren Bai	14,483	*	14,483	0	*
Zhaoguang Xu	14,483	*	14,483	0	*
Youren Zhu	14,869	*	14,869	0	*
Changyou Li	15,000	*	15,000	0	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percentage (2)		Number	Percentage (2)
Zhijie Lei	15,000	*	15,000	0	*
You Min Lv	15,096	*	15,096	0	*
Xiang Xun Han	15,448	*	15,448	0	*
Bin Wang	15,800	*	15,800	0	*
Bolun Li	15,800	*	15,800	0	*
Changdi Niu	15,800	*	15,800	0	*
Changmin Zhao	15,800	*	15,800	0	*
Fengping Dong	15,800	*	15,800	0	*
Fulun Huang	15,800	*	15,800	0	*
Haisong Wang	15,800	*	15,800	0	*
Huaiyu Xu	15,800	*	15,800	0	*
Hui Gao	15,800	*	15,800	0	*
Huijun Zhang	15,800	*	15,800	0	*
Jinguo Wang	15,800	*	15,800	0	*
Kemin Cao	15,800	*	15,800	0	*
Meng Yang	15,800	*	15,800	0	*
Qingyi Meng	15,800	*	15,800	0	*
Qiong Wu	15,800	*	15,800	0	*
Ruihong Fan	15,800	*	15,800	0	*
Shihua You	15,800	*	15,800	0	*
Shuling Li	15,800	*	15,800	0	*
Shuwen Liu	15,800	*	15,800	0	*
Wei Liu	15,800	*	15,800	0	*
Xiufang Yang	15,800	*	15,800	0	*
Yan Jiang Zhang	15,800	*	15,800	0	*
Yanjie Jiang	15,800	*	15,800	0	*
Yanyan Li	15,800	*	15,800	0	*
Yao Cheng Chen	15,800	*	15,800	0	*
Ying Wang	15,800	*	15,800	0	*
Yongchang Chen	15,800	*	15,800	0	*
Yunyi Liu	15,800	*	15,800	0	*
Zhenxin Gu	15,800	*	15,800	0	*
Zhimin Wang	15,800	*	15,800	0	*
Guoxiang Bai	16,195	*	16,195	0	*
Yansong Wang	16,413	*	16,413	0	*
Xiuli Wang	16,414	*	16,414	0	*
Cai Ying Zhang	16,432	*	16,432	0	*
Yao Wen Sun	16,511	*	16,511	0	*
Bing Liu	16,590	*	16,590	0	*
Cuiyun Liu	16,590	*	16,590	0	*
Shu Qin Meng	16,590	*	16,590	0	*
Liping Liu	16,666	*	16,666	0	*
Guihua Xu	16,985	*	16,985	0	*
Ou Xu	16,994	*	16,994	0	*
Longfang Xia	17,121	*	17,121	0	*
Yingyu Cui	17,379	*	17,379	0	*
Chong Ming Li	17,380	*	17,380	0	*
Cuiyin Wei	17,380	*	17,380	0	*
Guang Fen Yang	17,380	*	17,380	0	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percentage (2)		Number	Percentage (2)
Guijie Liu	17,380	*	17,380	0	*
Hai Tao Jiang	17,380	*	17,380	0	*
Hua Chen	17,380	*	17,380	0	*
Ji Gui Chu	17,380	*	17,380	0	*
Ke Min Wang	17,380	*	17,380	0	*
Li Yan Sun	17,380	*	17,380	0	*
Lianke Han	17,380	*	17,380	0	*
Qingtao Zhang	17,380	*	17,380	0	*
Qingyuan Zhang	17,380	*	17,380	0	*
Rong Chang Tang	17,380	*	17,380	0	*
Shi Long Bai	17,380	*	17,380	0	*
Tai Zhao Li	17,380	*	17,380	0	*
Xiangmin Shi	17,380	*	17,380	0	*
Xin Pu	17,380	*	17,380	0	*
Xin Wang	17,380	*	17,380	0	*
Yankui Song	17,380	*	17,380	0	*
Yanwu Wang	17,380	*	17,380	0	*
Yulin Liu	17,380	*	17,380	0	*
Yun Lou Li	17,380	*	17,380	0	*
Zhenhe Jian	17,380	*	17,380	0	*
Qinggang Wu	18,345	*	18,345	0	*
Yan Xia Wang	18,345	*	18,345	0	*
Jian Hua Peng	18,574	*	18,574	0	*
Hong Yun Liu	19,311	*	19,311	0	*
Lida Wu	19,311	*	19,311	0	*
Qiuyan Chen	19,311	*	19,311	0	*
Yu Xi Zhang	19,311	*	19,311	0	*
Min Li Wang	19,500	*	19,500	0	*
Changfei Yu	19,750	*	19,750	0	*
Feng Shu Dong	19,863	*	19,863	0	*
Zhenlai Li	19,908	*	19,908	0	*
Chaoyang Liu	20,000	*	20,000	0	*
Chengming Cui	20,000	*	20,000	0	*
Chunyan Sun	20,000	*	20,000	0	*
Daming Feng	20,000	*	20,000	0	*
Dan Wang	20,000	*	20,000	0	*
Dewen Liu	20,000	*	20,000	0	*
Fuying Wang	20,000	*	20,000	0	*
Guizhu Wang	20,000	*	20,000	0	*
Jin’nian Liu	20,000	*	20,000	0	*
Jiyu Wang	20,000	*	20,000	0	*
Lijun Sun	20,000	*	20,000	0	*
Lixin Liu	20,000	*	20,000	0	*
Ming Yan	20,000	*	20,000	0	*
Ping Wang	20,000	*	20,000	0	*
Ruidong Guan	20,000	*	20,000	0	*
Tinghui Wang	20,000	*	20,000	0	*
Xin’gang Sun	20,000	*	20,000	0	*
Xuan Li	20,000	*	20,000	0	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percentage (2)		Number	Percentage (2)
Xuexian Wang	20,000	*	20,000	0	*
Yanru Dong	20,000	*	20,000	0	*
Zhongwei Luo	20,000	*	20,000	0	*
Yan Long Ren	20,856	*	6,952	13,904	*
Qing Li	21,014	*	7,005	14,009	*
Fu Lin Bian	21,242	*	7,081	14,161	*
Yuanhui Dong	21,242	*	7,081	14,161	*
Guifang Zhang	21,396	*	7,132	14,264	*
Shuhua Zhao	21,567	*	7,189	14,378	*
Guo Chao Duan	22,120	*	7,373	14,747	*
Gui Fang Tan	22,208	*	7,403	14,805	*
Jindao Zhang	22,208	*	7,403	14,805	*
Jing Li	23,068	*	7,689	15,379	*
Xingcun Zhao	23,068	*	7,689	15,379	*
Yanping Cao	23,147	*	7,716	15,431	*
Zhi Ping Hao	23,173	*	7,724	15,449	*
Hui Cao	23,226	*	7,742	15,484	*
Chuanhong Fan	23,700	*	7,900	15,800	*
Chunyan Liu	23,700	*	7,900	15,800	*
Da Mao Yang	23,700	*	7,900	15,800	*
Fumin Jiang	23,700	*	7,900	15,800	*
Jialin Yu	23,700	*	7,900	15,800	*
Jin Zhong Wang	23,700	*	7,900	15,800	*
Jinghua Guo	23,700	*	7,900	15,800	*
Juan Wang	23,700	*	7,900	15,800	*
Li Hua Wang	23,700	*	7,900	15,800	*
Li Qui Zhang	23,700	*	7,900	15,800	*
Li Xin Fan	23,700	*	7,900	15,800	*
Long Zhou	23,700	*	7,900	15,800	*
Minjun Ren	23,700	*	7,900	15,800	*
Shu Min Cao	23,700	*	7,900	15,800	*
Wan Hua Li	23,700	*	7,900	15,800	*
Xiao Chun Jing	23,700	*	7,900	15,800	*
Xinghua Song	23,700	*	7,900	15,800	*
Yanhui Liu	23,700	*	7,900	15,800	*
Yanyan Zhang	23,700	*	7,900	15,800	*
Zhong Li	23,700	*	7,900	15,800	*
Zhuo Zhang	23,700	*	7,900	15,800	*
Dechun Zhang	24,138	*	8,046	16,092	*
Lihua Yang	24,138	*	8,046	16,092	*
Shengmao Liu	24,138	*	8,046	16,092	*
Yu Mei Bai	24,138	*	8,046	16,092	*
Guo Wen Li	24,525	*	8,175	16,350	*
Jing Hua Guan	24,885	*	8,295	16,590	*
Li Hua Yu	24,885	*	8,295	16,590	*
Shu Yan	24,885	*	8,295	16,590	*
Hui Leng	25,000	*	8,333	16,667	*
Weihong Zhang	25,000	*	8,333	16,667	*
Zhen Jiang Lian	25,122	*	8,374	16,748	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percentage (2)		Number	Percentage (2)
Congwei Chen	25,280	*	8,427	16,853	*
Ying Liu	25,455	*	8,485	16,970	*
Xi Bin Liu	25,722	*	8,574	17,148	*
Fengxia Liu	26,070	*	8,690	17,380	*
Guo Xu	26,070	*	8,690	17,380	*
Shi Gang Lin	26,070	*	8,690	17,380	*
Wei Tian	26,070	*	8,690	17,380	*
Xiangjiu Li	26,070	*	8,690	17,380	*
Xiaoli Wen	26,070	*	8,690	17,380	*
Xiumin Zhang	26,070	*	8,690	17,380	*
Bailing Yin	27,966	*	9,322	18,644	*
Hui Lan Chi	28,001	*	9,334	18,667	*
Hong Peng	28,966	*	9,655	19,311	*
Meichun Wang	28,966	*	9,655	19,311	*
Tai Yang Wang	28,966	*	9,655	19,311	*
Yanhua Chen	28,966	*	9,655	19,311	*
Yin Qi Cui	29,033	*	9,678	19,355	*
Bin Hu	30,000	*	10,000	20,000	*
Chuanbao Gu	30,000	*	10,000	20,000	*
Deming Li	30,000	*	10,000	20,000	*
Guoliang Wu	30,000	*	10,000	20,000	*
Lili Wen	30,000	*	10,000	20,000	*
Wenjia Yuan	30,000	*	10,000	20,000	*
Yi Zhang	30,000	*	10,000	20,000	*
Yonggang Sun	30,000	*	10,000	20,000	*
Yonglin Gao	30,000	*	10,000	20,000	*
Yuan Guang	30,000	*	10,000	20,000	*
Shanling Wang	30,415	*	10,138	20,277	*
Hua Guo	30,856	*	10,285	20,571	*
Qingzhen Yuan	31,521	*	10,507	21,014	*
Chunping Zhang	31,600	*	10,533	21,067	*
Dong Yan Guan	31,600	*	10,533	21,067	*
Gong Shen	31,600	*	10,533	21,067	*
Guang Xia Wang	31,600	*	10,533	21,067	*
Jing Liu	31,600	*	10,533	21,067	*
Qingshu Zhao	31,600	*	10,533	21,067	*
Wei Guo	31,600	*	10,533	21,067	*
Xingwei Xu	31,600	*	10,533	21,067	*
Rui Zhi Dong	32,225	*	10,742	21,483	*
Yanping Xu	33,180	*	11,060	22,120	*
Zhi Fan Jiao	33,197	*	11,066	22,131	*
Jie Yu	33,601	*	11,200	22,401	*
Chunfang Wang	33,749	*	11,250	22,499	*
Zhao Ping Meng	34,491	*	11,497	22,994	*
Guilian Zhang	34,523	*	11,508	23,015	*
Fengling Shan	34,760	*	11,587	23,173	*
Fujin Zhang	34,760	*	11,587	23,173	*
Hengdong Zhang	34,760	*	11,587	23,173	*
Min Wang	34,760	*	11,587	23,173	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percentage (2)		Number	Percentage (2)
Tie Li	35,343	*	11,781	23,562	*
Yanrong Wei	35,550	*	11,850	23,700	*
Gui Zhu	35,725	*	11,908	23,817	*
Xiu Chen	36,498	*	12,166	24,332	*
Yu Bin Yan	36,508	*	12,169	24,339	*
Zhi Gang Li	36,581	*	12,194	24,387	*
Yongqiang Yan	37,328	*	12,443	24,885	*
Fei Liu	38,236	*	12,745	25,491	*
Mu Zhang	38,622	*	12,874	25,748	*
Bao Xin Shen	39,500	*	13,167	26,333	*
Bo Yu	39,500	*	13,167	26,333	*
Chongqin Dong	39,500	*	13,167	26,333	*
Dian Bao Lu	39,500	*	13,167	26,333	*
Hong Ting Ji	39,500	*	13,167	26,333	*
Hongbo Pan	39,500	*	13,167	26,333	*
Jicai Lang	39,500	*	13,167	26,333	*
Jilian Yuan	39,500	*	13,167	26,333	*
Jing Zhi Zhu	39,500	*	13,167	26,333	*
Jun Wang	39,500	*	13,167	26,333	*
Laogangyu	39,500	*	13,167	26,333	*
Lili Liu	39,500	*	13,167	26,333	*
Lu Bo Zhang	39,500	*	13,167	26,333	*
Mingqian Liu	39,500	*	13,167	26,333	*
Nanbin Liu	39,500	*	13,167	26,333	*
Qingguo Li	39,500	*	13,167	26,333	*
Rui Hou	39,500	*	13,167	26,333	*
Ruizhe Zhang	39,500	*	13,167	26,333	*
Shu Lan Gao	39,500	*	13,167	26,333	*
Shu Xia Ding	39,500	*	13,167	26,333	*
Shu Xian Pan	39,500	*	13,167	26,333	*
Shukui Wang	39,500	*	13,167	26,333	*
Wen Sheng Luo	39,500	*	13,167	26,333	*
Xian Zhi Sun	39,500	*	13,167	26,333	*
Xin Yu Zhao	39,500	*	13,167	26,333	*
Yi Fan Zhang	39,500	*	13,167	26,333	*
Yingjun Jiang	39,500	*	13,167	26,333	*
Yong Jia Lv	39,500	*	13,167	26,333	*
Zhao Hui Han	39,500	*	13,167	26,333	*
Zhigang Wang	39,500	*	13,167	26,333	*
Zhuang Nan Li	39,500	*	13,167	26,333	*
Liang Wen Song	39,588	*	13,196	26,392	*
Zi Feng Zhou	39,588	*	13,196	26,392	*
Song Lin Yi	39,974	*	13,325	26,649	*
Xin Ge	40,000	*	13,333	26,667	*
Xiuzhen Hu	40,000	*	13,333	26,667	*
Cheng Jun Zhang	40,843	*	13,614	27,229	*
Miao Yu	41,475	*	13,825	27,650	*
Xingchen Liu	43,449	*	14,483	28,966	*
Chun Bo Sun	43,450	*	14,483	28,967	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percentage (2)		Number	Percentage (2)
Feng Wen Li	43,450	*	14,483	28,967	*
Shu Hua Wang	43,450	*	14,483	28,967	*
Tian Lei Wang	43,450	*	14,483	28,967	*
Wen Zhi Zhang	43,450	*	14,483	28,967	*
Xiao Hui Deng	43,450	*	14,483	28,967	*
Yanping Cui	43,450	*	14,483	28,967	*
Zhong Hai Zhang	43,450	*	14,483	28,967	*
Jia An Lv	44,103	*	14,701	29,402	*
Jing Zhang	44,148	*	14,716	29,432	*
Wenzhong Guo	45,000	*	15,000	30,000	*
Hongyan Liu	45,188	*	15,063	30,125	*
Xiao Ying Ma	47,400	*	15,800	31,600	*
Hongying Wang	47,795	*	15,932	31,863	*
Chun Feng Li	48,278	*	16,093	32,185	*
Yong Li Wang	48,278	*	16,093	32,185	*
Zhi Hai Jiang	48,644	*	16,215	32,429	*
Shu Zhen Zhang	49,217	*	16,406	32,811	*
Chengqing Yang	50,000	*	16,667	33,333	*
Donghui Zhao	50,000	*	16,667	33,333	*
Guijin Hou	50,000	*	16,667	33,333	*
Jianjun Zhao	50,000	*	16,667	33,333	*
Liyanyan	50,000	*	16,667	33,333	*
Min Zhou	50,000	*	16,667	33,333	*
Qiuli Liu	50,000	*	16,667	33,333	*
Rong Han	50,000	*	16,667	33,333	*
Tongchun Bi	50,000	*	16,667	33,333	*
Xiulan Cao	50,000	*	16,667	33,333	*
Yanling Li	50,000	*	16,667	33,333	*
Yanming Li	50,000	*	16,667	33,333	*
Yongping Wang	50,000	*	16,667	33,333	*
Yujie Dong	50,000	*	16,667	33,333	*
Jun Ying Bai	52,028	*	17,343	34,685	*
Li Wang	52,140	*	17,380	34,760	*
Li Juan Feng	52,266	*	17,422	34,844	*
Shi Yun Zheng	53,960	*	17,987	35,973	*
Jiu Hua Zhang	54,313	*	18,104	36,209	*
Yonghua Zhang	54,747	*	18,249	36,498	*
Feng Gang Qiu	55,300	*	18,433	36,867	*
Hongchang Liu	56,485	*	18,828	37,657	*
Yuangui Zhao	57,933	*	19,311	38,622	*
Fulin Wang	60,830	*	20,277	40,553	*
Zhenwen Zhou	61,535	*	20,512	41,023	*
Changhai Ning	62,213	*	20,738	41,475	*
Gui Fen Geng	62,252	*	20,751	41,501	*
Qi Li	62,568	*	20,856	41,712	*
Xinxue Zhong	63,200	*	21,067	42,133	*
Su Ping Wang	65,385	*	21,795	43,590	*
Jie Dong	68,730	*	22,910	45,820	*
Xingli Han	75,300	*	25,100	50,200	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percentage (2)		Number	Percentage (2)
En Jiang He	77,824	*	25,941	51,883	*
Chun Liu Du	78,210	*	26,070	52,140	*
Kuo Lei	78,210	*	26,070	52,140	*
Daihong Gao	79,000	*	26,333	52,667	*
Hong Zao Zou	79,000	*	26,333	52,667	*
Hongmin Li	79,000	*	26,333	52,667	*
Jie Teng	79,000	*	26,333	52,667	*
Lijie Zhai	79,000	*	26,333	52,667	*
Xiaochun Yin	79,000	*	26,333	52,667	*
Zhi Ying Han	79,000	*	26,333	52,667	*
Zhimin Du	79,000	*	26,333	52,667	*
Liru Ma	82,950	*	27,650	55,300	*
Wenting Chen	83,333	*	27,778	55,555	*
Wenwei Qu	83,333	*	27,778	55,555	*
Li Mei Zhang	84,511	*	28,170	56,341	*
Huan Yang	85,162	*	28,387	56,775	*
Ping Hu	86,900	*	28,967	57,933	*
Shufan Yu	86,900	*	28,967	57,933	*
Gui Rong Song	88,397	*	29,466	58,931	*
Weifu Hao	90,000	*	30,000	60,000	*
Ming Zhu Bi	93,308	*	31,103	62,205	*
Shumin Ning	94,563	*	31,521	63,042	*
Liwei Xue	94,800	*	31,600	63,200	*
Cong Lin Yang	98,402	*	32,801	65,601	*
Guidong Tan	100,000	*	33,333	66,667	*
Jie Fu	100,000	*	33,333	66,667	*
Lance Jon Kimmel	100,000	*	33,333	66,667	*
Shuang Han	100,000	*	33,333	66,667	*
Ting Su	100,000	*	33,333	66,667	*
Xiaoqun Zhang	100,000	*	33,333	66,667	*
Yongzhong Liu	100,000	*	33,333	66,667	*
Zhong Xiao Yang	100,000	*	33,333	66,667	*
Wan Shan Sun	101,088	*	33,696	67,392	*
Liang Wang	102,700	*	34,233	68,467	*
Ziying Tong	102,700	*	34,233	68,467	*
Li Bin Zhai	105,320	*	35,107	70,213	*
Ju Wang	114,322	*	38,107	76,215	*
Han Ying Gao	114,893	*	38,298	76,595	*
Yan Xin Dong	115,255	*	38,418	76,837	*
Li Chen Liu	125,522	*	41,841	83,681	*
Deng Quan Li	130,350	*	43,450	86,900	*
Xianli Qu	135,248	*	45,083	90,165	*
Lan Wang	141,015	*	47,005	94,010	*
Yan Jiang Zhang	146,150	*	48,717	97,433	*
Yuanxin Liu	150,000	*	50,000	100,000	*
Yu Fan Lu	171,430	*	57,143	114,287	*
Jiyou Jiang	183,333	*	61,111	122,222	*
Xi Lin Li	183,455	*	61,152	122,303	*
Yonghai Yan	190,000	*	63,333	126,667	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner	Number	Percentage (2)		Number	Percentage (2)
Jingfen Guo	197,500	*	65,833	131,667	*
Wei Jun Shan	198,421	*	66,140	132,281	*
Xing Ming Han	213,300	*	71,100	142,200	*
Shu Min Liu	219,336	*	73,112	146,224	*
Guangwu Yue	222,543	*	74,181	148,362	*
Zhixiang Cao	237,000	*	79,000	158,000	*
Long Jin	252,800	*	84,267	168,533	*
Lianxue Han	270,385	*	90,128	180,257	*
Yu Lan Liu	328,930	*	109,643	219,287	*
Wei Shan	339,700	*	113,233	226,467	*
Gui Ling Yuan	395,000	*	131,667	263,333	*
Gui Ying Tong	470,000	*	156,667	313,333	*
Bai Ying Zhang	482,776	*	160,925	321,851	*
Wing Nin Lo	500,000	1.0%	166,667	333,333	*
Hanjia Zhao	608,300	1.2%	202,767	405,533	*
Bo Li	1,000,000	2.0%	333,333	666,667	1.3%
Renchun Wang	1,000,000	2.0%	333,333	666,667	1.3%
Yuan Li	1,000,000	2.0%	333,333	666,667	1.3%
Yi Cheng Wang	1,966,137	3.9%	655,379	1,310,758	2.6%
Guifang Qi	2,488,737	5.0%	829,579	1,659,158	3.3%
Zhi Guo Wang	20,103,475	40.2%	2,967,861	17,135,614	34.3%
TOTAL	50,000,000	100.0%	16,500,000	33,500,000	100.0%

*	Less than 1%.

(1)	Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling security holder has the sole investment and voting power with respect to all shares shown as beneficially owned by such selling security holder, except as otherwise indicated in the footnotes to the table.

(2)	As of November 30, 2012, there were 50,000,000 shares of common stock issued and outstanding.

PLAN OF DISTRIBUTION

Our common stock is not listed on a public exchange. We plan to apply for a quotation of our common stock on the OTC Bulletin Board concurrently with the filing of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

Prior to being quoted on the OTC Bulletin Board, shareholders may sell their shares in private transactions to other individuals. The selling security holders will sell some or all of their shares at a fixed price of $0.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The offering price of $0.25 per share for the shares of common stock was determined based on the price of our common stock of $0.10 during our most recently completed private offering. We arbitrarily added an additional $0.15 over the offering price of our common stock during our most recently completed private offering to account for the potential increased value of our stock as a result of such shares having increased liquidity and being registered with the SEC and unrestricted. Such increase in value is purely speculative and not based upon any rigorous analysis. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value.

Once our common stock is quoted on OTC Bulletin Board and a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,

•	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,

•	through direct sales to purchasers or sales effected through agents,

•	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or

•	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. To our best knowledge, none of the selling security holders is a broker-dealer or the affiliate of a broker dealer.

We will advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal, accounting and transfer agent fees, and such expenses are estimated to be approximately $53,263 in the aggregate.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by SEC Law Firm, Los Angeles, California. The principal of SEC Law Firm owns 100,000 shares of YBP common stock, 33,333 shares of which are being registered and are covered by this prospectus.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by Albert Wong & Co., independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

ADDITIONAL INFORMATION

We filed with the SEC a registration statement under the Securities Act for the securities in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2011 and 2010

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B. Soc., Sc., ACA., LL.B., C.P.A.(Practicing)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Yew Bio-Pharm Group, Inc.

We have audited the accompanying consolidated balance sheets of Yew Bio-Pharm Group, Inc. and Subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Yew Bio-Pharm Group, Inc. and Subsidiaries as of December 31, 2011 and 2010 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Albert Wong & Co.
Hong Kong, China	Albert Wong & Co.
April 16, 2012, except for Notes 2, 3 and 16 which are dated September 10, 2012	Certified Public Accountants

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2011 AND 2010

	December 31,
	2011	2010
	(As Restated)	(As Restated)
ASSETS
CURRENT ASSETS:

Cash	$732,371	$1,850,488
Due from related parties	—	57,131
Inventories	710,844	972,048
Prepaid expenses and other assets	433	2,250
Total Current Assets	1,443,648	2,881,917
LONG-TERM ASSETS:
Inventories, net of current portion	7,508,030	7,533,189
Property and Equipment, net	784,222	771,237
Land use rights and yew forest assets, net	15,166,197	9,485,786
Total Long-term Assets	23,458,449	17,790,212
Total Assets	$24,902,097	$20,672,129

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,360,611	$1,810,092

Advances from customers	—	322,151
Accrued expenses and other payables	119,901	55,604
Taxes payable	500	7,112
Refundable common stock subscription	950,000	950,000
Due to related parties	266,488	141,276
Total Current Liabilities	2,697,500	3,286,235
Total Liabilities	2,697,500	3,286,235
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common Stock ($0.001 par value; 50,000,000 shares authorized; 40,500,000 shares issued and outstanding at December 31, 2011 and 2010, respectively)	40,500	40,500
Additional paid-in capital	7,208,970	7,208,970
Retained earnings	11,469,172	7,849,160
Statutory reserves	1,686,087	1,265,788
Accumulated other comprehensive income — foreign currency translation adjustment	1,799,868	1,021,476
Total Shareholders’ Equity	22,204,597	17,385,894
Total Liabilities and Shareholders’ Equity	$24,902,097	$20,672,129

See notes to consolidated financial statements

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2011	2010
REVENUES:
Revenues	$4,564,426	$3,789,181
Revenue — related party	1,396,613	1,338,871
Total Revenues	5,961,039	5,128,052
COST OF REVENUES
Cost of revenues	741,508	1,178,382
Cost of revenues — related party	384,457	459,681
Total Cost of Revenues	1,125,965	1,638,063
GROSS PROFIT	4,835,074	3,489,989

OPERATING EXPENSES:
Selling	54,593	30,417
General and administrative	733,815	878,879
Total Operating Expenses	788,408	909,296
INCOME FROM OPERATIONS	4,046,666	2,580,693

OTHER INCOME (EXPENSES):
Interest income	2,643	3,588
Interest expense	—	(921)
Other income (expense)	(8,998)	2,600
Total Other Income (Expenses)	(6,355)	5,267
NET INCOME	$4,040,311	$2,585,960

COMPREHENSIVE INCOME:
OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	778,392	463,826
COMPREHENSIVE INCOME	$4,818,703	$3,049,786

NET INCOME PER COMMON SHARE:
Basic	$0.10	$0.06
Diluted	$0.08	$0.05

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	40,500,000	40,083,562
Diluted	50,000,000	49,583,562

See notes to consolidated financial statements

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Years Ended December 31, 2011 and 2010

	Common Stock, Par Value $0.001
	Number of Shares	Amount	Additional paid-in Capital	Retained Earnings	Statutory Reserve	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
Balance, December 31, 2009	40,000,000	$40,000	$7,159,470	$5,547,838	$981,150	$557,650	$14,286,108
Shares issue for compensation at $0.10 per share	500,000	500	49,500	—	—	—	50,000
Adjustment to statutory reserve	—	—	—	(284,638)	284,638	—	—
Net income for the year	—	—	—	2,585,960	—	—	2,585,960
Foreign currency translation adjustment	—	—	—	—	—	463,826	463,826
Balance, December 31, 2010	40,500,000	40,500	7,208,970	7,849,160	1,265,788	1,021,476	17,385,894
Adjustment to statutory reserve	—	—	—	(420,299)	420,299	—	—
Net income for the year	—	—	—	4,040,311	—	—	4,040,311
Foreign currency translation adjustment	—	—	—	—	—	778,392	778,392
Balance, December 31, 2011	40,500,000	$40,500	$7,208,970	$11,469,172	$1,686,087	$1,799,868	$22,204,597

See notes to consolidated financial statements

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,040,311	$2,585,960
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	178,178	157,790
Amortization of land use rights and yew forest assets	292,739	47,772
Loss on disposal of fixed assets	9,975	7,849
Common stock issued for compensation	—	50,000
Changes in operating assets and liabilities:
Accounts receivable	—	2,353,974
Accounts receivable — related party	—	59,746
Prepaid taxes	—	13,398
Inventories	606,202	(222,171)
Prepaid and other current assets	1,867	4,390
Advances to suppliers	—	633,435
Accounts payable	(511,018)	1,736,923
Accrued expenses and other payable	62,115	27,798
Due to related parties	25,867	—
Taxes payable	(6,781)	6,833
Advances from customers	(329,033)	313,627
NET CASH PROVIDED BY OPERATING ACTIVITIES	4,370,422	7,777,324
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of property and equipment	19,695	26,554
Purchase of property and equipment	(191,821)	(169,086)
Purchase of land use rights and yew forest assets	(5,515,590)	(9,021,506)
NET CASH USED IN INVESTING ACTIVITIES	(5,687,716)	(9,164,038)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from refundable common stock subscription	—	950,000
Proceeds from related party advances	88,119	434,112
Payments of directors advances	—	(57,488)
NET CASH PROVIDED BY FINANCING ACTIVITIES	88,119	1,326,624
EFFECT OF EXCHANGE RATE ON CASH	111,058	27,489
NET DECREASE IN CASH	(1,118,117)	(32,601)
CASH — beginning of year	1,850,488	1,883,089
CASH — end of year	$732,371	$1,850,488
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$—	$921
Income taxes	$—	$—
Non-cash investing and financing activities
Property and equipment reclassified to inventory	$—	$83,272

See notes to consolidated financial statements

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

NOTE 1 — ORGANIZATION AND PRINCIPAL ACTIVITIES

Yew Bio-Pharm Group, Inc. (individually “YBP” and collectively, with its subsidiaries and affiliates, the “Company”), was incorporated under the law of the State of Nevada on November 13, 2007. At the time of its incorporation, YBP had no operations and no substantial assets.

On October 29, 2009, YBP established a wholly-owned subsidiary, Heilongjiang Jinshangjing Bio-Technology Development Co., Limited (“JSJ”), a wholly-owned foreign enterprise (“WOFE”), incorporated in the People’s Republic of China (“PRC”), as part of a restructure of the Company (the “First Restructure”).

Harbin Yew Science and Technology Development Co., Ltd. (“HDS”), a limited liability company incorporated under the laws of the PRC on August 22, 1996. Until February 23, 2010, HDS was owned by Zhiguo Wang (“Mr. Wang”) (62.81%), his wife Guifang Qi (“Ms. Qi”)(18.53%), Xingming Han (Mr. Han) (4.82%), a PRC individual named Yingjun Jiang (“Mr. Jiang”) (3.22%) and Heilongjiang Hongdoushan Ecology Forest Co., Ltd, (“HEFS”) (10.62%) (Mr. Wang, Madame Qi, Mr. Han, Mr. Jiang and HEFS are collectively referred to as the “Original Shareholders”). Mr. Wang is the President and a director of the Company. Madame Qi is the wife of Mr. Wang and an officer and director of the Company. Mr. Han is an officer and director of the Company. HEFS is owned primarily by Mr. Wang and Madame Qi.

Pursuant to the First Restructure, on February 23, 2010, the Company, through JSJ, entered into an Equity Transfer Agreement (collectively, the “First Transfer Agreements”) with each of the Original Shareholders. Pursuant to the First Transfer Agreements, the terms of which are substantially identical to each other, the Original Shareholders transferred all of their respective ownership in HDS to JSJ for an aggregate RMB 45,000,000, which amount represents the amount of the then registered capital of HDS. As a result of this transaction, HDS became a wholly-owned subsidiary of JSJ. At February 23, 2010, the Company did not have working capital to pay the Original Shareholders this amount and, accordingly, the Company recorded this amount as a liability owed to the Original Shareholders. JSJ and the Original Shareholders also entered into a Supplemental Agreement dated February 26, 2010 (the “First Supplemental Agreement”) , pursuant to which JSJ had the right to put the shares of HDS back to the Original Shareholders for the original purchase price of an aggregate RMB 45,000,000, in the event that the transaction did not close or PRC governmental approval was not received, within six months following the execution of the First Transfer Agreements.

As of February 23, 2010, Mr. Wang, Madame Qi and Mr. Han (collectively, the “HDS Shareholders”) owned approximately 41.5% of YBP’s common stock (the “Common Stock”) and no other individual shareholder owned more than 2.5% of YBP’s Common Stock. Before, during and after the First Restructure, the HDS Shareholders served as the sole directors and principal executive officers of the Company and are responsible for all decisions and operations of the Company and HDS and control the assets of the Company and HDS.

On May 10, 2010, JSJ, Mr. Wang, Mr. Jiang and HEFS entered into a Debtor’s and Creditors’ Rights Agreement (the “Creditors’ Agreement”), pursuant to which Mr. Jiang and HEFS assigned their rights, including the right to be paid for the HDS shares transferred by them to JSJ, under their respective First Transfer Agreements, to Mr. Wang, and Mr. Wang assumed the obligations of Mr. Jiang and HEFS under their respective First Transfer Agreements. Before, during and after the First Restructure, the HDS Shareholders served as the sole directors and principal executive officers of the Company.

In October 2010, the Company determined, in consultation with its professional advisors, that the First Restructure did not meet certain technical PRC legal requirements and that the Company would need to be further reorganized (the “Second Restructure”). Accordingly, on October 28, 2010, JSJ and each of the HDS Shareholders entered into new Equity Transfer Agreement (collectively, the “Second Transfer Agreements”), the terms of which are substantially identical to each other, pursuant to which 100% of the common stock of HDS was transferred by JSJ back to the HDS Shareholders for aggregate consideration of RMB 45,000,000. Since the consideration of RMB 45,000,000 due to the HDS Shareholders in the First Restructure had not yet

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

been paid, pursuant to a Supplemental Agreement to the Second Equity Transfer Agreements dated February 16, 2011, the aggregate RMB 45,000,000 amount payable by the HDS Shareholders to JSJ for the return of their HDS common stock in respect of the Second Restructure, was offset against JSJ’s liability to the HDS Shareholders in the same aggregate amount in respect of the First Transfer Agreements, which amount had not yet been paid by JSJ.

As discussed above, Mr. Jiang and HEFS had assigned to Mr. Wang their respective rights and obligations vis-a-vis JSJ resulting from the First Restructure, pursuant to the First Supplemental Agreement and the Creditors’ Agreement, since as of such time Mr. Jiang and HEFS had not yet been paid for the transfer of their interests in HDS to JSJ in the First Restructure in the amount of 3.22% and 10.62% of HDS’s equity interest, respectively. Therefore, in the Second Restructure, pursuant to the Second Transfer Agreements, JSJ transferred to Mr. Wang not only his previous shareholdings in HDS before the First Restructure (representing 62.81% of HDS’s total equity), but also an additional 13.84% of the equity in HDS as a result of Mr. Wang’s being assigned Mr. Jiang’s 3.22% equity interest in HDS and HEFS’s 10.62% equity interest in HDS.

After the foregoing transactions were completed, the HDS Shareholders then owned 100% of the shares of HDS in the following percentages:

Mr. Wang	76.65%
Madame Qi	18.53%
Mr. Han	4.82%

Pursuant to a new restructuring plan intended to ensure compliance with the PRC rules and regulations (the “Second Restructure”), on November 5, 2010, JSJ entered into a series of contractual arrangements (the “Contractual Arrangements”) with HDS and/or the HDS Shareholders as described below:

•	Exclusive Business Cooperation Agreement. Pursuant to the Exclusive Business Cooperation Agreement between JSJ and HDS (the “Business Cooperation Agreement”), JSJ has the exclusive right to provide to HDS general business operation services, including advice and strategic planning, as well as consulting services related to technology, research and development, human resources, marketing and other services deemed necessary (collectively, the “Services”). Under the Business Cooperation Agreement, JSJ has exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of the Business Cooperation Agreement, including but not limited to copyrights, patents, patent applications, software and trade secrets. HDS shall pay to JSJ a monthly consulting service fee (the “Service Fee”) in Renminbi that is equal to 100% of the monthly net income of HDS. Upon the prior written consent by JSJ, the rate of Service Fee may be adjusted pursuant to the operational needs of HDS. Within 30 days after the end of each month, HDS shall (a) deliver to JSJ the management accounts and operating statistics of HDS for such month, including the net income of HDS during such month (the “Monthly Net Income”), and (b) pay 80% of such Monthly Net Income to JSJ (each such payment, a “Monthly Payment”). Within ninety (90) days after the end of each fiscal year, HDS shall (a) deliver to JSJ financial statements of HDS for such fiscal year, which shall be audited and certified by an independent certified public accountant approved by JSJ, and (b) pay an amount to JSJ equal to the shortfall, if any, of the aggregate net income of HDS for such fiscal year, as shown in such audited financial statements, as compared to the aggregate amount of the Monthly Payments paid by HDS to JSJ in such fiscal year. HDS also granted an irrevocable and exclusive option to JSJ to purchase any and all of the assets of HDS, to the extent permitted under PRC law, at the lowest price permitted by PRC law. Unless earlier terminated in accordance with the provisions of the Business Cooperation Agreement or other agreements separately executed between JSJ and HDS, the Business Cooperation Agreement is for a term of ten years and expires on November 5, 2020; however, the term of the Business Cooperation Agreement may be extended if confirmed in writing by JSJ prior to the expiration of the term thereof. The period of the extended term shall be determined exclusively by JSJ and HDS

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

shall accept such extended term unconditionally. Unless JSJ commits gross negligence, or a fraudulent act, against HDS, HDS shall not terminate the Business Cooperation Agreement prior to the expiration of the term, including any extended term. Notwithstanding the foregoing, JSJ shall have the right to terminate the Business Cooperation Agreement at any time upon giving 30 days’ prior written notice to HDS.

•	Exclusive Option Agreement. Under an Exclusive Option Agreement among JSJ, HDS and each HDS Shareholder (individually, an “Option Agreement”), the terms of which are substantively identical to each other, each HDS Shareholder has granted JSJ or its designee the irrevocable and exclusive right to purchase, to the extent permitted under PRC law, all or any part of the HDS Shareholder’s equity interests in HDS (the “Equity Interest Purchase Option”) for RMB 10. If an appraisal is required by PRC laws at the time when and if JSJ exercises the Equity Interest Purchase Option, the parties shall negotiate in good faith and, based upon the appraisal, make a necessary adjustment to the purchase price so that it complies with any and all then applicable PRC laws. Without the consent of JSJ, the HDS Shareholders shall not sell, transfer, mortgage or dispose of their respective shares of HDS stock. Additionally, without the prior consent of JSJ, the HDS Shareholders shall not in any manner supplement, change or amend the articles of association and bylaws of HDS, increase or decrease its registered capital, change the structure of its registered capital in any other manner, or engage in any transactions that could materially affect HDS’ assets, liabilities, rights or operations, including, without limitation, the incurrence or assumption of any indebtedness except incurred in the ordinary course of business, execute any major contract over RMB 500,000, sell or purchase any assets or rights, incur of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. The term of each Option Agreement is ten years commencing on November 5, 2020 and may be extended at the sole election of JSJ.

•	Equity Interest Pledge Agreement. In order to guarantee HDS’s performance of its obligations under the Business Cooperation Agreement, each HDS Shareholder, JSJ and HDS entered into an Equity Interest Pledge Agreement (individually, a “Pledge Agreement”), the terms of which are substantially similar to each other. Pursuant to the Pledge Agreement, each HDS Shareholder pledged all of his or her equity interest in HDS to JSJ. If HDS or the HDS Shareholders breach their respective contractual obligations and such breach is not remedied to the satisfaction of JSJ within 20 days after the giving of notice of breach, JSJ, as pledgee, will be entitled to exercise certain rights, including the right to foreclose upon and sell the pledged equity interests. During the term of the Pledge Agreement, the HDS Shareholder shall not transfer his or her equity interest in HDS or place or otherwise permit any other security interest of other encumbrance to be placed on such equity interest. Upon the full payment of the Service Fee under the Business Cooperation Agreement and upon the termination of HDS’s obligations thereunder, the Pledge Agreement shall be terminated.

•	Power of Attorney. Under the Power of Attorney executed by each HDS Shareholder (each, a “Power of Attorney”), the terms of which are substantially similar to each other, JSJ has been granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the HDS Shareholders, to act on behalf of the HDS Shareholder as his or her exclusive agent and attorney with respect to all matters concerning the HDS Shareholder’s equity interests in HDS, including without limitation, the right to: 1) attend shareholders’ meetings of HDS; 2) exercise all the HDS Shareholders’ rights, including voting rights under PRC laws and HDS’s Articles of Association, including but not limited to the sale or transfer or pledge or disposition of the HDS Shareholder’s equity interests in HDS in whole or in part; and 3) designate and appoint on behalf of the HDS Shareholders the legal representative, executive director, supervisor, manager and other senior management of HDS.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

To the extent that the Contractual Arrangements are enforceable under PRC law, as from time to time interpreted by relevant state agencies, they constitute the valid and binding obligations of each of the parties to each such agreement.

On November 29, 2010, YBP established a wholly-owned subsidiary, Yew Bio-Pharm Holdings Limited (“Yew Bio-Pharm (HK)”), a limited liability company incorporated under the laws of Hong Kong and on January 26, 2011, YBP transferred its ownership in JSJ to Yew Bio-Pharm (HK).

As a result of the Second Restructure and the Contractual Arrangements described above, the Company believes that HDS is considered a Variable Interest Entity (“VIE”) under ASC 810 “Consolidation”, because the equity investors in HDS no longer have the characteristics of a controlling financial interest, and the Company, through JSJ, is the primary beneficiary of HDS and controls HDS’s operations. Accordingly, HDS has been consolidated as a deemed subsidiary into YBP as a reporting company under ASC 810. A detailed analysis is discussed below.

As required by ASC 810-10, the Company performs a qualitative assessment to determine whether the Company is the primary beneficiary of HDS which is identified as a VIE of the Company. A quality assessment begins with an understanding of the nature of the risks in the entity as well as the nature of the entity’s activities including terms of the contracts entered into by the entity, ownership interests issued by the entity and the parties involved in the design of the entity. The Company’s assessment on the involvement with HDS reveals that the Company has the absolute power to direct the most significant activities that impact the economic performance of HDS. JSJ is obligated to absorb a majority of the risk of loss from HDS activities and entitles JSJ to receive a majority of HDS’s expected residual returns. In addition, HDS’s shareholders have pledged their equity interest in HDS to JSJ, irrevocably granted JSJ an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in HDS and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by JSJ. Under the accounting guidance, the Company is deemed to be the primary beneficiary of HDS and the results of HDS are consolidated in the Company’s consolidated financial statements for financial reporting purposes. Accordingly, as a VIE, HDS’s sales are included in the Company’s total sales, its income from operations is consolidated with the Company’s and the Company’s net income includes all of HDS’s net income. The Company does not have any non-controlling interest and, accordingly, did not subtract any net income in calculating the net income attributable to the Company. Because of the Contractual Arrangements, YBP has a pecuniary interest in HDS that requires consolidation of HDS’s financial statements with those of the Company.

Additionally, pursuant to ASC 805, as YBP and HDS are under the common control of the HDS Shareholders, the Second Restructure was accounted for in a manner similar to a pooling of interests. As a result, the Company’s historical amounts in the accompanying consolidated financial statements give retrospective effect to the Second Restructure, whereby the assets and liabilities of the Company are reflected at the historical carrying values and their operations are presented as if they were consolidated for all periods presented, with the results of the Company being consolidated from the date of the Second Transfer Agreement. The accounts of HDS are consolidated in the accompanying financial statements.

As of December 31, 2011, the Company agreed to waive all management fees to be payable by HDS and the Company expects to waive such management fees in the near future due to a need of working capital in HDS to expand HDS’s operations.

The Company is principally engaged in 1) processing and selling yew tree branches and leaves used in the manufacture of TCM; 2) growing and selling yew tree seedlings and mature trees, including potted miniature yew trees; and 3) manufacturing and selling furniture and handicrafts made of yew tree timber. The Company is located in Harbin, Heilongjiang Province, China.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

YBP has no direct or indirect legal or equity ownership interest in HDS. However, through the Contractual Arrangements, the shareholders of HDS have assigned all their rights as shareholders, including voting rights and disposition rights of their equity interests in HDS to JSJ, our indirect, wholly-owned subsidiary. YBP is deemed to be the primary beneficiary of HDS and the financial statements of HDS are consolidated in the Company’s consolidated financial statements. At December 31, 2011 and 2010, the carrying amount and classification of the assets and liabilities in the Company’s balance sheets that relate to the Company’s variable interest in the VIE is as follows:

	December 31, 2011	December 31, 2010
Assets
Cash	$479,494	$543,063
Inventories	8,218,874	8,505,237
Prepaid expenses and other assets	283	2,100
Property and equipment, net	750,779	752,334
Land use rights and yew forest assets, net	15,166,197	9,485,786
Total assets of VIE	$24,615,627	$19,288,520

Accounts payable	$1,360,611	$1,810,092
Advances from customers	—	322,151
Accrued expenses and other payables	73,727	44,134
Taxes payable	1,049	7,112
Due to VIE holding companies	2,164,107	1,075,225
Due to related parties	240,159	145,360
Total liabilities of VIE	$3,839,653	$3,404,074

The assets and liabilities in the table above are held in HDS. The creditors of HDS have legal recourse only to the assets of HDS and do not have such recourse to the Company. In addition, HDS’ assets are generally restricted only to pay such liabilities. Thus, the Company’s maximum legal exposure to loss related to VIE is significantly less than the carrying value of the HDS assets due to outstanding intercompany liabilities. Restricted net assets of the VIE shall mean that amount of our proportionate share of net assets of HDS (after intercompany eliminations which as of end of the most recent fiscal year may not be transferred to the parent company by the VIE in the form of loans, advances or cash dividends without the consent of a third party (e.g. lender, regulatory agency, foreign government, etc.).

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and variable interest entities. All significant inter-company accounts and transactions have been eliminated in consolidation.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

Details of the Company’s subsidiaries and variable interest entities are as follows:

Name	Domicile and date of incorporation	Registered capital	Effective ownership	Principal activities
JSJ	PRC October 29, 2009	USD $100,000	100%	Holding company

Yew Bio-Pharm (HK)	Hong Kong November 29, 2010	HK $10,000	100%	Holding company of JSJ

HDS	PRC August 22, 1996	RMB 45,000,000	Contractual arrangements	Sales of Yew tree components for use in pharmaceutical industry, sale of Yew tree seedlings and potted yew trees; and the manufacture of Yew tree wood handicrafts

Method of accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The consolidated financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of consolidated financial statements.

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates include the allowance for obsolete inventory, the useful life of property and equipment and intangible assets, and assumptions used in assessing impairment of long-term assets.

Fair value of financial instruments

The Company adopted the guidance of Accounting Standards Codification (“ASC”) 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

•	Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

•	Level 2 — Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

•	Level 3 — Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

The carrying amounts reported in the balance sheets for cash, due from related parties, inventories, prepaid expenses and other assets, accounts payable, advances from customers, accrued expenses and other payables, taxes payable, refundable common stock subscription and due to related parties approximate their fair market value based on the short-term maturity of these instruments. The Company did not have any non-financial assets or liabilities that are measured at fair value on a recurring basis as of December 31, 2011 and 2010.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

Concentrations of credit risk

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. Substantially all of the Company’s cash is maintained with state-owned banks within the PRC, and no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Cash

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.

Inventories

Inventories, consisting of raw materials, work in process, Yew seedlings and finished goods related to the Company’s Yew products are stated at the lower of cost or market value utilizing the weighted average method. Raw materials primarily include Yew wood used in the production of Yew products such as furniture, ornaments, and other products containing Yew wood. Finished goods, consisting of Yew products include direct materials, direct labor and an appropriate proportion of overhead.

The Company estimates the amount of the excess inventories by comparing inventory on hand with the estimated sales that can be sold within its normal operating cycle of one year. Any inventory in excess of the Company’s current requirements based on historical and anticipated levels of sales is classified as long-term on its consolidated balance sheets. The Company’s classification of long-term inventory requires it to estimate the portion of inventory that can be realized over the next 12 months.

To estimate the amount of slow-moving or obsolete inventories, the Company analyzes movement of its products, monitor competing products and technologies and evaluate acceptance of its products. Periodically, the Company will identify inventories that cannot be sold at all or can only be sold at deeply discounted

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

prices. An allowance will be established if estimated management determines that certain inventories may not be saleable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, the Company will record reserves for the difference between the carrying cost and the market value.

At December 31, 2011 and 2010, the Company did not provide any inventory allowance and reserve.

In accordance with Accounting Standards Codification (“ASC”) 905, “Agriculture”, our costs of growing Yew seedlings are accumulated until the time of harvest and are reported at the lower of cost or market.

Property and equipment

Property and equipment are carried at cost and are depreciated on a straight-line basis (after taking into account their respective estimated residual value) over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

The estimated useful lives are as follows:

Building	15	years
Machinery and equipment	10	years
Office equipment	3	years
Leasehold improvement	5	years
Motor vehicles	4	years

Land and yew forest use rights

All land in the PRC is owned by the PRC government and cannot be sold to any individual or company. The Company has recorded the amounts paid to the PRC government to acquire long-term interests to utilize land and yew forests as land and yew forest use rights. This type of arrangement is common for the use of land in the PRC. Yew trees on land containing yew tree forests will be used to supply raw materials such as branches, leaves and fruit to the Company that will be used to manufacture the Company’s products. The Company amortizes these land and yew forest use rights over the term of the respective land and yew forest use right, which ranges from 45 to 50 years. The lease agreements do not have any renewal option and the Company has no further obligations to the lessor. The Company records the amortization of these land and forest use rights as part of its cost of revenues.

Impairment of long-lived assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment charges for the years ended December 31, 2011 and 2010.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

Revenue recognition

The Company generates its revenue from sales of yew seedling products, sales of yew raw materials for medical application, and sales of yew craft products. Pursuant to the guidance of ASC Topic 605 and ASC Topic 360, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured, and no significant obligations remain.

Advertising

Advertising is expensed as incurred and is included in selling expenses on the accompanying consolidated statements of income. Advertising expenses amounted to $8,604 and $2,571 for the years ended December 31, 2011 and 2010, respectively.

Shipping costs

Shipping costs are included in selling expenses and amount to $13,916 and $11,316 for the years ended December 31, 2011 and 2010, respectively.

Research and development

Research and development costs are expensed as incurred. The costs primarily consist of salaries paid for the development and improvement of the Company’s products. Research and development costs of the years ended December 31, 2011 and 2010 were $16,048 and $24,404, respectively, and are included in general and administrative expenses.

Employee benefits

The Company’s operations and employees are all located in the PRC. The Company makes mandatory contributions to the PRC government’s health, retirement benefit and unemployment funds in accordance with the relevant Chinese social security laws. The costs of these payments are charged to income in the same period as the related salary costs and are not material.

Income taxes

The Company is governed by the Income Tax Law of the People’s Republic of China, Hong Kong and the United States. The Company accounts for income tax using the liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company applied the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of December 31, 2011 and 2010, the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

Value added tax

The Company is subject to value added tax (“VAT”). The applicable VAT rate is 13% for agricultural products and 17% for handicraft products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the amount of goods sold (output VAT) less VAT accrued on purchases made with the relevant supporting invoices (input VAT). Sales and purchases are recorded net of VAT (the amount of VAT is excluded from revenues and costs) collected and paid as the Company acts as an agent for the government.

Foreign currency translation

The accompanying consolidated financial statements are presented in U.S. dollars (“USD”). The reporting currency of the Company is the USD. The functional currency of Yew Bio-Pharm (HK) is the Hong Kong dollar, the functional currency of the Company’s VIEs and subsidiaries located in the PRC is the RMB. For the subsidiaries whose functional currencies are the Hong Kong dollar or RMB, results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. The foreign currency translation adjustment included in comprehensive income for the years ended December 31, 2011 and 2010 amounted to $778,392 and $463,826, respectively.

All of the Company’s revenue transactions are transacted in the functional currency. The Company does not enter any material transaction in foreign currencies and, accordingly, transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the consolidated financial statements were as follows:

	2011	2010
Exchange rate on balance sheet dates
USD : RMB exchange rate	6.3647	6.6118

Average exchange rate for the year
USD : RMB exchange rate	6.47351	6.77875

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation. In addition, the current foreign exchange control policies applicable in PRC also restrict the transfer of assets or dividends outside the PRC.

Net income per share of common stock

ASC 260 “Earnings per Share,” requires dual presentation of basic and diluted earnings per share (“EPS”) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

Basic net income per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted income per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.

The following table presents a reconciliation of basic and diluted net income per share:

	Years Ended December 31,
	2011	2010
Net income available to common stockholders for basic and diluted net income per share of common stock	$4,040,311	$2,585,960
Weighted average common stock outstanding — basic	40,500,000	40,083,562
Effect of dilutive securities:
Subscribed common shares issuable and subject to recession	9,500,000	9,500,000
Weighted average common stock outstanding — diluted	50,000,000	49,583,562
Net income per common share — basic	$0.10	$0.06
Net income per common share — diluted	$0.08	$0.05

Accumulated other comprehensive income

Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the Company, comprehensive income for the years ended December 31, 2011 and 2010 included net income and unrealized gains from foreign currency translation adjustments.

Segment reporting

ASC Topic 280 requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. During the years ended December 31, 2011 and 2010, the Company operated in three reportable business segments: (1) the yew tree segment- the cultivation and sale of yew seedlings, yew trees and potted yew trees, (2) the traditional Chinese medicine (“TCM raw materials”) segment- the production and sale of raw materials used for medicinal application in the pharmaceutical industry, and (3) the handicrafts segment — the manufacture and sale of furniture and handicrafts made of yew timber (See Note 12).

Related party transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities including such person’s immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

Collaborative arrangement

On March 21, 2004, HDS entered into a Joint Venture Planting Agreement with Wuchang City Forestry Bureau, (see Note 14), which is considered a collaborative arrangement under general accepted accounting principles in the United States (“U.S. GAAP”). The purpose of this arrangement is to share some of the risks and rewards associated with this Joint Venture Planting Agreement. The Company’s current share of profits is 80%. The Company accounts for this collaborative arrangement under ASC 808, “Collaborative Arrangements” and related topics and will record revenue gross as the prime contractor. ASC Topic 808-10-15 defines collaborative arrangements and requires collaborators to present the result of activities for which they act as the principal on a gross basis and report any payments received from (made to) the other collaborators based on other applicable authoritative accounting literature, and in the absence of other applicable authoritative literature, on a reasonable, rational and consistent accounting policy is to be elected. The Company adopted the provisions of ASC 808-10-15. The adoption of this statement did not have an impact on the Company’s consolidated financial position, results of operations or cash flows. For the years ended December 31, 2011 and 2010, the Company has not generated any revenues or activity from this collaborative agreement.

Recent accounting pronouncements

In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”, which is not expected to have a material impact on the consolidated financial statements upon adoption.

In September 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-08, Intangibles — Goodwill and Other (Topic 350). This Accounting Standards Update amends FASB ASC Topic 350. This amendment specifies the change in method for determining the potential impairment of goodwill. It includes examples of circumstances and events that the entity should consider in evaluating whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption does not have any material impact on the Company’s consolidated financial position and results of operations.

In December 2011, FASB issued Accounting Standard Update No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income (ASU 2011-12), which indefinitely defers certain provisions of ASU 2011-05 issued earlier in June 2011and will be further deliberated by the FASB at a future date. The new ASU affects entities that report items of comprehensive income in any period presented. During the deferral period, entities will still need to comply with the existing requirements in U.S. GAAP for the presentation of reclassification adjustments. Specifically, ASC 220 gives entities the option of (1) presenting reclassification adjustments out of accumulated other comprehensive income on the face of the statement in which comprehensive income is presented or (2) disclosing reclassification adjustments in the footnotes to the financial statements. ASU 2011-12 and ASU 2011-05 share the same effective date. This guidance is effective for our interim and annual periods beginning after December 15, 2011. Management believes the adoption of this new guidance will not have a material impact on the Company’s consolidated financial statements, as it only requires a change in the format of presentation.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

NOTE 3 — INVENTORIES

Inventories consisted of the following as of December 31, 2011 and 2010:

	December 31, 2011			December 31, 2010
	Current portion	Long-term portion	Total	Current portion	Long-term portion	Total
Raw Materials	$29,401	$2,817,980	$2,847,381	$9,160	$2,712,665	$2,721,825
Work in process	18,642	—	18,642	177,854	—	177,854
Finished goods — handicrafts	236,854	687,258	924,112	207,207	735,980	943,187
Yew seedlings	425,947	4,002,792	4,428,739	577,827	4,084,544	4,662,371
	$710,844	$7,508,030	$8,218,874	$972,048	$7,533,189	$8,505,237

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31, 2011 and 2010:

	December 31,
	2011	2010
Buildings and building improvements	$267,015	$200,806
Machinery and equipment	520,416	500,845
Office equipment	44,841	15,433
Leasehold improvement	52,763	50,791
Motor vehicles	513,280	425,975
	1,398,315	1,193,850
Less: accumulated depreciation	(614,093)	(422,613)
	$784,222	$771,237

For the years ended December 31, 2011 and 2010, depreciation expenses amounted to $178,178 and $157,790, respectively.

NOTE 5 — LAND AND YEW FOREST USE RIGHTS

There is no private ownership of land in PRC. Land is owned by the government and the government grants land use rights for specified terms. The following summarizes land use rights acquired by the Company.

Yew trees on land containing yew tree forests will be used to supply raw materials such as branches, leaves and fruit to the Company that will be used to for production of the Company’s products. The Company amortizes these land and yew forest use rights over the term of the respective land use right. The lease agreements do not have any renewal option and the Company has no further obligations to the lessor. The Company records the amortization of these land and yew forest use rights as part of its cost of goods sold. For the years ended December 31, 2011 and 2010, amortization expense amounted to $292,739 and $47,772, respectively. As of December 31, 2011, the Company had approximately $1,300,000 unpaid amount related to the Land Use Right and Seedling Transfer Agreement and the amount was recorded in the Company’s accounts payable on the accompanying balance sheet at December 31, 2011. As of December 31, 2011, land and yew forest use rights consisted of the following:

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

	Description	Useful life	Acquisition date	Expiration date	Metric Acres (“Mu”)
Parcel A	Undeveloped forest land	50	3/2004	3/2054	125
Parcel B	Undeveloped forest land	50	4/2004	4/2054	400
Parcel C	Yew tree forests and underlying land	50	1/2008	1/2058	290
Parcel D	Yew tree forests and underlying land	45	3/2010	3/2055	15,865

At December 31, 2011 and 2010, land and yew forest use rights consisted of the following:

	Useful Life	December 31, 2011	December 31, 2010
Land and yew forest use rights	45–50 years	$15,546,414	$9,565,177
Less: accumulated amortization		(380,217)	(79,391)
Total		$15,166,197	$9,485,786

Amortization of land and yew forest use rights attributable to future periods is as follows:

Amount
Years ending December 31:
2012	$342,484
2013	342,484
2014	342,484
2015	342,484
2016	342,484
2017 and thereafter	13,453,777
Total	$15,166,197

NOTE 6 — ACCRUED EXPENSES AND OTHER PAYABLES

At December 31, 2011 and 2010, accrued expenses and other payables consisted of the following:

	December 31,
	2011	2010
Accrued wage	$16,844	$30,462
Accrued professional fees	75,029	—
Other	28,028	25,142
Total	$119,901	$55,604

NOTE 7 — TAXES

(a) Federal Income Tax and Enterprise Income Taxes (“EIT”)

The Company is registered in the State of Nevada and is subject to the United States federal income tax at a tax rate of 34%. No provision for income taxes in the U.S. has been made as the Company had no U.S. taxable income as of December 31, 2011 and 2010.

The Company’s subsidiary and VIE, JSJ and HDS, respectively, being incorporated in the PRC, are subject to PRC’s Enterprise Income Tax. Pursuant to the PRC Income Tax Laws, Enterprise Income Taxes (“EIT”) is generally imposed at 25%. However, JSJ and HDS has been named as a leading enterprise in the agricultural area and awarded with a tax exemption for the years up to December 31, 2058.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

The table below summarizes the difference between the U.S. Statutory federal tax rate and the Group’s effective tax rate for the years ended December 31, 2011 and 2010:

	Years ended December 31,
	2011	2010
U.S. federal income tax rate	34%	34%
Foreign income not recognized in the U.S.	(34%)	(34%)
PRC Enterprise Income Tax	25%	25%
Tax exemption	(25%)	(25%)
Total provision for income tax	—	—

Income before income tax expenses of $4,193,516 and $2,787,319 for the years ended December 31, 2011 and 2010, respectively, was attributed to subsidiaries with operations in China. No income tax expense related to China income incurred for the years ended December 31, 2011 and 2010.

The combined effects of the income tax expense exemptions and tax reductions available to the Company for the years ended December 31, 2011 and 2010 are as follows:

	Years ended December 31,
	2011	2010
Tax exemption effect	$1,050,746	$711,593
Basic net income per share effect	$(0.03)	$(0.02)
Diluted net income per share effect	$(0.02)	$(0.01)

The Company has incurred United States net operating loss for income tax purposes for the years ended December 31, 2011 and 2010. The net operating loss carry forwards for United States income tax purposes amounted to $564,438 and $410,282 at December 31, 2011 and 2010, respectively, which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, through 2031. Management believes that the realization of the benefits arising from this loss appear to be uncertain due to Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance at December 31, 2011 and 2010. For the years ended December 31, 2011 and 2010, the valuation allowance amounted to $191,909 and $139,496, respectively, and management will review this valuation allowance periodically and make adjustments as warranted.

For U.S. tax purposes, the Company has cumulative undistributed earnings of foreign subsidiary and VIE of approximately $12.0 million and $8.3 million as of December 31, 2011 and 2010, respectively, which are included in consolidated retained earnings and will continue to be indefinitely reinvested in international operations. Accordingly, no provision has been made for U.S. deferred taxes related to future repatriation of these earnings, nor is it practicable to estimate the amount of income taxes that would have to be provided if we concluded that such earnings will be remitted to the U.S. in the future.

There will be no deferred income tax assets or liabilities calculation in the Federal Income Tax because the US corporation taxable loss and deferred taxable loss was the same and the use of any net operating loss carry forwards appears to be uncertain, There will be no deferred income tax assets or liabilities calculation in the Enterprise Income Tax because the Company awarded EIT exempted status under agricultural area.

The Company did not have any interest and penalty provided or recognized in the income statements for the years ended December 31, 2011 and 2010 or balance sheet as of December 31, 2011 and 2010. The Company did not have uncertainty tax positions or events leading to uncertainty tax position within the next 12 months. The Company’s 2009, 2010 and 2011 U.S. Corporation Income Tax Return are subject to U.S. Internal

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

Revenue Service examination. The Company’s 2008, 2009, 2010 and 2011 China corporate income tax returns are subject to China State Administration of Taxation examination.

(b) Value Added Taxes

The applicable VAT tax rate is 13% for agricultural products and 17% for handicrafts sold in the PRC. In accordance with VAT regulations in the PRC, the Company is exempt from paying VAT on its yew seedling and trees sales as an agricultural corps cultivating company up to December 31, 2016. VAT payable in the PRC is charged on an aggregated basis at the applicable rate on the full price collected for the goods sold or taxable services provided and less any deductible VAT already paid by the taxpayer on purchases of goods in the same financial year.

NOTE 8 — STOCKHOLDERS’ EQUITY

At December 31, 2011 and 2010, the Company reflected a $950,000 refundable common stock subscription liability related to 9,500,000 of the shares in the Summer 2009 Offering on the accompanying balance sheet. The 9,500,000 shares of YBP Common Stock were the subject of a rescission offering (the “Rescission Offering”) to the 62 subscribers in the Summer 2009 Offering, all of whom are residents of the PRC. In the Rescission Offering, subscribers in the 2009 Summer Offering could either 1) confirm their subscriptions of shares of YBP Common Stock or 2) elect to rescind their subscriptions of shares of YBP Common Stock and receive a refund of their respective subscription amounts, together with interest. Pursuant to the Rescission Offering, which was conducted in March 2012, all the subscribers in the 2009 Summer Offering confirmed their subscriptions for an aggregate 9,500,000 shares of YBP Common Stock.

Pursuant to an agreement dated November 1, 2010 between YBP and the consultant, a resident of the U.S., YBP agreed to pay $20,000 cash and 500,000 Shares to the consultant as compensation for consulting services rendered by him to the Company. The shares were valued at $0.10 per share or $50,000 in total and the Company recorded $50,000 of compensation expense related to those Shares for the year ended December 31, 2010. The shares were recorded as outstanding as of December 31, 2011 and 2010 but not issued until April 2012. In April 2012, the Company issued the 500,000 shares to the consultant.

NOTE 9 — CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

Customers

For the years ended December 31, 2011 and 2010, customers accounting for 10% or more of the Company’s revenue were as follows:

	Years ended December 31,
Customer	2011	2010
A	5%	19%
B	23%	26%
C	*	13%
D	10%	10%
E	29%	*
F	13%	*

*	Below 1%

We did not have any accounts receivable amount at December 31, 2011 and 2010.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

Suppliers

For the year ended December 31, 2011, a third party supplier accounted 97% of its purchase and the Company had $1,313,982 accounts payable related to the supplier at December 31, 2011. For the year ended December 31, 2010, other than a related party supplier a related party company Heilongjiang Zishan Technology Co., Ltd. (see Note 10), the Company did not have any suppliers accounted for more than 10% of its purchases.

NOTE 10 — RELATED PARTY TRANSACTIONS

In addition to several of the Company’s officers and directors, the Company conducted transactions with the following related parties:

Company	Ownership
Heilongjiang Zishan Technology Stock Co., Ltd. (“ZTC”)
18% owned by Heilongjiang Hongdoushan Ecology Forest Stock Co., Ltd., 39% owned by Zhiguo Wang, Chairman and Chief Executive Officer, 31% owned by Guifang Qi, the wife of Mr. Wang and Director of the Company, and 12% owned by third parties

Heilongjiang Yew Pharmaceuticals, Co., Ltd. (“Yew Pharmaceutical”)	95% owned by Heilongjiang Hongdoushan Ecology Forest Stock Co., Ltd., and 5% owned by Madame Qi

Shanghai Kairun Bio-Pharmaceutical Co., Ltd. (“Kairun”)	60% owned by Heilongjiang Zishan Technology Co., Ltd., 20% owned by Heilongjiang Hongdoushan Ecology Forest Stock Co., Ltd., and 20% owned by Mr. Wang

Heilongjiang Hongdoushan Ecology Forest Stock Co., Ltd. (“HEFS”)	63% owned by Mr. Wang, 34% owned by Madame Qi, and 3% owned by third parties

Revenue from Related Parties

Pursuant to the Cooperation and Development Agreement discussed below, the Company generated sales from its related party company, Yew Pharmaceutical. For the years ended December 31, 2011 and 2010, the Company recorded revenues to this related party as follows:

Name of Related Party	Revenues
	2011	2010
Yew Pharmaceutical	$1,396,613	$1,338,871
Total	$1,396,613	$1,338,871

At December 31, 2011 and 2010, the Company did not have any accounts receivable from Yew Pharmaceutical.

Cooperation and Development Agreement

On January 9, 2010, the Company entered into a Cooperation and Development Agreement (the “Development Agreement”) with Yew Pharmaceutical. Pursuant to the Development Agreement, for a period of ten years expiring on January 9, 2020, the Company shall supply cultivated yew raw materials to Yew Pharmaceutical that will be used by Yew Pharmaceutical to make TCM and other pharmaceutical products, at price of RMB

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

1,000,000 (approximately $156,000) per metric ton. For the years ended December 31, 2011 and 2010, sales to Yew Pharmaceutical amounted to $1,396,613 and $1,338,871, respectively. At December 31, 2011 and 2010, the Company did not have any accounts receivable from Yew Pharmaceutical.

Purchases

For the years ended December 31, 2011 and 2010, the Company made purchases in the amount of $3,398 and $1,792,035, respectively, of yew seedlings from ZTC. At December 31, 2011 and 2010, there was no accounts payable amount due to ZTC related to the purchases.

Operating leases

On March 25, 2005, the Company entered into an Agreement for the Lease of Seedling Land with ZTC (the “ZTC Lease”). Pursuant to the ZTC Lease, the Company leased 361 mu of land from ZTC for a period of 30 years, expiring on March 24, 2035. Annual payments under the ZTC Lease are RMB 162,450 (approximately $25,400). The payment for the first five years of the ZTC Lease was due prior to December 31, 2010 and beginning in 2011, the Company is required to make full payment for the land use rights in advance for each subsequent five-year period. For the years ended December 31, 2011 and 2010, rent expense related to the ZTC Lease amounted to $25,095 and $23,965, respectively. At December 31, 2011 and 2010, amounts due under the ZTC lease amounted to $172,284 and $141,276, respectively, and are included in due to related parties on the accompanying balance sheets.

On December 3, 2008, the Company entered into a lease for retail space in Harbin with Madame Qi (the “Store Lease”). Pursuant to the Store Lease, no payment was due for the first year and an annual payment of RMB 12,000 (approximately $1,875) is due for each of the second and third years thereof. The term of the Store Lease is three years and expired on December 3, 2011. On November 15, 2011, the Company renewed the Store Lease. Pursuant to the renewed Store Lease, the annual rent is RMB 15,600 (approximately $2,359) and the annual payment is due by May 30 of each year. The term of the renewed Store Lease is 3 years and expires on December 1, 2014. For the years ended December 31, 2011 and 2010, rent expense related to the Store Lease amounted to $1,854 and $1,770, respectively.

On January 1, 2010, the Company entered into a lease for office space with Mr. Wang (the “Office Lease”). Pursuant to the Office Lease, annual payments of RMB 15,000 (approximately $2,400) are due for each of the term. The term of the Office Lease is 15 years and expires on December 31, 2025. For the years ended December 31, 2011 and 2010, rent expense related to the Office Lease amounted $2,317 and $2,213, respectively.

Future minimum rental payments required under the related party operating leases are as follows:

Years Ending December 31:
2012	$30,331
2013	30,331
2014	30,331
2015	27,880
2016	27,880
Thereafter	487,018
Total	$633,771

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

Due to/due from related parties

The Company also received from and provided advances to its officers and directors and related parties. These advances are unsecured and payable on demand.

The due to/due from related parties amount at December 31, 2011 and 2010 is as follows:

Name of Related Party	Due from related parties		Due to related parties
	2011	2010	2011	2010
Zhiguo Wang	$—	$57,131	$31,357	$—
Yew Pharmaceutical	—	—	62,847	—
ZTC	—	—	172,284	141,276
Total	$—	$57,131	$266,488	$141,276

Research and Development Agreement

The Company entered into a Technology Development Service Agreement dated January 1, 2010 (the “Technology Agreement”) with Kairun. The term of the Technology Agreement was two years. Under the Technology Agreement, Kairun provides the Company with testing and technologies regarding utilization of yew trees to extract taxol and develop higher concentration of taxol in the yew trees the Company grow and cultivate. For these services, the Company agreed to pay Kairun RMB 200,000 after the technologies developed by Kairun are tested and approved by the Company. The Company will retain all intellectual property rights in connection with the technologies developed by Kairun. Kairun may not provide similar services to any other party without the Company’s prior written consent. As of December 31, 2011, Kairun did not complete the service and no payment was made to Kairun. Accordingly, in February 2012, the Company entered into a supplemental agreement with Kairun, extending the term of the Technology Agreement indefinitely until project results specified in the original Technology Agreement have been achieved. Kairun is owned directly and indirectly primarily by Mr. Wang and Madame Qi.

NOTE 11 — STATUTORY RESERVES

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriation to the statutory surplus reserve is required to be at least 10% of the after tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

The statutory surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital. For the years ended December 31, 2011 and 2010, the Company appropriated to the statutory surplus reserve in the amount of $420,299 and $284,638, respectively. The accumulated balance of the statutory reserve of the Company as of December 31, 2011 and 2010 was $1,686,087 and $1,265,788, respectively.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

NOTE 12 — SEGMENT INFORMATION

For the years ended December 31, 2011 and 2010, the Company operated in three reportable business segments — (1) the yew tree segment, (2) the TCM raw materials segment and (3) the handicrafts segment. The Company’s reportable segments are strategic business units that offer different products. They are managed separately based on the fundamental differences in their operations. All of the Company’s operations are conducted in the PRC.

Information with respect to these reportable business segments for the years ended December 31, 2011 and 2010 is as follows:

	For the Year Ended December 31,
	2011	2010
Revenues:
TCM raw materials	$3,458,093	$2,845,067
Yew trees	2,400,245	2,131,445
Handicrafts	102,701	151,540
	5,961,039	5,128,052
Cost of revenues:
TCM raw materials	897,154	924,547
Yew trees	172,460	633,027
Handicrafts	56,351	80,489
	1,125,965	1,638,063
Depreciation and amortization:
TCM raw materials	286,196	44,239
Yew trees	30,185	48,648
Handicrafts	31,852	32,013
Other	122,684	80,662
	470,917	205,562
Net income (loss):
TCM raw materials	2,560,939	1,920,520
Yew trees	2,227,785	1,498,418
Handicrafts	46,350	71,051
Other	(794,763)	(904,029)
	$4,040,311	$2,585,960

	December 31, 2010
	TCM raw materials	Yew trees	Handicrafts	Other	Total
Identifiable long-lived assets, net	$8,892,246	$593,397	$182,694	$588,686	$10,257,023
Expenditures for segment assets	9,021,506	7,745	5,353	155,988	9,190,592

	December 31, 2011
	TCM raw materials	Yew trees	Handicrafts	Other	Total
Identifiable long-lived assets, net	$14,880,192	$600,364	$153,686	$316,177	$15,950,419
Expenditures for segment assets	5,515,590	61,436	—	130,385	5,707,411

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

The Company does not allocate any selling, general and administrative expenses to its reportable segments because these activities are managed at a corporate level and not allocable to any segment. Accordingly, depreciation, interest expense or net income by segment is not reported. The Company’s operations are located in the PRC. All revenues are derived from customers in the PRC. All of the Company’s operating assets are located in the PRC.

NOTE 13 — COMMITMENTS AND CONTINGENCIES

Operating lease

On March 20, 2002, the Company leased office space in the A’cheng district in Harbin (the “A’cheng Lease”). The A’cheng Lease is for a term of 23 years and expires on March 19, 2025. Pursuant to the A’cheng Lease, lease payment shall be made as follows:

Year	Annual Lease Amount	Payment Due Date
March 2002 to February 2012	RMB 25,000	Before December 2012
March 2012 to February 2017	RMB 25,000	Before December 2017
March 2017 to March 2025	RMB 25,000	Before December 2025

For the years ended December 31, 2011 and 2010, rent expense related to the A’cheng Lease amounted $3,862 and $3,688, respectively.

Future minimum rental payments required under the A’cheng Lease are as follows:

Years Ending December 31:
2012	$3,928
2013	3,928
2014	3,928
2015	3,928
2016	3,928
Thereafter	32,405
Total	$52,045

See Note 10 for related party operating lease commitments.

Seedling Purchase and Sale Long-Term Cooperation Agreement

On November 25, 2010, HDS entered into a Seedling Purchase and Sale Long-Term Cooperation Agreement (the “Seedling Agreement”) with Wuchang City Xinlin Forestry Co., Ltd (“Xinlin”), pursuant to which HDS will sell yew seedlings to Xinlin at a price equal to 90% of HDS’s publicly-published wholesale prices. Xinlin has agreed to purchase from the Company 10,000 yew seedlings annually. In 2011 and 2010, the Company made sales of $312,721 and $0, respectively, under the Seedling Agreement.

Land Use Rights and Yew Forest Purchase

On March 4, 2010, the Company entered into Land Use Right and Seedling Transfer Agreement with Heilongjiang Pingshan Yew Comprehensive Development Co., Ltd., pursuant to which the Company acquired land use rights with an area of 15,865 mu and all yew trees and seedlings situated on such land, for an aggregate cost of RMB 80,152,900 (approximately $12,500,000). The purchase price was divided into three installments, each installment representing a parcel of land. As of December 31, 2011, the Company made payments aggregated RMB 72,008,600 (approximately $11,100,000) and had a payable in the amount of RMB

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

8,144,300 (approximately $1,300,000) related to the purchase. The payable in the amount of approximately $1,300,000 related to the land use right and seedling purchase was recorded in the Company’s accounts payable on the accompanying balance sheet at December 31, 2011. Subsequent to December 31, 2011 and through the date of this report, the Company made payments aggregated RMB 2,005,000 (approximately $300,000) and had an RMB 6,139,300 (approximately $1,000,000) unpaid amount related to the Land Use Right and Seedling Transfer Agreement.

NOTE 14 — JOINT VENTURE AGREEMENT FOR PLANTING OF YEW TREES

On March 21, 2004, HDS entered into a Joint Venture Planting Agreement (the “Joint Venture Agreement”) with Wuchang City Forestry Bureau (the “Forest Bureau”), pursuant to which the Forest Bureau has given HDS access to 1,000,000 mu of forest land located in Wuchang City to develop yew tree forests and produce yew seedlings. Pursuant to the Joint Venture Agreement, the Company is required to plant yew trees on this land from 2004 to 2034. Any profits from the planting of yew trees and other agriculture shall be distributed 80% to the Company and 20% to the Forest Bureau. For the years ended December 31, 2011 and 2010, the Company has not generated any revenues or activity on this land.

NOTE 15 — SUBSEQUENT EVENTS

The Company has evaluated all other subsequent events through April 16, 2012, the date these consolidated financial statements were issued, and determined that there were no other subsequent events or transactions that require recognition or disclosures in the financial statements except the following:

Rescission Offering

As December 31, 2011, 9,500,000 shares of YBP Common Stock related to the Summer 2009 Offering were subject to a Rescission Offering to the 62 subscribers, all of whom are residents of the PRC. In the Rescission Offering, subscribers in the 2009 Summer Offering would either 1) confirm their subscriptions of shares of YBP Common Stock or 2) elect to rescind their subscriptions of shares of YBP Common Stock and receive a refund of their respective subscription amounts, together with interest. Pursuant to the Rescission Offering, in which was conducted in March 2012, all the subscribers in the 2009 Summer Offering confirmed their subscriptions for an aggregate 9,500,000 shares of YBP Common Stock.

Options

Generally, the founders of a corporation in the United States receive shares of stock in consideration of the tangible and intangible assets contributed by them to the enterprise. Since the consideration for those shares is the transfer of assets, including intellectual property, and business know-how, sometimes referred to as “sweat equity”, no payment for such shares occurs.

However, unfamiliar with the usual way that founders acquire equity interests in corporations in the United States, the HDS Shareholders actually purchased their HDS Shareholders’ Stock between March 2008 and September 2009, for cash, in a series of four different offerings of YBP Common Stock during that period, at prices ranging between $0.02 and $0.10 per share, for an aggregate purchase price of $890,501.

As a result of the Contractual Arrangements of the Second Restructure, in which all of the profits of HDS will be paid under the terms of the Business Cooperation Agreement to JSJ, which is an indirect wholly-owned subsidiary of YBP, combined with the actual purchase by the HDS Shareholders of the HDS Shareholders’ Stock for cash, it could be viewed that Mr. Wang, Madame Qi and Mr. Han have, in effect, paid for their HDS Shareholders’ Stock twice.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

Accordingly, it is the intention of the Company to rectify this situation by issuing a stock purchase option (individually a “Founder’s Option” and collectively the “Founders’ Options”) to each of Mr. Wang, Madame Qi and Mr. Han in an amount equal to the number of shares of YBP Common Stock that each of them currently owns. The terms of each Founder’s Option will be identical to each other except for the name of the optionee and the number of shares of YBP Common Stock subject to each such Founder’s Option. Those terms include:

•	The issuance of the Founder’s Option may be subject to pre-issuance approval or post-issuance ratification by our shareholders as described below;

•	Each Founder’s Option is fully vested upon issuance;

•	Each Founder’s Option may be exercised only upon the approval by the YBP shareholders of an amendment to YBP’s Articles of Incorporation increasing the number of shares of authorized Common Stock and the filing of an amendment of the Articles of Incorporation with the Secretary of State of Nevada;

•	Each Founder’s Option is exercisable for a period of five years;

•	Each Founder’s Option has an exercise price of $0.10 per share, which is the same price per share in the most recently completed offering of YBP’s Common Stock; and

•	Each Founder’s Option has a cashless exercise feature, pursuant to which, at the optionee’s election, he or she may choose not to pay the exercise price of the Founder’s Option and receive instead a reduced number of shares of YBP Common Stock reflecting the value of the number of shares of YBP Common Stock equal to the aggregate exercise price of the Founder’s Option.

The number of shares of YBP Common Stock subject to each Founder’s Option is as follows:

Name of Optionee	Number of Shares Subject to Option
Zhiguo Wang	20,103,475
Guifang Qi	2,488,737
Xingming Han	213,300

The terms of the Founders’ Options have not been determined as a result of arm’s-length negotiations. The Board of Directors of YBP, which consists of the same persons who are the HDS Shareholders and the grantees of the Founder’s Option, may seek shareholder approval or ratification of the issuance of the Founders’ Options.

To the extent that the Founders’ Options are exercised, assuming they are granted as described above, the number of shares to YBP Common Stock then held by each HDS Shareholder could as much double, which would be highly dilutive to the other existing YBP shareholders. The following chart shows the maximum effect of this dilution assuming full exercise of each Founder’s Option for cash:

Assuming the options are issued, the options will be valued on the date of grant using the Black-Scholes option pricing model, using the expected and implied volatility from its peer companies’ volatilities as the Company itself does not have historical trading history, expected dividends yield of 0%, expected term of five years and risk-free interest rate on the date of grant. The value of the options granted will be immediately recognized as the Company’s compensation expenses upon issuance of the options.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

Shareholder	Number Shares Presently Held	Percentage of Issued Shares Presently Held	Number Shares Held Assuming Exercise of Founder’s Options	Percentage of Issued Shares Following Exercise of Founder’s Options
Zhiguo Wang	20,103,475	40.21%	40,206,950	55.23%
Guifang Qi	2,488,737	4.98%	4,977,474	6.84%
Xingming Han	213,300	0.43%	426,600	0.58%
All HDS Shareholders as a group (3 persons)	22,805,512	45.61%	45,611,024	62.65%
All other existing shareholders	27,194,488	54.39%	27,194,488	37.35%
Total	50,000,000	100.00%	72,805,512	100.00%

Research and Development

On February 2, 2012, the Company signed a supplementary agreement to the Technology Agreement with Kairun to extend the contract period indefinitely until the results specified in the Technology Agreement have been achieved.

NOTE 16 — RESTATEMENTS

The Company’s consolidated financial statements have been restated for the years ended December 31, 2011 and 2010 to reflect the proper accounting treatment for slow-moving inventory and potential reserves for slow-moving inventory. Based on analysis of inventory, the Company determined that a reclassification of certain inventory should be made from current assets to long-term assets. The Company originally recorded all inventory in current assets. However, based on analysis of inventory movement and analysis of its operating cycle of one year, it was subsequently determined that any inventory in excess of our current operating cycle of one year, based on historical and anticipated levels of sales, should be classified as long-term on its consolidated balance sheets. The classification of long-term inventory requires the Company to estimate the portion of inventory that can be realized over the next 12 months.

Accordingly, the Company restated its consolidated balance sheets as of December 31, 2011 and 2010. The Company did not restate its consolidated statements of income and comprehensive income or consolidated statement of cash flows for the years ended December 31, 2011 and 2010. The respective restatement adjustments are non-cash in nature. These adjustments resulted in a decrease in our total current assets of $7,508,030 and $7,533,189 and an increase in long-term assets of $7,508,030 and $7,533,189 as of December 31, 2011 and 2010, respectively and summarized as follows:

	December 31, 2011 (As Previously Reported)	Adjustments to Restate	December 31, 2011 (As Restated)
Consolidated Balance Sheet:
Assets:
Current Assets:
Inventories	$8,218,874	$(7,508,030)	$710,844
Total Current Assets	8,951,678	(7,508,030)	1,443,648

Long-term Assets:
Inventories, net of current portion	—	7,508,030	7,508,030
Total Assets	$24,902,097	$—	$24,902,097

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Stated in US Dollars)

	December 31, 2010 (As Previously Reported)	Adjustments to Restate	December 31, 2010 (As Restated)
Consolidated Balance Sheet:
Assets:
Current Assets:
Inventories	$8,505,237	$(7,533,189)	$972,048
Total Current Assets	10,415,106	(7,533,189)	2,881,917

Long-term Assets:
Inventories, net of current portion	—	7,533,189	7,533,189
Total Assets	$20,672,129	$—	$20,672,129

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31, 2011
	(Unaudited)	(As Restated)
ASSETS
CURRENT ASSETS:
Cash	$567,798	$732,371
Accounts receivable	530,471	—
Inventories	899,783	710,844
Prepaid rent — related party	67,292	—
Prepaid expenses and other assets	14,245	433
Total Current Assets	2,079,589	1,443,648
LONG-TERM ASSETS:
Inventories, net of current portion	9,703,596	7,508,030
Property and equipment, net	838,002	784,222
Land use rights and yew forest assets, net	15,034,720	15,166,197
Total long-term assets	25,576,318	23,458,449
Total Assets	$27,655,907	$24,902,097
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$915,792	$1,360,611
Accrued expenses and other payables	49,939	119,901
Taxes payable	11,303	500
Refundable common stock subscription	—	950,000
Due to related parties	56,098	266,488
Total Current Liabilities	1,033,132	2,697,500
Total Liabilities	1,033,132	2,697,500
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock ($0.001 par value; 50,000,000 shares authorized; 50,000,000 and 40,500,000 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively)	50,000	40,500
Additional paid-in capital	8,149,470	7,208,970
Retained earnings	14,465,223	11,469,172
Statutory reserves	2,049,906	1,686,087
Accumulated other comprehensive income — foreign currency translation adjustment	1,908,176	1,799,868
Total Shareholders’ Equity	26,622,775	22,204,597
Total Liabilities and Shareholders’ Equity	$27,655,907	$24,902,097

See notes to unaudited consolidated financial statements

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
REVENUES:
Revenues	$930,557	$954,122	$4,230,631	$3,246,602
Revenues — related party	442,467	251,876	602,159	1,169,688
Total Revenues	1,373,024	1,205,998	4,832,790	4,416,290

COST OF REVENUES:
Cost of revenues	146,409	220,121	726,957	691,588
Cost of revenues — related party	84,528	41,009	109,752	297,004
Total Cost of Revenues	230,937	261,130	836,709	988,592

GROSS PROFIT	1,142,087	944,868	3,996,081	3,427,698
OPERATING EXPENSES:
Selling	6,643	8,455	17,880	42,640
General and administrative	256,013	221,654	619,786	533,595
Total Operating Expenses	262,656	230,109	637,666	576,235
INCOME FROM OPERATIONS	879,431	714,759	3,358,415	2,851,463
OTHER INCOME (EXPENSES):
Interest income	474	263	2,062	1,712
Other (expense)	(246)	(2,717)	(607)	(14,838)
Total Other Income (Expenses)	228	(2,454)	1,455	(13,126)
NET INCOME	$879,659	$712,305	$3,359,870	$2,838,337
COMPREHENSIVE INCOME:
NET INCOME	$879,659	$712,305	$3,359,870	$2,838,337

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain (loss)	(59,359)	158,519	108,308	582,653
COMPREHENSIVE INCOME	$820,300	$870,824	$3,468,178	$3,420,990
NET INCOME PER COMMON SHARE:
Basic	$0.02	$0.02	$0.07	$0.07
Diluted	$0.02	$0.01	$0.07	$0.06

See notes to unaudited consolidated financial statements

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,359,870	$2,838,337
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	158,502	128,086
Amortization of land use rights and yew forest assets	259,221	213,131
Loss on disposal of fixed assets	—	9,877
Changes in operating assets and liabilities:
Accounts receivable	(531,020)	—
Inventories	(2,335,370)	859,356
Prepaid and other current assets	(13,812)	(5,043)
Prepaid rent — related party	(67,361)	—
Accounts payable	(451,897)	501,672
Accrued expenses and other payables	(66,648)	2,234
Due to related parties	27,247	—
Taxes payable	7,081	(5,935)
Advances from customers	—	(173,686)
NET CASH PROVIDED BY OPERATING ACTIVITIES	345,813	4,368,029
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of property and equipment	—	19,982
Purchase of property and equipment	(208,524)	(133,678)
Purchase of land use rights and yew forest assets	(65,749)	(5,494,788)
NET CASH USED IN INVESTING ACTIVITIES	(274,273)	(5,608,484)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments to related party	(239,043)	—
Proceeds from related party advances	—	137,480
Proceeds from directors advances	—	62,944

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(239,043)	200,424

EFFECT OF EXCHANGE RATE ON CASH	2,930	(21,968)

NET (DECREASE) IN CASH	(164,573)	(1,061,999)

CASH — beginning of period	732,371	1,850,488

CASH — end of period	$567,798	$788,489
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$—	$—
Income taxes	$—	$—

Non-cash investing and financing activities
Common stock issued for common stock refundable subscription	$950,000	$—

See notes to unaudited consolidated financial statements

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

NOTE 1 — BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted as permitted by rules and regulations of the US Securities and Exchange Commission (“SEC”). The condensed consolidated balance sheet as of December 31, 2011 was derived from the audited consolidated financial statements of Yew Bio-Pharm Group, Inc. (individually “YBP” and collectively with its subsidiaries and operating variable interest entity, the “Company”). The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated balance sheet of the Company as of December 31, 2011, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the year then ended included in the Company’s Registration Statement on Form 10/A filed with the SEC.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the financial position as of September 30, 2012, and the results of operations and cash flows for the nine-month period ended September 30, 2012 and 2011, have been made.

The preparation of consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company continually evaluates its estimates, including those related to bad debts, inventories, recovery of long-lived assets, income taxes, and the valuation of equity transactions. The Company bases its estimates on historical experience and on various other assumptions that it believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

Details of the Company’s subsidiaries and variable interest entities (“VIE”) are as follows:

Name	Domicile and date of incorporation	Registered capital	Effective ownership	Principal activities
Heilongjiang Jinshangjing Bio-Technology Development Co., Limited (“JSJ”)	PRC October 29, 2009	USD $100,000	100%	Holding company

Yew Bio-Pharm Holdings Limited (“Yew Bio-Pharm (HK)”)	Hong Kong November 29, 2010	HK$10,000	100%	Holding company of JSJ

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

Name	Domicile and date of incorporation	Registered capital	Effective ownership	Principal activities
Harbin Yew Science and Technology Development Co., Ltd. (“HDS”)	PRC August 22, 1996	RMB 45,000,000	Contractual arrangements
Processing and selling yew raw materials used in the manufacture of TCM; growing and selling yew tree seedlings and mature trees, including potted miniature yew trees; and manufacturing and selling furniture and handicrafts made of yew tree timber

NOTE 2 — PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the financial statements of YBP, its subsidiaries and operating VIE, in which the Company is the primary beneficiary. All significant intercompany balances and transactions have been eliminated on consolidation.

YBP’s subsidiary JSJ entered into a series of contractual arrangements (the “Contractual Arrangements”) with HDS and/or Zhiguo Wang (“Mr. Wang”), his wife Guifang Qi (“Madame Qi”), Xingming Han (Mr. Han) (collectively, the “HDS Shareholders”) as described below:

•	Exclusive Business Cooperation Agreement. Pursuant to the Exclusive Business Cooperation Agreement between JSJ and HDS (the “Business Cooperation Agreement”), JSJ has the exclusive right to provide to HDS general business operation services, including advice and strategic planning, as well as consulting services related to technology, research and development, human resources, marketing and other services deemed necessary (collectively, the “Services”). Under the Business Cooperation Agreement, JSJ has exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of the Business Cooperation Agreement, including but not limited to copyrights, patents, patent applications, software and trade secrets. HDS shall pay to JSJ a monthly consulting service fee (the “Service Fee”) in RMB that is equal to 100% of the monthly net income of HDS. Upon the prior written consent by JSJ, the rate of Service Fee may be adjusted pursuant to the operational needs of HDS. Within 30 days after the end of each month, HDS shall (a) deliver to JSJ the management accounts and operating statistics of HDS for such month, including the net income of HDS during such month (the “Monthly Net Income”), and (b) pay 80% of such Monthly Net Income to JSJ (each such payment, a “Monthly Payment”). Within ninety (90) days after the end of each fiscal year, HDS shall (a) deliver to JSJ financial statements of HDS for such fiscal year, which shall be audited and certified by an independent certified public accountant approved by JSJ, and (b) pay an amount to JSJ equal to the shortfall, if any, of the aggregate net income of HDS for such fiscal year, as shown in such audited financial statements, as compared to the aggregate amount of the Monthly Payments paid by HDS to JSJ in such fiscal year. HDS also granted an irrevocable and exclusive option to JSJ to purchase any and all of the assets of HDS, to the extent permitted under PRC law, at the lowest price permitted by PRC law. Unless earlier terminated in accordance with the provisions of the Business Cooperation Agreement or other agreements separately executed between JSJ and HDS, the Business Cooperation Agreement is for a term of ten years and expires on November 5, 2020; however, the term of the Business Cooperation Agreement may be extended if confirmed in writing by JSJ prior to the expiration of the term thereof. The period of the extended term shall be determined exclusively by JSJ and HDS

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

shall accept such extended term unconditionally. Unless JSJ commits gross negligence, or a fraudulent act, against HDS, HDS shall not terminate the Business Cooperation Agreement prior to the expiration of the term, including any extended term. Notwithstanding the foregoing, JSJ shall have the right to terminate the Business Cooperation Agreement at any time upon giving 30 days’ prior written notice to HDS.

•	Exclusive Option Agreement. Under an Exclusive Option Agreement among JSJ, HDS and each HDS Shareholder (individually, an “Option Agreement”), the terms of which are substantively identical to each other, each HDS Shareholder has granted JSJ or its designee the irrevocable and exclusive right to purchase, to the extent permitted under PRC law, all or any part of the HDS Shareholder’s equity interests in HDS (the “Equity Interest Purchase Option”) for RMB 10. If an appraisal is required by PRC laws at the time when and if JSJ exercises the Equity Interest Purchase Option, the parties shall negotiate in good faith and, based upon the appraisal, make a necessary adjustment to the purchase price so that it complies with any and all then applicable PRC laws. Without the consent of JSJ, the HDS Shareholders shall not sell, transfer, mortgage or dispose of their respective shares of HDS stock. Additionally, without the prior consent of JSJ, the HDS Shareholders shall not in any manner supplement, change or amend the articles of association and bylaws of HDS, increase or decrease its registered capital, change the structure of its registered capital in any other manner, or engage in any transactions that could materially affect HDS’ assets, liabilities, rights or operations, including, without limitation, the incurrence or assumption of any indebtedness except incurred in the ordinary course of business, execute any major contract over RMB 500,000, sell or purchase any assets or rights, incur of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. The term of each Option Agreement is ten years commencing on November 5, 2020 and may be extended at the sole election of JSJ.

•	Equity Interest Pledge Agreement. In order to guarantee HDS’s performance of its obligations under the Business Cooperation Agreement, each HDS Shareholder, JSJ and HDS entered into an Equity Interest Pledge Agreement (individually, a “Pledge Agreement”), the terms of which are substantially similar to each other. Pursuant to the Pledge Agreement, each HDS Shareholder pledged all of his or her equity interest in HDS to JSJ. If HDS or the HDS Shareholders breach their respective contractual obligations and such breach is not remedied to the satisfaction of JSJ within 20 days after the giving of notice of breach, JSJ, as pledgee, will be entitled to exercise certain rights, including the right to foreclose upon and sell the pledged equity interests. During the term of the Pledge Agreement, the HDS Shareholder shall not transfer his or her equity interest in HDS or place or otherwise permit any other security interest of other encumbrance to be placed on such equity interest. Upon the full payment of the Service Fee under the Business Cooperation Agreement and upon the termination of HDS’s obligations thereunder, the Pledge Agreement shall be terminated.

•	Power of Attorney. Under the Power of Attorney executed by each HDS Shareholder (each, a “Power of Attorney”), the terms of which are substantially similar to each other, JSJ has been granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the HDS Shareholders, to act on behalf of the HDS Shareholder as his or her exclusive agent and attorney with respect to all matters concerning the HDS Shareholder’s equity interests in HDS, including without limitation, the right to: 1) attend shareholders’ meetings of HDS; 2) exercise all the HDS Shareholders’ rights, including voting rights under PRC laws and HDS’s Articles of Association, including but not limited to the sale or transfer or pledge or disposition of the HDS Shareholder’s equity interests in HDS in whole or in part; and 3) designate and appoint on behalf of the HDS Shareholders the legal representative, executive director, supervisor, manager and other senior management of HDS.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

To the extent that the Contractual Arrangements are enforceable under PRC law, as from time to time interpreted by relevant state agencies, they constitute the valid and binding obligations of each of the parties to each such agreement.

The Company believes that HDS is considered a VIE under ASC 810 “Consolidation”, because the equity investors in HDS no longer have the characteristics of a controlling financial interest, and the Company, through JSJ, is the primary beneficiary of HDS and controls HDS’s operations. Accordingly, HDS has been consolidated as a deemed subsidiary into YBP as a reporting company under ASC 810.

As required by ASC 810-10, the Company performs a qualitative assessment to determine whether the Company is the primary beneficiary of HDS which is identified as a VIE of the Company. A quality assessment begins with an understanding of the nature of the risks in the entity as well as the nature of the entity’s activities including terms of the contracts entered into by the entity, ownership interests issued by the entity and the parties involved in the design of the entity. The Company’s assessment on the involvement with HDS reveals that the Company has the absolute power to direct the most significant activities that impact the economic performance of HDS. JSJ is obligated to absorb a majority of the risk of loss from HDS activities and entitles JSJ to receive a majority of HDS’s expected residual returns. In addition, HDS’s shareholders have pledged their equity interest in HDS to JSJ, irrevocably granted JSJ an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in HDS and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by JSJ. Under the accounting guidance, the Company is deemed to be the primary beneficiary of HDS and the results of HDS are consolidated in the Company’s consolidated financial statements for financial reporting purposes. Accordingly, as a VIE, HDS’s sales are included in the Company’s total sales, its income from operations is consolidated with the Company’s and the Company’s net income includes all of HDS’s net income. The Company does not have any non-controlling interest and, accordingly, did not subtract any net income in calculating the net income attributable to the Company. Because of the Contractual Arrangements, YBP has a pecuniary interest in HDS that requires consolidation of HDS’s financial statements with those of the Company.

Additionally, pursuant to ASC 805, as YBP and HDS are under the common control of the HDS Shareholders, the Second Restructure was accounted for in a manner similar to a pooling of interests. As a result, the Company’s historical amounts in the accompanying consolidated financial statements give retrospective effect to the Second Restructure, whereby the assets and liabilities of the Company are reflected at the historical carrying values and their operations are presented as if they were consolidated for all periods presented, with the results of the Company being consolidated from the date of the Second Transfer Agreement. The accounts of HDS are consolidated in the accompanying financial statements.

As of September 30, 2012, the Company agreed to waive all management fees to be payable by HDS and the Company expects to waive such management fees in the near future due to a need of working capital in HDS to expand HDS’s operations.

The Company is principally engaged in (1) processing and selling yew raw materials used in the manufacture of TCM; (2) growing and selling yew tree seedlings and mature trees, including potted miniature yew trees; and (3) manufacturing and selling furniture and handicrafts made of yew tree timber. The Company is located in Harbin, Heilongjiang Province, China.

YBP has no direct or indirect legal or equity ownership interest in HDS. However, through the Contractual Arrangements, the stockholders of HDS have assigned all their rights as stockholders, including voting rights and disposition rights of their equity interests in HDS to JSJ, our indirect, wholly-owned subsidiary. YBP is deemed to be the primary beneficiary of HDS and the financial statements of HDS are consolidated in the Company’s consolidated financial statements. At September 30, 2012 and December 31, 2011, the carrying amount and classification of the assets and liabilities in the Company’s balance sheets that relate to the Company’s variable interest in the VIE is as follows:

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

	September 30, 2012	December 31, 2011
Assets
Cash	$506,987	$479,494
Accounts receivable	530,470	—
Inventories (current and long-term)	10,603,379	8,218,874
Prepaid expenses and other assets	1,595	283
Prepaid rent — related party	64,529	—
Property and equipment, net	735,639	750,779
Land use rights and yew forest assets, net	15,034,720	15,166,197
Total assets of VIE	$27,477,319	$24,615,627
Liabilities
Accounts payable	$900,489	$1,360,611
Accrued expenses and other payables	23,163	73,727
Taxes payable	8,142	1,049
Due to VIE holding companies	2,058,426	2,164,107
Due to related parties	6,623	240,159
Total liabilities of VIE	$2,996,843	$3,839,653

The assets and liabilities in the table above are held in HDS. The creditors of HDS have legal recourse only to the assets of HDS and do not have such recourse to the Company. In addition, HDS’ assets are generally restricted only to pay such liabilities. Thus, the Company’s maximum legal exposure to loss related to VIE is significantly less than the carrying value of the HDS assets due to outstanding intercompany liabilities. Restricted net assets of the VIE shall mean that amount of our proportionate share of net assets of HDS (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by the VIE in the form of loans, advances or cash dividends without the consent of a third party (e.g. lender, regulatory agency, foreign government).

NOTE 3 — RESTATEMENTS

The Company’s consolidated financial statements have been restated as of December 31, 2011 to reflect the proper accounting treatment for slow-moving inventory and potential reserves for slow-moving inventory. Based on analysis of inventory, the Company determined that a reclassification of certain inventory should be made from current assets to long-term assets. The Company originally recorded all inventory in current assets. However, based on analysis of inventory movement and analysis of its operating cycle of one year, it was subsequently determined that any inventory in excess of our current operating cycle of one year, based on historical and anticipated levels of sales, should be classified as long-term on its consolidated balance sheets. The classification of long-term inventory requires the Company to estimate the portion of inventory that can be realized over the next 12 months.

Accordingly, the Company restated its consolidated balance sheet as of December 31, 2011. The Company did not restate its consolidated statements of income and comprehensive income or consolidated statement of cash flows for the period ended September 30, 2011. The respective restatement adjustments are non-cash in nature. These adjustments resulted in a decrease in our total current assets of $7,508,030 and an increase in long-term assets of $7,508,030 as of December 31, 2011, respectively and summarized as follows:

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

	December 31, 2011 (As Previously Reported)	Adjustments to Restate	December 31, 2011 (As Restated)
Consolidated Balance Sheet:
Assets:
Current Assets:
Inventories	$8,218,874	$(7,508,030)	$710,844
Total Current Assets	8,951,678	(7,508,030)	1,443,648
Long-term Assets:
Inventories, net of current portion	—	7,508,030	7,508,030
Total Assets	$24,902,097	$—	$24,902,097

NOTE 4 — INVENTORIES

Inventories consisted of raw materials, work-in-progress, finished goods-handicrafts, yew seedlings and other trees (consisting of larix, spruce and poplar trees). The Company classifies its inventories based on its historical and anticipated levels of sales; any inventory in excess of its normal operating cycle of one year is classified as long-term on its consolidated balance sheets. As of September 30, 2012 and December 31, 2011, inventories consisted of the following:

	September 30, 2012			December 31, 2011
	Current portion	Long-term portion	Total	Current portion	Long-term portion	Total
Raw materials	$208,862	$2,727,438	$2,936,300	$29,401	$2,817,980	$2,847,381
Work-in-process	18,732	—	18,732	18,642	—	18,642
Finished goods — handicrafts	229,740	631,004	860,744	236,854	687,258	924,112
Yew seedlings	442,449	4,125,309	4,567,758	425,947	4,002,792	4,428,739
Other trees	—	2,219,845	2,219,845	—	—	—
	$899,783	$9,703,596	$10,603,379	$710,844	$7,508,030	$8,218,874

NOTE 5 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of September 30, 2012 and December 31, 2011:

	September 30, 2012	December 31, 2011
Buildings and building improvements	$351,321	$267,015
Machinery and equipment	522,939	520,416
Office equipment	46,207	44,841
Leasehold improvement	53,019	52,763
Motor vehicles	639,885	513,280
	1,613,371	1,398,315
Less: accumulated depreciation	(775,369)	(614,093)
	$838,002	$784,222

For the three months ended September 30, 2012 and 2011, depreciation expense amounted to $55,302 and $44,150, respectively. For the nine months ended September 30, 2012 and 2011, depreciation expenses amounted to $158,502 and $128,086, respectively.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

NOTE 6 — LAND AND YEW FOREST USE RIGHTS

There is no private ownership of land in PRC. Land is owned by the government and the government grants land use rights for specified terms. The following summarizes land use rights acquired by the Company.

Yew trees on land containing yew tree forests will be used to supply raw materials such as branches and leaves that will be used by the Company’s customers for production of TCM. The Company amortizes these land and yew forest use rights over the term of the respective land use right. The lease agreements do not have any renewal option and the Company has no further obligations to the lessor. The Company records the amortization of these land and yew forest use rights as part of its cost of revenues. For the three months ended September 30, 2012 and 2011, amortization expense amounted to $87,050 and $88,830, respectively. For the nine months ended September 30, 2012 and 2011, amortization expense amounted to $259,221 and $213,131, respectively. As of September 30, 2012, land and yew forest use rights consisted of the following:

	Description	Useful life	Acquisition date	Expiration date	Metric acres (“Mu”)
Parcel A	Undeveloped forest land	50	3/2004	3/2054	125
Parcel B	Undeveloped forest land	50	4/2004	4/2054	400
Parcel C	Yew tree forests and underlying land	50	1/2008	1/2058	290
Parcel D	Yew tree forests and underlying land	45	3/2010	3/2055	15,865
Parcel E	Undeveloped forest land	16	7/2012	3/2028	117.5

At September 30, 2012 and December 31, 2011, land and yew forest use rights consisted of the following:

	Useful life	September 30, 2012	December 31, 2011
Land and yew forest use rights	16–50 years	$15,675,733	$15,546,414
Less: accumulated amortization		(641,013)	(380,217)
Total		$15,034,720	$15,166,197

Amortization of land and yew forest use rights attributable to future periods is as follows:

Twelve-month periods ending September 30:	Amount
2013	$348,056
2014	348,056
2015	348,056
2016	348,056
2017	348,056
2018 and thereafter	13,294,440
Total	$15,034,720

NOTE 7 — ACCRUED EXPENSES AND OTHER PAYABLES

At September 30, 2012 and December 31, 2011, accrued expenses and other payables consisted of the following:

	September 30, 2012	December 31, 2011
Accrued wage	$19,939	$16,844
Accrued professional fees	10,000	75,029
Other	20,000	28,028
Total	$49,939	$119,901

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

NOTE 8 — TAXES

(a) Federal Income Tax and Enterprise Income Taxes

The Company is incorporated in the State of Nevada and is subject to the United States federal income tax at a tax rate of 34%. No provision for income taxes in the U.S. has been made as the Company had no U.S. taxable income as of September 30, 2012 and December 31, 2011.

The Company’s subsidiary and VIE, JSJ and HDS, respectively, being incorporated in the PRC, are subject to PRC’s Enterprise Income Tax. Pursuant to the PRC Income Tax Laws, Enterprise Income Taxes (“EIT”) is generally imposed at 25%. However, JSJ and HDS has been named as a leading enterprise in the agricultural area and awarded with a tax exemption for the years up to December 31, 2058.

The table below summarizes the difference between the U.S. statutory federal tax rate and the Company’s effective tax rate for the nine months ended September 30, 2012 and 2011:

	Nine Months Ended September 30,
	2012	2011
U.S. federal income tax rate	34%	34%
Foreign income not recognized in the U.S.	(34)%	(34)%
PRC enterprise income tax	25%	25%
Tax exemption	(25)%	(25)%
Total provision for income tax	—	—

Income before income tax expenses of $879,659 and $712,305 for the three months ended September 30, 2012 and 2011, respectively, and $3,359,870 and $2,838,337 for the nine months ended September 30, 2012 and 2011, respectively, was attributed to subsidiaries with operations in China. No income tax expense related to China income incurred for the nine months ended September 30, 2012 and 2011.

The combined effects of the income tax expense exemptions and tax reductions available to the Company for the three and nine months ended September 30, 2012 and 2011 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Tax exemption effect	$255,902	$188,982	$909,548	$737,027
Basic net income per share effect	$(0.01)	$(0.00)	$(0.02)	$(0.02)
Diluted net income per share effect	$(0.01)	$(0.00)	$(0.02)	$(0.01)

The Company has incurred United States net operating loss for income tax purposes for the three and nine months ended September 30, 2012 and 2011. The net operating loss carry forwards for United States income tax purposes amounted to $830,018 and $564,438 at September 30, 2012 and December 31, 2011, respectively, which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, through 2032. Management believes that the realization of the benefits arising from this loss appear to be uncertain due to the Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance at September 30, 2012 and December 31, 2011. The valuation allowance at September 30, 2012 and December 31, 2011 was approximately $282,206 and $191,909, respectively. The net change in the valuation allowance was an increase of $47,527 and $13,566 during the three months ended September 30, 2012 and 2011, respectively, and $90,297 and $33,224 during the nine months ended September 30, 2012 and 2011, respectively, and management will review this valuation allowance periodically and make adjustments as warranted.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

For U.S. tax purposes, the Company has cumulative undistributed earnings of foreign subsidiary and VIE of approximately $15.3 million and $12.0 million as of September 30, 2012 and December 31, 2011, respectively, which are included in consolidated retained earnings and will continue to be indefinitely reinvested in international operations. Accordingly, no provision has been made for U.S. deferred taxes related to future repatriation of these earnings, nor is it practicable to estimate the amount of income taxes that would have to be provided if we concluded that such earnings will be remitted to the U.S. in the future.

There will be no deferred income tax assets or liabilities calculation in the Federal Income Tax because the US corporation taxable loss and deferred taxable loss was the same and the use of any net operating loss carry forwards appears to be uncertain, There will be no deferred income tax assets or liabilities calculation in the EIT because the Company awarded EIT exempted status under agricultural area.

The Company did not have any interest and penalty provided or recognized in the income statements for the three and nine months ended September 30, 2012 and 2011 or balance sheet as of September 30, 2012 and December 31, 2011. The Company did not have uncertainty tax positions or events leading to uncertainty tax position within the next 12 months. The Company’s 2009, 2010 and 2011 U.S. Corporation Income Tax Return are subject to U.S. Internal Revenue Service examination. The Company’s 2008, 2009, 2010 and 2011 China corporate income tax returns are subject to China State Administration of Taxation examination.

(b) Value Added Taxes

The applicable VAT tax rate is 13% for agricultural products and 17% for handicrafts sold in the PRC. In accordance with VAT regulations in the PRC, the Company is exempt from paying VAT on its yew seedling and trees sales as an agricultural corps cultivating company up to December 31, 2016. VAT payable in the PRC is charged on an aggregated basis at the applicable rate on the full price collected for the goods sold or taxable services provided and less any deductible VAT already paid by the taxpayer on purchases of goods in the same financial year.

NOTE 9 — STOCKHOLDERS’ EQUITY

At December 31, 2011, the Company reflected a $950,000 refundable common stock subscription liability related to 9,500,000 of the shares in a private offering of the Company’s common stock (the “2009 Summer Offering”) on the accompanying balance sheet. The 9,500,000 shares of YBP Common Stock were the subject of a rescission offering (the “Rescission Offering”) to the 62 subscribers in the 2009 Summer Offering, all of whom are residents of the PRC. In the Rescission Offering, subscribers in the 2009 Summer Offering could either 1) confirm their subscriptions of shares of YBP Common Stock or 2) elect to rescind their subscriptions of shares of YBP Common Stock and receive a refund of their respective subscription amounts, together with interest. Pursuant to the Rescission Offering, which was conducted in March 2012, all the subscribers in the 2009 Summer Offering confirmed their subscriptions for an aggregate 9,500,000 shares of YBP Common Stock.

Pursuant to an agreement dated November 1, 2010 between YBP and a consultant, a resident of the U.S., YBP agreed to pay $20,000 cash and 500,000 Shares to the consultant as compensation for consulting services rendered by him to the Company. The shares were valued at $0.10 per share or $50,000 in total and the Company recorded $50,000 of compensation expense related to those Shares for the year ended December 31, 2010. The shares were recorded as outstanding as of September 30, 2012 and December 31, 2011.

NOTE 10 — EARNINGS PER SHARE

ASC 260 “Earnings per Share,” requires dual presentation of basic and diluted earnings per share (“EPS”) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution. Diluted EPS reflects the potential

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic net income per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted income per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.

The following table presents a reconciliation of basic and diluted net income per share for the three months ended September 30, 2012 and 2011:

	Three Months Ended September 30,
	2012	2011
Net income available to common stockholders for basic and diluted net income per share of common stock	$879,659	$712,305
Weighted average common stock outstanding — basic	50,000,000	40,500,000
Effect of dilutive securities:
Subscribed common shares issuable and subject to recession	—	9,500,000
Weighted average common stock outstanding — diluted	50,000,000	50,000,000
Net income per common share — basic	$0.02	$0.02
Net income per common share — diluted	$0.02	$0.01

The following table presents a reconciliation of basic and diluted net income per share for the nine months ended September 30, 2012 and 2011:

	Nine Months Ended September 30,
	2012	2011
Net income available to common stockholders for basic and diluted net income per share of common stock	$3,359,870	$2,838,337
Weighted average common stock outstanding — basic	47,052,920	40,500,000
Effect of dilutive securities:
Subscribed common shares issuable and subject to recession	2,947,080	9,500,000
Weighted average common stock outstanding — diluted	50,000,000	50,000,000
Net income per common share — basic	$0.07	$0.07
Net income per common share — diluted	$0.07	$0.06

NOTE 11 — CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

Customers

For the three and nine months ended September 30, 2012 and 2011, customers accounting for 10% or more of the Company’s revenue were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Customer	2012	2011	2012	2011
A	20%	27%	16%	28%
B	32%	21%	12%	26%

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

	Three Months Ended September 30,		Nine Months Ended September 30,
Customer	2012	2011	2012	2011
C	13%	24%	14%	14%
D	*	18%	*	*
E	17%	*	14%	*
F	*	*	11%	*
G	*	*	13%	*

*	Less than10%

Three of the Company’s top five largest customers for the nine months ended September 30, 2012 accounted for 100% of the Company’s accounts receivable at September 30, 2012. The Company did not have any accounts receivable at December 31, 2011.

Suppliers

For the three and nine months ended September 30, 2012, the Company did not make any purchases of yew seedlings. In connection with an agreement to acquire a land use right (see Note 15) in July 2012 (the “Fuye Field Agreement”), the Company acquired more than 80,000 trees — which are not yew trees — for approximately $2.2 million (the amount was included in the land use right agreement as part of the purchase price) from an individual. For the three and nine months ended September 30, 2012, this purchase accounted for 100% and 95%, respectively, of the Company’s purchase of yew seedlings and other trees and the Company had accounts payable of $895,532 related to the supplier at September 30, 2012. For the three months ended September 30, 2011, the Company did not make any purchases of yew seedlings. For the nine months ended September 30, 2011, one company accounted for 94% of the Company’s purchase of yew seedlings and the Company had accounts payable of $2,379,308 related to the supplier at September 30, 2011.

NOTE 12 — RELATED PARTY TRANSACTIONS

In addition to several of the Company’s officers and directors, the Company conducted transactions with the following related parties:

Company	Ownership
Heilongjiang Zishan Technology Stock Co., Ltd. (“ZTC”)
18% owned by Heilongjiang Hongdoushan Ecology Forest Stock Co., Ltd., 39% owned by Zhiguo Wang, Chairman and Chief Executive Officer, 31% owned by Guifang Qi, the wife of Mr. Wang and Director of the Company, and 12% owned by third parties.

Heilongjiang Yew Pharmaceuticals, Co., Ltd. (“Yew Pharmaceutical”)	95% owned by Heilongjiang Hongdoushan Ecology Forest Stock Co., Ltd., and 5% owned by Madame Qi.

Shanghai Kairun Bio-Pharmaceutical Co., Ltd. (“Kairun”)	60% owned by Heilongjiang Zishan Technology Co., Ltd., 20% owned by Heilongjiang Hongdoushan Ecology Forest Stock Co., Ltd., and 20% owned by Mr. Wang.

Heilongjiang Hongdoushan Ecology Forest Stock Co., Ltd. (“HEFS”)	63% owned by Mr. Wang, 34% owned by Madame Qi, and 3% owned by third parties.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

Revenue from Related Parties

Pursuant to the Cooperation and Development Agreement discussed below, the Company generated sales from its related party company, Yew Pharmaceutical. For the three and nine months ended September 30, 2012 and 2011, the Company recorded revenues from this related party, as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Name of related party	2012	2011	2012	2011
Yew pharmaceutical	$442,467	$251,876	$602,159	$1,169,688
Total	$442,467	$251,876	$602,159	$1,169,688

At September 30, 2012 and December 31, 2011, the Company did not have any accounts receivable from Yew Pharmaceutical.

Cooperation and Development Agreement

On January 9, 2010, the Company entered into a Cooperation and Development Agreement (the “Development Agreement”) with Yew Pharmaceutical. Pursuant to the Development Agreement, for a period of ten years expiring on January 9, 2020, the Company shall supply cultivated yew raw materials to Yew Pharmaceutical that will be used by Yew Pharmaceutical to make TCM and other pharmaceutical products, at price of RMB 1,000,000 (approximately $158,000) per metric ton. For the three months ended September 30, 2012 and 2011, sales to Yew Pharmaceutical under the Development Agreement amounted to $442,467 and $251,876, respectively. For the nine months ended September 30, 2012 and 2011, sales to Yew Pharmaceutical under the Development Agreement amounted to $600,558 and $1,169,688, respectively. At September 30, 2012 and December 31, 2011, the Company did not have any accounts receivable from Yew Pharmaceutical.

Purchases

For the three and nine months ended September 30, 2012 and 2011, the Company did not make any material purchases from its related party companies. At September 30, 2012 and December 31, 2011, there were no accounts payable amounts related to related parties.

Operating leases

On March 25, 2005, the Company entered into an Agreement for the Lease of Seedling Land with ZTC (the “ZTC Lease”). Pursuant to the ZTC Lease, the Company leased 361 mu of land from ZTC for a period of 30 years, expiring on March 24, 2035. Annual payments under the ZTC Lease are RMB 162,450 (approximately $25,400). The payment for the first five years of the ZTC Lease was due prior to December 31, 2010 and beginning in 2011, the Company is required to make full payment for the land use rights in advance for each subsequent five-year period. For the three months ended September 30, 2012 and 2011, rent expense related to the ZTC Lease amounted to $6,414 and $6,323, respectively. For the nine months ended September 30, 2012 and 2011, rent expense related to the ZTC Lease amounted to $19,255 and $18,727, respectively. At September 30, 2012, prepaid rent to ZTC amounted to $64,118. At December 31, 2011, amounts due under the ZTC lease amounted to $172,284, and are included in due to related parties on the accompanying consolidated balance sheets.

On December 3, 2008, the Company entered into a lease for retail space in Harbin with Madame Qi (the “Store Lease”). Pursuant to the Store Lease, no payment was due for the first year and an annual payment of RMB 12,000 (approximately $1,875) is due for each of the second and third years thereof. The term of the Store Lease is three years and expired on December 3, 2011. On November 15, 2011, the Company renewed the Store Lease. Pursuant to the renewed Store Lease, the annual rent is RMB 15,600 (approximately $2,359) and the annual payment is due by May 30 of each year. The term of the renewed Store Lease is 3 years and

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

expires on December 1, 2014. For the three months ended September 30, 2012 and 2011, rent expense related to the Store Lease amounted to $616 and $467, respectively. For the nine months ended September 30, 2012 and 2011, rent expense related to the Store Lease amounted to $1,849 and $1,383, respectively. At September 30, 2012, prepaid rent to Madame Qi amounted to $411.

On January 1, 2010, the Company entered into a lease for office space with Mr. Wang (the “Office Lease”). Pursuant to the Office Lease, annual payments of RMB 15,000 (approximately $2,400) are due for each of the term. The term of the Office Lease is 15 years and expires on December 31, 2025. For the three months ended September 30, 2012 and 2011, rent expense related to the Office Lease amounted $592 and $584, respectively. For the nine months ended September 30, 2012 and 2011, rent expense related to the Office Lease amounted $1,778 and $1,729, respectively.

On July 1, 2012, the Company entered into a lease for office space with Mr. Wang (the “Far East Office Lease”). Pursuant to the Far East Office Lease, JSJ leases approximately 30 square meter of office space from Mr. Wang in Harbin. Rent under the Far East Office Lease is RMB 10,000 (approximately $1,600) annually. The term of the Far East Office Lease is three years and expires on June 30, 2015. For the three and nine months ended September 30, 2012, rent expense related to the Far East Office Lease amounted $395. At September 30, 2012, prepaid rent to Mr. Wang related to the Far East Office Lease amounted to $2,763.

At September 30, 2012, the total prepaid rent for above operating lease amounted to $67,292 which was included in prepaid rent — related parties on the accompanying consolidated balance sheets.

Future minimum rental payments required under the related party operating leases are as follows:

Twelve-month periods ending September 30:
2013	$32,057
2014	32,057
2015	29,610
2016	28,015
2017	28,015
Thereafter	468,366
Total	$618,120

Due to/due from related parties

The Company also received from and provided advances to its officers and directors and related parties. These advances are unsecured and payable on demand. The due to/due from related party amount at September 30, 2012 and December 31, 2011 is as follows:

	Due to related party
Name of related party	September 30, 2012	December 31, 2011
Zhiguo Wang	$54,409	$31,357
Yew Pharmaceutical	—	62,847
Madame Qi	1,689	—
ZTC	—	172,284
Total	$56,098	$266,488

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

Research and Development Agreement

The Company entered into a Technology Development Service Agreement dated January 1, 2010 (the “Technology Agreement”) with Kairun. The term of the Technology Agreement was two years. Under the Technology Agreement, Kairun provides the Company with testing and technologies regarding utilization of yew trees to extract taxol and develop higher concentration of taxol in the yew trees the Company grow and cultivate. For these services, the Company agreed to pay Kairun RMB 200,000 after the technologies developed by Kairun are tested and approved by the Company. The Company will retain all intellectual property rights in connection with the technologies developed by Kairun. Kairun may not provide similar services to any other party without the Company’s prior written consent. In February 2012, we entered into a supplemental agreement with Kairun, extending the term of the Technology Agreement indefinitely until project results specified in the original Technology Agreement have been achieved. Kairun is owned directly and indirectly primarily by Mr. Wang and Madame Qi. As of September 30, 2012, Kairun has not yet completed the services provided for in the Technology Agreement and, therefore, no payment was made to Kairun.

NOTE 13 — STATUTORY RESERVES

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriation to the statutory surplus reserve is required to be at least 10% of the after tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

The statutory surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital. For the three months ended September 30, 2012 and 2011, the Company appropriated to the statutory surplus reserve in the amount of $102,361 and $75,593, respectively. For the nine months ended September 30, 2012 and 2011, the Company appropriated to the statutory surplus reserve in the amount of $363,819 and $294,811, respectively. The accumulated balance of the statutory reserve of the Company as of September 30, 2012 and December 31, 2011 was $2,049,906 and $1,686,087, respectively.

NOTE 14 — SEGMENT INFORMATION

ASC 280 requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

During the three and nine months ended September 30, 2012 and 2011, the Company operated in three reportable business segments: (1) the TCM raw materials segment, consisting of the production and sale of yew raw materials used in the manufacture of TCM; (2) the yew tree segment, consisting of the growth and sale of yew tree seedlings and mature trees, including potted miniature yew trees; and (3) the handicrafts segment, consisting of the manufacture and sale of handicrafts and furniture made of yew timber. The Company’s reportable segments are strategic business units that offer different products. They are managed separately based on the fundamental differences in their operations. All of the Company’s operations are conducted in the PRC.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

Information with respect to these reportable business segments for the three and nine months ended September 30, 2012 and 2011 is as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
TCM raw materials	$893,909	$859,497	$2,860,552	$2,659,234
Yew trees	396,416	322,015	1,853,504	1,665,665
Handicrafts	82,699	24,486	118,734	91,391
	1,373,024	1,205,998	4,832,790	4,416,290
Cost of revenues:
TCM raw materials	158,354	161,226	446,436	640,843
Yew trees	21,395	88,380	320,410	287,681
Handicrafts	51,188	11,524	69,863	60,068
	230,937	261,130	836,709	988,592
Depreciation and amortization:
TCM raw materials	84,334	95,545	253,157	208,248
Yew trees	14,573	13,020	41,638	37,485
Handicrafts	7,428	9,538	23,532	23,824
Other	36,017	14,877	99,396	71,660
	142,352	132,980	417,723	341,217
Net income (loss):
TCM raw materials	735,555	698,271	2,414,116	2,018,391
Yew trees	375,021	233,635	1,533,094	1,377,984
Handicrafts	31,511	12,962	48,871	31,323
Other	(262,428)	(232,563)	(636,211)	(589,361)
	$879,659	$712,305	$3,359,870	$2,838,337

	December 31, 2011
	TCM raw materials	Yew trees	Handicrafts	Other	Total
Identifiable long-lived assets, net	$14,880,192	$600,364	$153,686	$316,177	$15,950,419
Expenditures for segment assets	$5,515,590	$61,436	$—	$130,385	$5,707,411

	September 30, 2012
	TCM raw materials	Yew trees	Handicrafts	Other	Total
Identifiable long-lived assets, net	$14,687,708	$739,908	$130,936	$314,170	$15,872,722
Expenditures for segment assets	$65,749	$83,098	$—	$125,426	$274,273

The Company does not allocate any selling, general and administrative expenses to its reportable segments because these activities are managed at a corporate level and not allocable to any segment. Accordingly, depreciation, interest expense or net income by segment is not reported. The Company’s operations are located in the PRC. All revenues are derived from customers in the PRC. All of the Company’s operating assets are located in the PRC.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

NOTE 15 — COMMITMENTS AND CONTINGENCIES

Operating lease

On March 20, 2002, the Company leased office space in the A’cheng district in Harbin (the “A’cheng Lease”). The A’cheng Lease is for a term of 23 years and expires on March 19, 2025. Pursuant to the A’cheng Lease, lease payment shall be made as follows:

Year	Annual lease amount	Payment due date
March 2002 to February 2012	RMB 25,000	Before December 2012
March 2012 to February 2017	RMB 25,000	Before December 2017
March 2017 to March 2025	RMB 25,000	Before December 2025

For the three months ended September 30, 2012 and 2011, rent expense related to the A’cheng Lease amounted $987 and $973, respectively. For the nine months ended September 30, 2012 and 2011, rent expense related to the A’cheng Lease amounted $2,963 and $2,882, respectively.

Future minimum rental payments required under the A’cheng Lease are as follows:

Twelve-month periods ending September 30:
2013	$3,947
2014	3,947
2015	3,947
2016	3,947
2017	3,947
Thereafter	29,438
Total	$49,173

See Note 11 for related party operating lease commitments.

Seedling Purchase and Sale Long-Term Cooperation Agreement

On November 25, 2010, HDS entered into a Seedling Purchase and Sale Long-Term Cooperation Agreement (the “Seedling Agreement”) with Wuchang City Xinlin Foresty Co., Ltd (“Xinlin”), pursuant to which HDS will sell yew seedlings to Xinlin at a price equal to 90% of HDS’s publicly-published wholesale prices. Xinlin has agreed to purchase from the Company 10,000 yew seedlings annually. The Company did not make sales under the Seedling Agreement for the three and nine months ended September 30, 2012. For the three and nine months ended September 30, 2011, the Company made sales of $0 and $311,158, respectively, under the Seedling Agreement.

Land Use Rights and Yew Forest Purchase

On March 4, 2010, the Company entered into Land Use Right and Seedling Transfer Agreement with Heilongjiang Pingshan Yew Comprehensive Development Co., Ltd., pursuant to which the Company acquired land use rights with an area of 15,865 mu and all yew trees and seedlings situated on such land, for an aggregate cost of RMB 80,152,900 (approximately $12,500,000). The purchase price was divided into three installments, each installment representing a parcel of land and the Company paid final installment in full during the nine months ended September 30, 2012. As of September 30, 2012, there was no unpaid amount related to the Land Use Right and Seedling Transfer Agreement.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

Land Use Right

On July 18, 2012, the Company entered into the Fuye Field Agreement with an individual in the PRC. Pursuant to the Fuye Field Agreement, HDS leases 117.5 mu (approximately 19.6 acres) located at Fuye Field, Beizhao Village, Hongxing Town, A’cheng District in Helongjiang Province, PRC. The term of the Fuye Field Agreement is 16 years, through March 2028. During the term of the Fuye Field Agreement, HDS has the right to develop the property for the production of yew trees. In addition, HDS acquired a building and more than 80,000 trees — which are not yew trees — located on the property.

Payments to be made by the Company under the Fuye Field Agreement total RMB 15,002,300, payable as follows:

•	RMB 6,300,000 upon receipt by HDS of all related supporting documents and materials on the ownership and land use right of the property;

•	RMB 3,700,000 on December 25, 2012;

•	RMB 5,002,300 on or before December 25, 2013.

The Company paid RMB 9,330,000 (approximately $1.5 million) as of September 30, 2012 and the unpaid amount related to the Fuye Field Agreement was RMB 5,672,300 (approximately $0.9 million) as of September 30, 2012 which was included in accounts payable on the accompanying consolidated balance sheets. The Company presently expects to be able to make the additional payments required by the Fuye Field Agreement from cash-on-hand and net cash flow from operations.

Options

Generally, the founders of a corporation in the United States receive shares of stock in consideration of the tangible and intangible assets contributed by them to the enterprise. Since the consideration for those shares is the transfer of assets, including intellectual property, and business know-how, sometimes referred to as “sweat equity”, no payment for such shares occurs.

However, unfamiliar with the usual way that founders acquire equity interests in corporations in the United States, the HDS Shareholders actually purchased their HDS Shareholders’ Stock between March 2008 and September 2009, for cash, in a series of four different offerings of YBP Common Stock during that period, at prices ranging between $0.02 and $0.10 per share, for an aggregate purchase price of $890,501.

As a result of the Contractual Arrangements of the Second Restructure, in which all of the profits of HDS will be paid under the terms of the Business Cooperation Agreement to JSJ, which is an indirect wholly-owned subsidiary of YBP, combined with the actual purchase by the HDS Shareholders of the HDS Shareholders’ Stock for cash, it could be viewed that Mr. Wang, Madame Qi and Mr. Han have, in effect, paid for their HDS Shareholders’ Stock twice.

Accordingly, it is the intention of the Company to rectify this situation by issuing a stock purchase option (a “Founder’s Option”) to each of Mr. Wang, Madame Qi and Mr. Han in an amount equal to the number of shares of YBP Common Stock that each of them currently owns. The terms of each Founder’s Option will be identical to each other except for the name of the optionee and the number of shares of YBP Common Stock subject to each such Founder’s Option. Those terms include:

•	The issuance of the Founder’s Option will be subject to pre-issuance approval by our shareholders as described below;

•	Each Founder’s Option will be fully vested upon issuance;

•	Each Founder’s Option may be exercised only upon the approval by the YBP shareholders of an amendment to YBP’s Articles of Incorporation increasing the number of shares of authorized

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

Common Stock and the filing of an amendment of the Articles of Incorporation with the Secretary of State of Nevada;

•	Each Founder’s Option will be exercisable for a period of five years;

•	Each Founder’s Option will have a per share exercise price of equal to the fair market value of a share of YBP common stock on the date of grant; and

•	Each Founder’s Option will have a cashless exercise feature, pursuant to which, at the optionee’s election, he or she may choose to deliver previously-owned shares of YBP common stock in payment of the exercise price or not pay the exercise price of the Founder’s Option and receive instead a reduced number of shares of YBP common stock reflecting the value of the number of shares of YBP common stock equal to the difference, if any, between the aggregate fair market value of the shares issuable upon exercise of the Founder’s Option and the exercise price of the Founder’s Option.

The Company has scheduled a special meeting of shareholders (the “Meeting”) to be held on December 13, 2012 to approve the Founders’ Options, among other proposals to be brought before the Meeting. Shareholders of record as of the record date of October 18, 2012 will be entitled to vote at the Meeting.

Assuming the options are approved by the shareholders of the Company, the options will be valued on the date of grant using the Black-Scholes option pricing model, using the expected and implied volatility from its peer companies’ volatilities as the Company itself does not have historical trading history, expected dividends yield of 0%, expected term of 5 years and risk-free interest rate on the date of grant. The value of the options granted will be immediately recognized as the Company’s compensation expenses upon the issuance of the options. The number of shares of YBP Common Stock subject to each Founder’s Option is as follows:

Name of Optionee	Number of Shares Subject to Option
Zhioguo Wang	20,103,475
Guifang Qi	2,488,737
Xingming Han	213,300

The terms of the Founder’s Option have not been determined as a result of arm’s-length negotiations. The Board of Directors of YBP, which consists of the same persons who are the HDS Shareholders and the grantees of the Founder’s Option, may seek shareholder approval or ratification of the issuance of the Founder’s Options.

To the extent that the Founder’s Options are exercised, assuming they are granted as described above, the number of shares to YBP Common Stock then held by each HDS Shareholder could as much double, which would be highly dilutive to the other existing YBP shareholders. The following chart shows the maximum effect of this dilution assuming full exercise of each Founder’s Option for cash:

Shareholder	Number Shares Presently Held	Percentage of Issued Shares Presently Held	Number Shares Held Assuming Exercise of Founder’s Options	Percentage of Issued Shares Following Exercise of Founder’s Options
Zhiguo Wang	20,103,475	40.50%	40,206,950	55.23%
Guifang Qi	2,488,737	4.98%	4,977,474	6.84%
Xingming Han	213,300	0.43%	426,600	0.58%
All HDS Shareholders as a group (3 persons)	22,805,512	45.61%	45,611,024	62.65%
All other existing shareholders	27,194,488	54.39%	27,194,488	37.35%
Total	50,000,000	100.00%	72,805,512	100.00%

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012

NOTE 16 — JOINT VENTURE AGREEMENT FOR PLANTING OF YEW TREES

On March 21, 2004, HDS entered into a Joint Venture Planting Agreement (the “Joint Venture Agreement”) with Wuchang City Forestry Bureau (the “Forest Bureau”), pursuant to which the Forest Bureau has given HDS access to 1,000,000 mu of forest land located in Wuchang City to develop yew tree forests and produce yew seedlings. Pursuant to the Joint Venture Agreement, the Company is required to plant yew trees on this land from 2004 to 2034. Any profits from the planting of yew trees and other agriculture shall be distributed 80% to the Company and 20% to the Forest Bureau. For the nine months ended September 30, 2012 and 2011, the Company has not generated any revenues or activity on this land.

NOTE 17 — RECENT ACCOUNTING PRONOUCEMENTS

In July 2012, the Financial Accounting Standards Board (FASB) amended ASC 350, “Intangibles — Goodwill and Other”. This amendment is intended to simplify how an entity tests indefinite-lived assets other than goodwill for impairment by providing entities with an option to perform a qualitative assessment to determine whether further impairment testing is necessary. The amended provisions will be effective for the Company beginning in the first quarter of 2014, and early adoption is permitted. This amendment impacts impairment testing steps only, and therefore adoption will not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In August 2012, the FASB issued Accounting Standards Update (“ASU”) 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The adoption of ASU 2012-03 is not expected to have a material impact on financial position or results of operations of the Company.

In October 2012, the FASB issued ASU 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04 (“ASU 2012-04”). The amendments in this update cover a wide range of topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on financial position or results of operations of the Company.

16,500,000 Shares of Common Stock

YEW BIO PHARM GROUP, INC.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until           , all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is __________, 2012

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses and Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of securities being registered.

Securities and Exchange Commission registration fee	$562.55
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$20,800.00
Accounting fees and expenses	$2,000.00
Legal fees and expense	$25,000.00
Blue Sky fees and expenses	$4,900.00
Miscellaneous	$0
Total	$53,262.55

All amounts are estimates other than the SEC’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Section 78.7502 of the Nevada Corporation Law (the “NCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s articles of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The NCL permits a corporation to provide in its articles of incorporation or bylaws that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the NCL, the Company’s bylaws contain such provisions.

Additionally, the NCL provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against liability asserted against or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the authority to indemnify such person against such liabilities or expenses. The Company does not currently maintain such insurance.

The Company has not entered into indemnification agreements with any of its directors and officers.

Item 15. Recent Sales of Unregistered Securities

In March 2008, YBP sold and issued 27,863,427 shares of common stock at $0.02 per share to 16 persons, all of whom are residents of the PRC (the “2008 Offering”). Of this amount, 18,063,427 shares of common stock were paid for in cash in the aggregate amount of $361,269; and 9,800,000 shares of common stock were subscribed but not paid for and were subsequently cancelled by YBP in May 2010.

In January 2009, YBP sold and issued 12,116,428 shares of common stock at $0.05 per share to 488 persons, all of whom are residents of the PRC, for gross and net proceeds in cash of $605,821.

In May 2009, YBP sold and issued 9,820,145 shares of common stock at $0.10 per share to 442 persons, all of whom are residents of the PRC, for gross and net proceeds in cash of $982,015.

From July 27, 2009 through September 30, 2009, YBP offered 10,000,000 shares of common stock at $0.10 per share to 63 persons, all but one of whom are residents of the PRC (the “2009 Summer Offering”), for gross and net proceeds in cash of $1,000,000. However, at the time of the Summer 2009 Offering, YBP did not have a sufficient number of authorized and unissued shares of common stock to issue such shares because the 9,800,000 shares referred to above in the 2008 Offering had not yet been cancelled. YBP retained the subscription proceeds but did not issue any of the shares of common stock subscribed for in the 2009 Summer Offering.

Subsequently, YBP and one person, a resident of the United States, entered into an agreement dated November 1, 2010 (the “Consultant’s Agreement”), pursuant to which that person agreed to accept 500,000 of these shares as compensation for consulting services rendered by him to the Company instead of subscribing for 2,000,000 of these shares as had been originally intended in the 2009 Summer Offering.

In March 2012, the balance of 9,500,000 shares of YBP common stock from the 2009 Summer Offering were the subject of a rescission offering (the “Rescission Offering”) made to the remaining 62 subscribers in the Summer 2009 Offering, all of whom are residents of the PRC. In the Rescission Offering, all the subscribers in the 2009 Summer Offering confirmed their subscriptions for an aggregate 9,500,000 shares of YBP common stock (the “Confirming Subscribers”) and no subscribers in the 2009 Summer Offering elected to rescind their subscriptions and receive a refund of their respective subscription amounts. The 500,000 shares of YBP common stock were issued to the consultant under the Consultant’s Agreement and the 9,500,000 shares were issued to the Confirming Subscribers.

The Company sold all of these shares of common stock under the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D or Regulation S promulgated thereunder.

Item 16.  Exhibits.

Exhibit No.	Description
3.1(1)	Articles of Incorporation of Yew Bio-Pharm Group, Inc.
3.2(1)	Certificate of Amendment of Articles of Incorporation of Yew Bio-Pharm Group, Inc.
3.3(1)	Bylaws of Yew Bio-Pharm Group, Inc.
4.1(1)	Equity Transfer Agreement dated February 23, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Zhiguo Wang
4.2(1)	Equity Transfer Agreement dated February 23, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Guifang Qi
4.3(1)	Equity Transfer Agreement dated February 23, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Xingming Han

Exhibit No.	Description
4.4(1)	Equity Transfer Agreement dated February 23, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Heilongjiang Ecology Stock Co. Ltd.
4.5(1)	Equity Transfer Agreement dated February 23, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Yingjun Jiang
4.6(1)	Supplemental Agreement to Equity Transfer Agreement dated February 23, 2010 among Mr. Wang, Madame Qi, Mr. Han, Heilongjiang Ecology Forest Co. Ltd. and Yingjun Jiang
4.7(1)
Debtor’s and Creditors’ Rights Transfer Agreement dated May 10, 2010 among Mr. Wang, Heilongjiang Ecology Stock Co. Ltd., Yingjun Jiang and Heilongjiang Jinshangjing Bio-Technology Development Co., Limited

4.8(1)	Equity Transfer Agreement dated October 28, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Zhiguo Wang
4.9(1)	Equity Transfer Agreement dated October 28, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Guifang Qi
4.10(1)	Equity Transfer Agreement dated October 28, 2010 between Heilongjiang Jinshangjing Bio- Technology Development Co., Limited and Xingming Han
4.11(1)	Supplemental Agreement to Equity Transfer Agreement dated February 16, 2011 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Zhiguo Wang, Guifang Qi and Xingming Han
4.12(1)
Exclusive Business Cooperation Agreement dated November 5, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Harbin Hongdoushan Science and Technology Development Co., Ltd.

4.13(1)
Exclusive Option Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Zhiguo Wang

4.14(1)
Exclusive Option Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Guifang Qi

4.15(1)
Exclusive Option Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Xingming Han

4.16(1)
Equity Interest Pledge Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Zhiguo Wang

4.17(1)
Equity Interest Pledge Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Guifang Qi

4.18(1)
Equity Interest Pledge Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Xingming Han

4.19(1)	Power of Attorney dated November 5, 2010 — Zhiguo Wang
4.20(1)	Power of Attorney dated November 5, 2010 — Guifang Qi
4.21(1)	Power of Attorney dated November 5, 2010 — Xingming Han
5.1**	Opinion of SEC Law Firm
10.1(1)	Cooperation and Development Contract of Yew (taxus) Yinpian dated January 9, 2010 between Harbin Yew Science and Technology Development Co., Ltd. and Heilongjiang Yew Pharmaceutical Co., Ltd.

Exhibit No.	Description
10.2(1)	Technology Development Services Agreement dated January 1, 2010 between Harbin Yew Science and Technology Development Co., Ltd. and Shanghai Kairun Bio-Pharmaceutical Co., Ltd.
10.3(1)	Technology Development Services Supplementary Agreement dated February 2, 2012 between Harbin Yew Science and Technology Development Co., Ltd. and Shanghai Kairun Bio-Pharmaceutical Co., Ltd.
10.4+(1)	Labor Contract effective May 9, 2009 between Harbin Yew Science and Technology Development Co., Ltd. and Zhiguo Wang
10.5+(1)	Labor Contract effective April 9, 2009 between Harbin Yew Science and Technology Development Co., Ltd. and Xingming Han
10.6+(1)	Labor Contract effective April 9, 2009 between Harbin Yew Science and Technology Development Co., Ltd. and Guifang Qi
10.7+(1)	Engagement Agreement dated August 24, 2011 between Yew Bio-Pharm Group, Inc. and CFO On Call Asia, Inc.
10.8(1)	Consulting Agreement dated November 1, 2010 between Yew Bio-Pharm Group, Inc. and Richard Lo
10.9(1)	Joint-Stock Construct Rare Plant Northeast Yew Contract dated March 21, 2004 between Harbin Yew Science and Technology Development Co., Ltd. and Wuchang City Forestry Bureau
10.10(1)	Waste Forest Land Transfer Agreement dated March 22, 2004 between Harbin Yew Science and Technology Development Co., Ltd. and Chengshan Niu
10.11(1)	Barren Hills and Uncultivated Land Use Right Transfer Agreement dated April 4, 2004 between Harbin Yew Science and Technology Development Co., Ltd. and Pingshan Town Government
10.12(1)	Contract for Seedling Land dated March 25, 2005 between Harbin Yew Science and Technology Development Co., Ltd. and Heilongjiang Yew Technology Stock Co.
10.13(1)	Contract for the Transfer of Forest Land Use Right and of the Ownership of Timbers dated January 18, 2008 among Harbin Yew Science and Technology Development Co., Ltd., Shukun Jiang and Shubao Jiang
10.14(1)	Yew Planting Seedlings Transfer Contract dated March 4, 2010 between Harbin Yew Science and Technology Development Co., Ltd. and Heilongjiang Pingshan Yew Comprehensive Development Co., Ltd.
10.15(1)	Lease Contract dated March 20, 2002 between Harbin Yew Science and Development Technology Co., Ltd. and Heilongjiang Pingshan Yew Comprehensive Development Co., Ltd.
10.16(1)	Lease Contract dated December 3, 2008 between Harbin Yew Science and Technology Development Co., Ltd. and Guifang Qi
10.17(1)	Lease Contract dated November 15, 2011 between Harbin Yew Science and Technology Development Co., Ltd. and Guifang Qi
10.18(1)	Lease Contract dated January 1, 2010 between Harbin Yew Science and Technology Development Co., Ltd. and Zhiguo Wang
10.19+(1)	Labor Contract effective April 10, 2012 between Harbin Yew Science and Technology Development Co., Ltd. and Xingming Han
10.20+(1)	Labor Contract effective April 10, 2012 between Harbin Yew Science and Technology Development Co., Ltd. and Guifang Qi
10.21+(2)	Labor Contract effective May 10, 2012 between Harbin Yew Science and Technology Development Co., Ltd. and Zhiguo Wang
10.22(3)	Forest Transfer Contract for Fuye Field, Beizhao Village, Hongxing Town, Acheng District
21*	List of subsidiaries

Exhibit No.	Description
23.1*	Consent of Albert Wong & Co.
23.2**	Consent of SEC Law Firm
24*	Power of Attorney (included on signature page)

+	Management compensatory agreement

*	Filed herewith

**	To be filed by amendment

(1)	Incorporated by reference from the Company’s registration statement on Form 10 filed with the SEC on May 8, 2012.

(2)	Incorporated by reference from Amendment No. 1 to the Company’s registration statement on Form 10/A filed with the SEC on June 29, 2012.

(3)	Incorporated by reference from the Company’s Current Report on Form 8-K filed with the SEC on July 24, 2012.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harbin, People’s Republic of China, on December 7, 2012.

Yew Bio-Pharm Group, Inc.

By:	/s/ Zhiguo Wang
Zhiguo Wang Chief Executive Officer (Principal Executive Officer)

By:	/s/ Adam Wasserman
Adam Wasserman Chief Financial Officer (Principal Accounting Officer)

POWER OF ATTORNEY

The officers and directors of Save the World Air, Inc., whose signatures appear below, hereby constitute and appoint Zhiguo Wang and Xingming Han, and each of them, their true and lawful attorneys and agents, each with power to act alone, to sign, execute and cause to be filed on behalf of the undersigned any amendment or amendments, including post-effective amendments, to this registration statement of Yew Bio-Pharm Group, Inc. on Form S-1. Each of the undersigned does hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Zhiguo Wang Zhiguo Wang	Chief Executive Officer, President, Secretary and Chairman of the Board (Principal Executive Officer)	December 7, 2012

/s/ Adam Wasserman Adam Wasserman	Chief Financial Officer (Principal Accounting Officer)	December 7, 2012

/s/ Guifang Qi Guifang Qi	Treasurer — Yew Bio-Pharm Group, Inc. and Director	December 7, 2012

/s/ Xingming Han Xingming Han	General Manager — Harbin Yew Science and Technology Development Co., Ltd. and Director	December 7, 2012

EXHIBIT INDEX

Exhibit No.	Description
3.1(1)	Articles of Incorporation of Yew Bio-Pharm Group, Inc.
3.2(1)	Certificate of Amendment of Articles of Incorporation of Yew Bio-Pharm Group, Inc.
3.3(1)	Bylaws of Yew Bio-Pharm Group, Inc.
4.1(1)	Equity Transfer Agreement dated February 23, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Zhiguo Wang
4.2(1)	Equity Transfer Agreement dated February 23, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Guifang Qi
4.3(1)	Equity Transfer Agreement dated February 23, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Xingming Han
4.4(1)	Equity Transfer Agreement dated February 23, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Heilongjiang Ecology Stock Co. Ltd.
4.5(1)	Equity Transfer Agreement dated February 23, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Yingjun Jiang
4.6(1)	Supplemental Agreement to Equity Transfer Agreement dated February 23, 2010 among Mr. Wang, Madame Qi, Mr. Han, Heilongjiang Ecology Forest Co. Ltd. and Yingjun Jiang
4.7(1)
Debtor’s and Creditors’ Rights Transfer Agreement dated May 10, 2010 among Mr. Wang, Heilongjiang Ecology Stock Co. Ltd., Yingjun Jiang and Heilongjiang Jinshangjing Bio-Technology Development Co., Limited

4.8(1)	Equity Transfer Agreement dated October 28, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Zhiguo Wang
4.9(1)	Equity Transfer Agreement dated October 28, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Guifang Qi
4.10(1)	Equity Transfer Agreement dated October 28, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Xingming Han
4.11(1)	Supplemental Agreement to Equity Transfer Agreement dated February 16, 2011 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Zhiguo Wang, Guifang Qi and Xingming Han
4.12(1)
Exclusive Business Cooperation Agreement dated November 5, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Harbin Hongdoushan Science and Technology Development Co., Ltd.

4.13(1)
Exclusive Option Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Zhiguo Wang

4.14(1)
Exclusive Option Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Guifang Qi

4.15(1)
Exclusive Option Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Xingming Han

4.16(1)
Equity Interest Pledge Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Zhiguo Wang

4.17(1)
Equity Interest Pledge Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Guifang Qi

Exhibit No.	Description
4.18(1)
Equity Interest Pledge Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Xingming Han

4.19(1)	Power of Attorney dated November 5, 2010 — Zhiguo Wang
4.20(1)	Power of Attorney dated November 5, 2010 — Guifang Qi
4.21(1)	Power of Attorney dated November 5, 2010 — Xingming Han
5.1**	Opinion of SEC Law Firm
10.1(1)	Cooperation and Development Contract of Yew (taxus) Yinpian dated January 9, 2010 between Harbin Yew Science and Technology Development Co., Ltd. and Heilongjiang Yew Pharmaceutical Co., Ltd.
10.2(1)	Technology Development Services Agreement dated January 1, 2010 between Harbin Yew Science and Technology Development Co., Ltd. and Shanghai Kairun Bio-Pharmaceutical Co., Ltd.
10.3(1)	Technology Development Services Supplementary Agreement dated February 2, 2012 between Harbin Yew Science and Technology Development Co., Ltd. and Shanghai Kairun Bio-Pharmaceutical Co., Ltd.
10.4+(1)	Labor Contract effective May 9, 2009 between Harbin Yew Science and Technology Development Co., Ltd. and Zhiguo Wang
10.5+(1)	Labor Contract effective April 9, 2009 between Harbin Yew Science and Technology Development Co., Ltd. and Xingming Han
10.6+(1)	Labor Contract effective April 9, 2009 between Harbin Yew Science and Technology Development Co., Ltd. and Guifang Qi
10.7+(1)	Engagement Agreement dated August 24, 2011 between Yew Bio-Pharm Group, Inc. and CFO On Call Asia, Inc.
10.8(1)	Consulting Agreement dated November 1, 2010 between Yew Bio-Pharm Group, Inc. and Richard Lo
10.9(1)	Joint-Stock Construct Rare Plant Northeast Yew Contract dated March 21, 2004 between Harbin Yew Science and Technology Development Co., Ltd. and Wuchang City Forestry Bureau
10.10(1)	Waste Forest Land Transfer Agreement dated March 22, 2004 between Harbin Yew Science and Technology Development Co., Ltd. and Chengshan Niu
10.11(1)	Barren Hills and Uncultivated Land Use Right Transfer Agreement dated April 4, 2004 between Harbin Yew Science and Technology Development Co., Ltd. and Pingshan Town Government
10.12(1)	Contract for Seedling Land dated March 25, 2005 between Harbin Yew Science and Technology Development Co., Ltd. and Heilongjiang Yew Technology Stock Co.
10.13(1)	Contract for the Transfer of Forest Land Use Right and of the Ownership of Timbers dated January 18, 2008 among Harbin Yew Science and Technology Development Co., Ltd., Shukun Jiang and Shubao Jiang
10.14(1)	Yew Planting Seedlings Transfer Contract dated March 4, 2010 between Harbin Yew Science and Technology Development Co., Ltd. and Heilongjiang Pingshan Yew Comprehensive Development Co., Ltd.
10.15(1)	Lease Contract dated March 20, 2002 between Harbin Yew Science and Development Technology Co., Ltd. and Heilongjiang Pingshan Yew Comprehensive Development Co., Ltd.
10.16(1)	Lease Contract dated December 3, 2008 between Harbin Yew Science and Technology Development Co., Ltd. and Guifang Qi
10.17(1)	Lease Contract dated November 15, 2011 between Harbin Yew Science and Technology Development Co., Ltd. and Guifang Qi

Exhibit No.	Description
10.18(1)	Lease Contract dated January 1, 2010 between Harbin Yew Science and Technology Development Co., Ltd. and Zhiguo Wang
10.19+(1)	Labor Contract effective April 10, 2012 between Harbin Yew Science and Technology Development Co., Ltd. and Xingming Han
10.20+(1)	Labor Contract effective April 10, 2012 between Harbin Yew Science and Technology Development Co., Ltd. and Guifang Qi
10.21+(2)	Labor Contract effective May 10, 2012 between Harbin Yew Science and Technology Development Co., Ltd. and Zhiguo Wang
10.22(3)	Forest Transfer Contract for Fuye Field, Beizhao Village, Hongxing Town, Acheng District
21*	List of subsidiaries
23.1*	Consent of Albert Wong & Co.
23.2**	Consent of SEC Law Firm
24*	Power of Attorney (included on signature page)

+	Management compensatory agreement

*	Filed herewith

**	To be filed by amendment

(1)	Incorporated by reference from the Company’s registration statement on Form 10 filed with the SEC on May 8, 2012.

(2)	Incorporated by reference from Amendment No. 1 to the Company’s registration statement on Form 10/A filed with the SEC on June 29, 2012.

(3)	Incorporated by reference from the Company’s Current Report on Form 8-K filed with the SEC on July 24, 2012.